Exhibit 10.1

EIGHTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC

Effective as of [ ⚫ ], 2022

i

ARTICLE VI	MEMBERS	67

6.1	No Control of the Company; Other Limitations	67
6.2	Liability of Members and Director	67
6.3	Withdrawal	67
6.4	Resignation or Termination of Membership	67
6.5	Liability	67
6.6	Incapacity or Dissolution	68
6.7	Members’ Meetings	68
6.8	Right to Engage in Other Activities	70
6.9	Confidentiality	70

ARTICLE VII	COVENANTS	71

7.1	Inspection	71
7.2	Financial Information	71
7.3	Management Letters of Accountants	72
7.4	Notice of Adverse Changes; Litigation	72
7.5	Certain Rights and Limitations	73
7.6	Matters Requiring Special Board Approval	73
7.7	Restrictions on Walgreens Sales	74
7.8	Standstill	75
7.9	Accounting Matters	75
7.10	Termination of Covenants	75

ARTICLE VIII	CERTIFICATES; TRANSFER OF UNITS	77

8.1	Certificates	77
8.2	Legends	77
8.3	Transfers	77
8.4	Drag-Along Rights	79
8.5	Right of First Offer	81
8.6	Tag-Along Right	82
8.7	Withdrawal of Members	83
8.8	Market Stand-Off	83
8.9	Additional Rights and Obligations of Blocker	84
8.10	Covenants of Blockers	85

ARTICLE IX	CONVERSION TO CORPORATION	90

9.1	Conversion to a Corporation in connection with a Qualified IPO	90
9.2	Conversion of Units	91
9.3	Conversion to Corporation upon Election	93
9.4	Termination of Agreement; Continuation of Specified Terms	95
9.5	Additional Rights of Blocker	96
9.6	Cash Payments	96

ii

ARTICLE X	DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY	96

10.1	Events of Dissolution	96
10.2	Procedure for Winding Up and Dissolution	97
10.3	Cancellation of Certificate	97
10.4	No Action for Dissolution	97

ARTICLE XI	BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS	98

11.1	Bank Accounts	98
11.2	Books and Records	98
11.3	Annual Accounting Period	98
11.4	Reports	98
11.5	Tax Matters Partner; Tax Elections; Tax Returns	99
11.6	Title to Company Property	101

ARTICLE XII	GENERAL PROVISIONS	101

12.1	Further Assurances	101
12.2	Notifications	101
12.3	Specific Performance	102
12.4	Amendment; Waivers	102
12.5	Indemnification	108
12.6	Exercise of Contractual Rights	110
12.7	Submission to Jurisdiction	110
12.8	GOVERNING LAW	111
12.9	Notice to Members of Provisions	111
12.10	Descriptive Headings; Interpretation	111
12.11	Severability	112
12.12	Counterparts	112
12.13	Attorneys’ Fees	112
12.14	Successors and Assigns; Beneficiaries	112
12.15	Entire Agreement	112
12.16	Electronic Delivery	112
12.17	Fiduciary Duties	113
12.18	Appointment of Board as Attorney-in-Fact	113

iii

EIGHTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC

This EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is effective as of [ ⚫ ], 2022 (the “Effective Date”), by and among Village Practice Management Company, LLC, a Delaware limited liability company (the “Company”), and the Persons set forth as Members (as hereinafter defined) on Exhibit A attached hereto and made a part hereof. Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Article I.

RECITALS

A. The Company was formed by the filing of the Certificate of Formation pursuant to the Act (as hereinafter defined) on September 30, 2013;

B. The Company and certain of its Members are parties to that certain Seventh Amended and Restated Limited Liability Company Agreement, dated as of November 24, 2021 (the “Prior Operating Agreement”);

C. The parties hereto desire to fully amend and restate the Prior Operating Agreement by entering into this Agreement as their binding agreement and for all purposes permitted for a limited liability company operating under the Act; and

D. Pursuant to Section 12.4 of the Prior Operating Agreement, as a result of the Summit Transaction, the Company and the Members desire to amend and restate the Prior Operating Agreement in its entirety and desire to enter into this Agreement which sets forth, among other things, the understandings among the Members with regard to the governance of the Company, the respective ownership interests of the Members, and the relationship of the parties hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

In addition to the capitalized terms defined throughout this Agreement, the following capitalized terms shall have the meanings specified in this Article I.

“Act” means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.

“Accruing Dividends” means, (i) with respect to any Class F-1 Preferred Unit as of any determination time, the amount accruing on such Class F-1 Preferred Unit, calculated on a daily basis, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at the rate of (x) five and one-half percent (5.5%) divided by (y) three hundred sixty five (365), compounded quarterly on each three (3)-month anniversary of the Class F-1 Original Issue Date, on the Class F-1 Adjusted Issue Price, (ii) with respect to any Class F-2 Preferred Unit as of any determination time, the amount accruing on such Class F-2 Preferred Unit, calculated on a daily basis, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at the rate of (x) five and one-half percent (5.5%) divided by (y) three hundred sixty five (365), compounded quarterly on each three (3)-month anniversary of the Class F-2 Original Issue Date, on the Class F-2 Adjusted Issue Price, (iii) with respect to any Class F-3 Preferred Unit as of any determination time, the amount accruing on such Class F-3 Preferred Unit, calculated on a daily basis, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at the rate of (x) five and one-half percent (5.5%) divided by (y) three hundred sixty five (365), compounded quarterly on each three (3)-month anniversary of the Class F-3 Original Issue Date, on the Class F-3 Adjusted Issue Price and (iv) with respect to any Class F-4 Preferred Unit as of any determination time, the amount accruing on such Class F-4 Preferred Unit, calculated on a daily basis, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at the rate of (x) five and one-half percent (5.5%) divided by (y) three hundred sixty five (365), compounded quarterly on each three (3)-month anniversary of the Class F-4 Original Issue Date, on the Class F-4 Adjusted Issue Price.

“Additional Junior Units” has the meaning specified in Section 3.9(j)(iv).

“Additional Incentive Equity” means, without duplication, any Units or other equity interests of the Company or equity interests of VMD Corporation that are issued by the Company to employees, officers or directors of, or consultants or advisors, to the Company pursuant to, or upon the exercise or vesting, as applicable, of any options, warrants or any other equity purchase rights issued pursuant to, this Agreement and/or the Equity Incentive Plan or as otherwise approved by the Board, other than for bona fide capital raising purposes (provided that those issued for bona fide capital raising purposes are otherwise deemed to be Additional Securities).

“Additional Securities” means any Units or other equity interest or security convertible into or exchangeable for Units or any right, warrant or option to acquire Units or such convertible or exchangeable Units issued by the Company after the Effective Date, other than (i) Excluded Securities, (ii) any Class E Preferred Units or Class F Preferred Units issued pursuant to the Class E and Class F Purchase Agreement, (iii) Class E Preferred Units issued pursuant to the Summit Merger Agreement or in the Summit Offering, (iv) any Class G Preferred Units issued upon conversion of the Class F Preferred Units pursuant to Section 3.14(b), (v) any issuance of Additional Securities to Walgreens pursuant to Section 3.4 and the issuance to Cigna of Additional Securities pursuant to the below proviso and (vi) any issuance of Additional Securities to Walgreens or Cigna pursuant to Section 3.5; provided that, to the extent that any of the foregoing clauses (i) through (iv) are deemed to be “Additional Securities” for the purpose of the preemptive rights of Walgreens under this Agreement, including under Section 3.4, then such applicable Units or other equity interests or securities convertible into or exchangeable for Units or any such right, warrant or option to acquire Units or such convertible or exchangeable Units shall be considered “Additional Securities” with respect to Cigna, subject to the terms of Section 3.3.

“Adjustment Date” means (i) the last day of each fiscal year of the Company, (ii) if Units are transferred, the date of Transfer, (iii) if a Member’s percentage ownership interest increases or decreases as a result of the issuance of additional Units or redemption of Units, the date of issuance or redemption, or (iv) any other date that the Board determines to be appropriate for an interim closing of the Company’s books.

“Affiliate” of, or a Person “Affiliated” with, a specified Person means (i) a member of such Person’s Family Group, or (ii) a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and “Affiliate” includes, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment advisor with, such Person; provided that none of the portfolio companies of the direct or indirect management company of any Member that is affiliated with an investment fund, shall be deemed to be an Affiliate of such Member or any of its Permitted Transferees for purposes of this Agreement; provided, further, that Walgreens and its Subsidiaries (other than the Company and its Subsidiaries), on the on hand, and the Company and its Subsidiaries, on the other hand, shall be deemed to not be Affiliates for any purpose under this Agreement.

“Anthem” means SellCore, Inc. and/or any permitted transferee or assignee thereof.

“Audit Committee” has the meaning specified in Section 5.1(r)(iv).

“Available Cash” means the excess of cash received by the Company from whatever source (other than Capital Contributions) over the amount determined by the Board in its good faith discretion to be necessary or appropriate for the payment of the Company’s expenses, liabilities and obligations and other contingencies (whether fixed or contingent), and for the establishment of appropriate reserves for such expenses, liabilities and obligations as may arise, including the maintenance of adequate reserves for the continued conduct of the Company’s investment activities and operations and debt service.

“Blocker” means Oak Blocker, Kinnevik Blocker, Town Hall Ventures Blocker and/or any Summit Blocker.

“Blocker Equities” means Oak Equities, Kinnevik Equities, Town Hall Ventures Equities and/or any Summit Blocker Equities.

“Blocker Payment” means, with respect to each Blocker other than a Summit Blocker, the amount paid by WBA Acquisition to acquire the Blocker Equities of such Blocker pursuant to the Class D Purchase Agreement.

“Board” has the meaning set forth in Section 5.1(a).

“Business” means the business of holding equity interests in various Subsidiaries, and any similar, related or complementary business or activity that the Company conducts, including providing any service to any Subsidiary, as may be modified or expanded by the Board.

“Capital Account” has the meaning specified in Section 4.1.

“Capital Contribution” means the total amount of cash and the Gross Asset Value of any other assets contributed to the Company by a Member, net of liabilities assumed or to which the assets contributed are subject.

“Catch-Up Payment” shall mean, with respect to each Unit, an amount equal to the amount that would have been distributed with respect to such Unit pursuant to Section 4.7(c) had the Grossed Up Preference Amount been distributed among the holders of the Units pursuant to Section 4.7(c), taking into account, in the case of any Class B Unit, Class L Unit or Common Profits Unit, the Distribution Threshold with respect thereto.

“Cause” means with respect to the removal of any Director, (a) such person’s conviction of, or pleading guilty or nolo contendere to, a felony or commission of fraud; (b) conduct by such person that (i) brings or is substantially likely to bring the Company or any Affiliate of the Company into substantial public disgrace or disrepute, or (ii) causes or is substantially likely to cause material liability to the Company (or any of its Affiliates) for violation of the law or rights of any person, unless such conduct was carried out in the reasonable and good faith belief that it was in the best interest of the Company or its Members; or (c) such person’s material breach of any contract or agreement between such person and the Company or its Subsidiaries; provided, however, that with respect to the removal of Tim Barry as a Director or as the Chairman or Chief Executive Officer of the Company, “Cause” means (a) such person’s conviction of, or pleading guilty or nolo contendere to, a felony or commission of fraud; (b) conduct by such person that (i) brings or is substantially likely to bring the Company or any Affiliate of the Company into substantial public disgrace or disrepute, or (ii) causes or is substantially likely to cause material liability to the Company (or any of its Affiliates) for violation of the law or rights of any person, unless such conduct was carried out in the reasonable and good faith belief that it was in the best interest of the Company or its Members; (c) such person’s material breach of a material obligation under an agreement with the Company, if such person was provided written notice of such failure and such failure remains uncured 30 days from such notice; (d) such person’s material breach of fiduciary duties to the Company or its equityholders; or (e) such person’s material failure to (i) attempt in good faith to implement the directions of the Board (provided that such directions were made in accordance with the terms this Agreement) or (ii) comply with a material adopted company policy, each after such person was provided written notice of such failure and such failure remains uncured 30 days from such notice.

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as such Certificate of Formation may be amended from time to time in accordance with the terms hereof.

“Cigna” means Cigna Health & Life Insurance Company, a Connecticut corporation, together with any of its permitted transferees or assigns that hold Units (including any permitted transferees or assigns of Cigna’s rights under the Class E and Class F Purchase Agreement.

“Class A Common Stock” means the Class A common stock of the VMD Corporation, which shall be entitled to one (1) vote per share.

“Class A Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class A Preferred Majority Interest” means the Class A Preferred Unit Holders holding at least a majority of the Class A Preferred Units.

“Class A Preferred Unit Holder” means a Unit Holder of Class A Preferred Units, in its capacity as such.

“Class A Preferred Unit Purchase Agreements” means that certain Class A Preferred Unit Purchase Agreement, dated as September 15, 2015, by and among the Company and the Buyers (as defined therein).

“Class A Preferred Units” has the meaning specified in Section 3.2(b).

“Class B Common Stock” means the Class B common stock of the VMD Corporation, which shall be to entitled to one-hundred (100) votes per share until the Voting Power Date, at which point all such shares of Class B Common Stock shall automatically convert on a 1:1 basis into shares of Class A Common Stock.

“Class B Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class B Preferred Majority Interest” means the Class B Preferred Unit Holders holding at least a majority of the Class B Preferred Units, including Kinnevik (or its Affiliates), for so long as Kinnevik (together with its Affiliates) holds at least 50% of the Class B Preferred Units held by Kinnevik as of the Effective Date.

“Class B Preferred Unit Holder” means a Unit Holder of Class B Preferred Units, in its capacity as such.

“Class B Preferred Units” has the meaning specified in Section 3.2(b).

“Class B Units” has the meaning specified in Section 3.2(b).

“Class C Preferred Majority Interest” means the Class C Preferred Unit Holders holding at least a majority of the Class C Preferred Units (determined on an as-converted to Common Units basis).

“Class C Preferred Unit Holders” means a Unit Holder of Class C-1 Preferred Units, Class C-2 Preferred Units and/or Class C-3 Preferred Units, in its capacity as such.

“Class C Preferred Units” means, collectively, the Class C-1 Preferred Units, the Class C-2 Preferred Units and the Class C-3 Preferred Units.

“Class C-1 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class C-1 Preferred Units” has the meaning specified in Section 3.2(b).

“Class C-2 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class C-2 Preferred Units” has the meaning specified in Section 3.2(b).

“Class C-3 Original Issue Date” means the first date on which Class C-3 Preferred Units are issued.

“Class C-3 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class C-3 Preferred Units” has the meaning specified in Section 3.2(b).

“Class D Original Issue Date” means the first date on which Class D Preferred Units are issued.

“Class D Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class D Preferred Majority Interest” means the Class D Preferred Unit Holders holding at least a majority of the Class D Preferred Units.

“Class D Preferred Unit Holder” means a Unit Holder of Class D Preferred Units, in its capacity as such.

“Class D Preferred Units” has the meaning specified in Section 3.2(b).

“Class D Purchase Agreement” means that certain Class D Preferred Unit Purchase Agreement, dated October 14, 2021, by and among the Company, WBA Acquisition, solely with respect to Sections 7.22 and 7.25, WBA Financial, solely with respect to Sections 5.4, 7.22 and 7.23 thereof, Walgreens Parent and, solely with respect to Section 7.24 thereof, the other Members party thereto, as amended and/or restated from time to time.

“Class E and Class F Purchase Agreement” means that certain Class E Preferred Unit and Class F Preferred Unit Purchase Agreement, dated as of November 7, 2022, by and among the Company, WBA Acquisition 5, LLC, Cigna and the other parties thereto, as amended and/or restated from time to time.

“Class E Preferred Unit Holder” means a Unit Holder of Class E Preferred Units, in its capacity as such.

“Class E Preferred Units” means, collectively, the Class E-1 Preferred Units, the Class E-2 Preferred Units and Class E-3 Preferred Units.

“Class E-1 Original Issue Date” means the first date on which Class E-1 Preferred Units are issued.

“Class E-1 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class E-1 Preferred Majority Interest” means the Class E-1 Preferred Unit Holders holding at least a majority of the Class E-1 Preferred Units.

“Class E-1 Preferred Units” has the meaning specified in Section 3.2(b).

“Class E-2 Original Issue Date” means the first date on which Class E-2 Preferred Units are issued.

“Class E-2 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class E-2 Preferred Majority Interest” means the Class E-2 Preferred Unit Holders holding at least a majority of the Class E-2 Preferred Units.

“Class E-2 Preferred Units” has the meaning specified in Section 3.2(b).

“Class E-3 Original Issue Date” means the first date on which Class E-3 Preferred Units are issued.

“Class E-3 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class E-3 Preferred Majority Interest” means the Class E-3 Preferred Unit Holders holding at least a majority of the Class E-3 Preferred Units.

“Class E-3 Preferred Unit Holder” means a Unit Holder of Class E-3 Preferred Units, in its capacity as such.

“Class E-3 Preferred Units” has the meaning specified in Section 3.2(b).

“Class E-3 Preferred Unit Representative” means, initially [NAME], and thereafter means any Person elected as such by a written instrument executed and delivered to the Company by the Class E-3 Preferred Majority Interest.

“Class E-3 Restricted Holder” means a Class E-3 Preferred Unit Holder other than a Summit Class A Member.

“Class F Original Issue Date” means the first date on which Class F Preferred Units are issued.

“Class F Preferred Units” means the Class F-1 Preferred Units, the Class F-2 Preferred Units, the Class F-3 Preferred Units and the Class F-4 Preferred Units.

“Class F Preferred Unit Holder” means a Unit Holder of Class F Preferred Units, in its capacity as such.

“Class F-1 Adjusted Issue Price” means, as of any determination time, the sum of the Class F-1 Original Issue Price and the Class F-1 Unpaid Accruing Dividends with respect to a Class F-1 Preferred Unit as of the applicable determination time, provided that for the purposes of Section 4.7(c), the amount of Class F-1 Unpaid Accruing Dividends shall be deemed to be zero.

“Class F-1 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class F-1 Original Issue Date” means the first date on which Class F-1 Preferred Units are issued.

“Class F-1 Preferred Majority Interest” means the Class F-1 Preferred Unit Holders holding at least a majority of the Class F-1 Preferred Units.

“Class F-1 Preferred Units” has the meaning specified in Section 3.2(b).

“Class F-1 Preferred Unit Holder” means a Unit Holder of Class F-1 Preferred Units, in its capacity as such.

“Class F-1 Unpaid Accruing Dividends” means the Unpaid Accruing Dividends with respect to a Class F-1 Preferred Unit as of the applicable determination time.

“Class F-2 Adjusted Issue Price” means, as of any determination time, the sum of the Class F-2 Original Issue Price and the Class F-2 Unpaid Accruing Dividends with respect to a Class F-2 Preferred Unit as of the applicable determination time; provided that for the purposes of Section 4.7(c), the amount of Class F-2 Unpaid Accruing Dividends shall be deemed to be zero.

“Class F-2 Original Issue Date” means the first date on which Class F-2 Preferred Units are issued.

“Class F-2 Original Issue Date” means the first date on which Class F-2 Preferred Units are issued.

“Class F-2 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class F-2 Preferred Majority Interest” means the Class F-2 Preferred Unit Holders holding at least a majority of the Class F-2 Preferred Units.

“Class F-2 Preferred Units” has the meaning specified in Section 3.2(b).

“Class F-2 Preferred Unit Holder” means a Unit Holder of Class F-2 Preferred Units, in its capacity as such.

“Class F-2 Unpaid Accruing Dividends” means the Unpaid Accruing Dividends with respect to a Class F-2 Preferred Unit as of the applicable determination time.

“Class F-3 Adjusted Issue Price” means, as of any determination time, the sum of the Class F-3 Original Issue Price and the Class F-3 Unpaid Accruing Dividends with respect to a Class F-3 Preferred Unit as of the applicable determination time; provided that for the purposes of Section 4.7(c), the amount of Class F-3 Unpaid Accruing Dividends shall be deemed to be zero.

“Class F-3 Original Issue Date” means the first date on which Class F-3 Preferred Units are issued.

“Class F-3 Original Issue Date” means the first date on which Class F-3 Preferred Units are issued.

“Class F-3 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class F-3 Preferred Majority Interest” means the Class F-3 Preferred Unit Holders holding at least a majority of the Class F-3 Preferred Units (provided that prior to the issuance of any Class F-3 Preferred Units, the Class F-3 Preferred Majority Interest shall mean the Class F-1 Preferred Majority Interest).

“Class F-3 Preferred Units” has the meaning specified in Section 3.2(b).

“Class F-3 Preferred Unit Holder” means a Unit Holder of Class F-3 Preferred Units, in its capacity as such.

“Class F-3 Unpaid Accruing Dividends” means the Unpaid Accruing Dividends with respect to a Class F-3 Preferred Unit as of the applicable determination time.

“Class F-4 Adjusted Issue Price” means, as of any determination time, the sum of the Class F-4 Original Issue Price and the Class F-4 Unpaid Accruing Dividends with respect to a Class F-4 Preferred Unit as of the applicable determination time; provided that for the purposes of Section 4.7(c), the amount of Class F-4 Unpaid Accruing Dividends shall be deemed to be zero.

“Class F-4 Original Issue Date” means the first date on which Class F-4 Preferred Units are issued.

“Class F-4 Original Issue Date” means the first date on which Class F-4 Preferred Units are issued.

“Class F-4 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class F-4 Preferred Majority Interest” means the Class F-4 Preferred Unit Holders holding at least a majority of the Class F-4 Preferred Units (provided that prior to the issuance of any Class F-4 Preferred Units, the Class F-4 Preferred Majority Interest shall mean the Class F-2 Preferred Majority Interest).

“Class F-4 Preferred Units” has the meaning specified in Section 3.2(b).

“Class F-4 Preferred Unit Holder” means a Unit Holder of Class F-4 Preferred Units, in its capacity as such.

“Class F-4 Unpaid Accruing Dividends” means the Unpaid Accruing Dividends with respect to a Class F-4 Preferred Unit as of the applicable determination time.

“Class G Original Issue Date” means the first date on which Class G Preferred Units are issued.

“Class G Preferred Units” means the Class G-1 Preferred Units, the Class G-2 Preferred Units, the Class G-3 Preferred Units and the Class G-4 Preferred Units.

“Class G Preferred Unit Holder” means a Unit Holder of Class G Preferred Units, in its capacity as such.

“Class G-1 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class G-1 Preferred Majority Interest” means the Class G-1 Preferred Unit Holders holding at least a majority of the Class G-1 Preferred Units.

“Class G-1 Preferred Units” has the meaning specified in Section 3.2(b).

“Class G-1 Preferred Unit Holder” means a Unit Holder of Class G-1 Preferred Units, in its capacity as such.

“Class G-2 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class G-2 Preferred Majority Interest” means the Class G-2 Preferred Unit Holders holding at least a majority of the Class G-2 Preferred Units.

“Class G-2 Preferred Units” has the meaning specified in Section 3.2(b).

“Class G-2 Preferred Unit Holder” means a Unit Holder of Class G-2 Preferred Units, in its capacity as such.

“Class G-3 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class G-3 Preferred Majority Interest” means the Class G-3 Preferred Unit Holders holding at least a majority of the Class G-3 Preferred Units.

“Class G-3 Preferred Units” has the meaning specified in Section 3.2(b).

“Class G-3 Preferred Unit Holder” means a Unit Holder of Class G-3 Preferred Units, in its capacity as such.

“Class G-4 Original Issue Price” has the meaning set forth on Schedule 1.1(A).

“Class G-4 Preferred Majority Interest” means the Class G-4 Preferred Unit Holders holding at least a majority of the Class G-4 Preferred Units.

“Class G-4 Preferred Units” has the meaning specified in Section 3.2(b).

“Class G-4 Preferred Unit Holder” means a Unit Holder of Class G-4 Preferred Units, in its capacity as such.

“Class L Units” has the meaning specified in Section 3.2(b).

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Committee” has the meaning specified in Section 5.1(r).

“Common Profits Unit” shall mean a Common Unit with a Distribution Threshold.

“Common Stock” means the Class A Common Stock and the Class B Common Stock; provided that the Class A Common Stock and Class B Common Stock shall be identical in all respects, other than with respect to voting.

“Common Unit” has the meaning specified in Section 3.2(b).

“Common Unit Holder” means a Unit Holder of Common Units, in its capacity as such.

“Common Unit Participating Percentage” means, as to each Common Unit Holder at any given time, the percentage equivalent of a fraction, the numerator of which is the total number of Common Units held by such Common Unit Holder, and the denominator of which is the total number of Common Units outstanding hereunder, which shall not be determined on a Fully Diluted Basis.

“Company Entity” means each of the Company, its Subsidiaries and any affiliated entity (including any professional corporation or other entity to which the Company or its Subsidiaries provides management or administrative services).

“Company Property” means any and all property, real or personal, tangible or intangible, owned of record or beneficially by the Company.

“Compensation Committee” has the meaning specified in Section 5.1(r)(i).

“Convertible Securities” has the meaning specified in Section 3.9(j)(iii).

“Corporate Conversion” means the conversion of the Company from a limited liability company to a corporation pursuant to the provisions of Article IX.

“Covered Person” shall have the meaning specified in Section 12.5.

“Confidential Information” means any non-public information, in whatever form or medium, concerning the products, financial condition, services, research, development, operations or affairs of the Company and its Subsidiaries, including, but not limited to, (i) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (ii) customers, customer lists, prospective customers and customer records, (iii) general price lists and prices charged to specific customers, (iv) all materials, information, proprietary rights, trade secrets, know-how, generic programming codes and segments, algorithms, methodologies, processes, tools, compilations of data and analyses, documents, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases, notes, programming techniques commonly employed by programmers, HTML code, CGI and/or Perl scripts, JavaScript code and Java code or applets, reusable objects, routines, algorithms, formulae, and templates of the Company or any Subsidiaries of the Company or otherwise relating to the conduct of the Business, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable), (v) financial statements, budgets and projections, (vi) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (vii) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Company and its Subsidiaries, (viii) any other intellectual property rights, and (ix) all other confidential or proprietary information belonging to the Company, its Subsidiaries or otherwise relating to the Business; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known publicly (other than as a result of a breach of this Agreement or other agreement or instrument), and (2) knowledge, data and information gained by a Member without a breach of this Agreement or any other agreement or instrument on a non-confidential basis from a person who is not legally or contractually prohibited from transmitting the information to such Member.

“Conversion Rate” has the meaning specified in Section 3.9(c).

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to assets for such fiscal year, except that if the Gross Asset Value of the assets differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Person” means the Persons set forth on Schedule A, and those Persons added to such schedule after the Effective Date upon the mutual written consent of Cigna and the Board, after consulting in good faith. Notwithstanding anything to the contrary herein, such amendment to the schedule shall not require the consent of any other Person.

“Direct Listing” shall mean the consummation of a “direct listing”, or a similar transaction, in which shares of common stock of the VMD Corporation are listed for trading on a National Securities Exchange.

“Distribution Threshold” shall have the meaning specified in Section 3.2(d).

“Dividend Equity” means (i) in the case of payment of Unpaid Accruing Dividends upon an Initial Public Offering, a number of shares of Common Stock (or Common Units, as applicable) equal to the quotient of (x) the amount of such Unpaid Accruing Dividends divided by (y) the final price per share to the public in the Initial Public Offering, (ii) in the case of payment of Unpaid Accruing Dividends upon a Sale of the Company, that the amount of such Unpaid Accruing Dividends shall continue to be included in the Liquidation Preference with respect to such Class F Preferred Unit and (iii) in the case of payment of Unpaid Accruing Dividends upon and following the Dividend Trigger Date, that the amount of such Unpaid Accruing Dividends shall continue to be included in the Class F-1 Adjusted Issue Price, Class F-2 Adjusted Issue Price, Class F-3 Adjusted Issue Price, or Class F-4 Adjusted Issue Price, as applicable.

“Dividend Payment Date” means each three (3)-month anniversary of the Dividend Trigger Event (or, if such day is not a business day, then on the next succeeding business day).

“Dividend Trigger Date” means the third (3rd) anniversary of the Class F Original Issue Date(or if such day is not a business day, then on the next succeeding business day).

“Dividend Trigger Event” means the earliest to occur of (i) the consummation of an Initial Public Offering, (ii) the consummation of a Sale of the Company, or (iii) the Dividend Trigger Date.

“Economic Interest” means a Member’s or Economic Owner’s share of the Company’s Profits and Losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management and affairs of the Company, the right to vote or otherwise participate in any decisions of the Members, or any right to receive information concerning the Business and the Company.

“Economic Owner” means a transferee of only a Member’s Economic Interests. An owner of an Economic Interest who is not a Member (i.e., an Economic Owner) shall not be deemed a member (as the term is used in the Act) of the Company.

“Eligible Member” has the meaning set forth in Section 3.3.

“Equity Incentive Plan” means the Village Practice Management Company, LLC Management Incentive Plan.

“Excluded Parties” shall have the meaning specified in Section 6.8.

“Excluded Securities” has the meaning specified in Section 3.9(j)(iv).

“Family Group” means, with respect to any natural Person, (i) such Person, (ii) the spouse and issue of such Person (whether natural or adopted), (iii) the parents of such Person (whether natural or adopted), and (iv) the descendants of such Person (whether natural or adopted), and (A) any one or more trusts solely for the benefit of any one or more of the Persons described in clause (i) through clause (iv) above or (B) any one or more other entities (including limited liability partnerships, limited liability companies, limited partnerships or other entities) all of whose beneficial owners are Persons described in clauses (i) through (iv) above.

“Financial Investor” means any investor or series of Affiliated investors whose primary business is the investment of capital for financial gain (including venture capital funds, private equity funds, pension funds and sovereign wealth funds).

“Founders” has the meaning set forth on Schedule 1.1(B).

“Fully Diluted Basis” shall mean the number of Common Units, Class B Units and Class L Units calculated on a pro forma basis, assuming the conversion and exchange of all securities convertible into or exchangeable for Common Units and the exercise of all options, warrants and other rights to purchase Common Units or such convertible or exchangeable securities, including, without limitation, the Class A Preferred Units, the Class B Preferred Units, the Class C Preferred Units, the Class D Preferred Units, the Class E Preferred Units, the Class F Preferred Units and the Class G Preferred Units (all on an as exercised and as converted basis).

“Fully Diluted Ownership Percentages” means, at any given time, the percentage equivalent of a fraction, the numerator of which is the total number of Units held by such Unit Holder, and the denominator of which is the total number of Units held by all of the Unit Holders, determined in each case on a Fully Diluted Basis; provided that, for purposes of determining the Fully Diluted Ownership Percentages with respect to any Unit Holder holding Units indirectly through a Blocker, Units shall be deemed to be held by such Unit Holder to the extent of the Unit Holder’s relative ownership of Blocker Equities in such Blocker.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined in accordance with this Agreement (and in the case of the former holders of Summit, exchanged for Class E-3 Preferred Units pursuant to the Summit Merger Agreement);

(b) The Gross Asset Values of all Company Property shall be adjusted to equal the respective gross fair market values of such property, as determined by the Board, as of the following times: (i) the acquisition of an additional Economic Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a

Member of more than a de minimis amount of Company Property as consideration for an Economic Interest; (iii) the liquidation of the Company within the meaning of § 1.704-1(b)(2)(ii)(g) of the Regulations; (iv) the issuance of an Economic Interest to any Person as compensation for services provided to or on behalf of the Company; and (v) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option or warrant in accordance with § 1.704-1(b)(2)(iv)(s) of the Regulations; provided, however, that adjustments pursuant to clauses (i), (ii), (iv) and (v) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company Property distributed to any Member shall be adjusted to equal the gross fair market value of such property on the date of distribution as determined by the distributee and the Board; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to section 734(b) or section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to § 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the Board determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses. If any noncompensatory options or warrants are outstanding upon the occurrence of an event described in clauses (i) through (v) of the preceding paragraph (b), the Company shall adjust the Gross Asset Values of its properties in accordance with § 1.704-1(b)(2)(iv)(f)(1) and § 1.704-1(b)(2)(iv)(h)(2) of the Regulations.

“Grossed Up Preference Amount” shall mean an amount equal to the quotient of (x) the aggregate amount distributed pursuant to Section 4.7(a) (other than for Unpaid Accruing Dividends with respect to Class F Preferred Units) divided by (y) the Percentage Interest represented by the Preferred Units.

“Indemnifying Member” has the meaning specified in Section 4.8.

“Independent Third Party” means any Person who immediately prior to the contemplated transaction is not a Related Party.

“Initial Public Offering” means (a), only if a Direct Listing has not occurred, the Company’s or VMD Corporation’s first firm underwritten public offering of its common units or stock under the Securities Act that includes securities to be sold to the public (an “IPO”), (b) a Direct Listing, or (c) a SPAC Transaction.

“Investors’ Rights Agreement” means that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of the Effective Date, by and among the Company and the Investors and Founders set forth therein, as may be amended and/or restated from time to time.

“Involuntary Withdrawal” means, with respect to a Member, the occurrence of any of the following events:

(a) the Member (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary petition of bankruptcy, is adjudged bankrupt or insolvent or has entered against it an order for relief in any bankruptcy or insolvency proceeding; (iii) seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or the liquidation of the Member or of all or any substantial part of the Member’s properties; or (iv) files an answer or other pleading admitting, or failing to contest, the material allegations of a petition filed against the Member in any proceeding described in subsections (i) through (iii); or

(b) if the Member is an individual, his or her death or legal incompetence.

“IPO Committee” has the meaning specified in Section 5.1(r)(v).

“IRS” means the United States Internal Revenue Service.

“Junior Unit” shall mean any of the Common Units, Class B Units or Class L Units, any unit of a new series of Units that are junior to the Preferred Units in respect of the distribution of assets on liquidation, dissolution or winding up of the Company, if any, and any units or other equity interests into which any of the same shall have been converted or exchanged.

“Kinnevik” means Kinnevik AB, a Swedish corporation.

“Kinnevik Blocker” means Kinnevik US Holding, LLC, a Delaware limited liability company. Kinnevik Blocker shall include any permitted transferee or assignee of Kinnevik Blocker.

“Kinnevik Equities” means the outstanding equity securities in Kinnevik Blocker.

“Liquidation Preference” means, (i) with respect to any Preferred Unit that is not a Class F Preferred Unit, the Unreturned Capital Contribution with respect to such Unit and (ii) with respect to a Class F Preferred Unit, the sum of the Unreturned Capital Contribution with respect to such Class F Preferred Unit plus the Unpaid Accruing Dividends with respect to such Class F Preferred Unit.

“Liquidation Transaction” shall mean, unless voted to be treated otherwise by a Preferred Majority Interest, a Sale of the Company.

“Managed Practice” has the meaning ascribed to such term in the Class D Purchase Agreement.

“Major Holder” has the meaning set forth on Schedule 1.1(C).

“Majority-in-Interest” means the Members that collectively hold in the aggregate greater than fifty percent (50%) of the Fully Diluted Ownership Percentages.

“Majority-in-Interest of the Common Unit Holders” means the Common Unit Holders that collectively hold in the aggregate greater than fifty percent (50%) of the Common Unit Participating Percentages.

“Majority Stake” means, with respect to any Member, such Member’s beneficial ownership, together with that of its Affiliates, of a number of securities held directly or indirectly in the Company (which shall include securities held by any Blocker based on the ownership of Blocker Equities held by such Member in any Blocker) or the VMD Corporation, as applicable, that results in such Member and its Affiliates holding at least fifty percent (50%) of the total number of outstanding securities in the VMD Corporation, respectively, on a fully diluted basis (but without considering any authorized but unissued Class B Units, Class L Units, other Junior Units or other securities).

“Member” shall mean each Person who is designated as a Member on Exhibit A to this Agreement (as such Exhibit A may be amended from time to time), including any Person who is admitted as a Member after the Effective Date in accordance with this Agreement. Each Member described in the preceding sentence shall constitute a “member” of the Company for purposes of the Act.

“National Securities Exchange” means the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board.

“Nominating and Corporate Governance Committee” has the meaning specified in Section 5.1(r)(ii).

“Notice Member” has the meaning set forth in Section 11.5(c).

“Non-Walgreens Members” means the Members other than Walgreens and its Affiliates.

“Oak” means each of Oak Blocker and Oak HC/FT Partners, L.P., a Delaware limited partnership.

“Oak Blocker” means Oak HC/FT VMD Blocker, LLC, a Delaware limited liability company. Oak Blocker shall include any permitted transferee or assignee of Oak Blocker.

“Oak Equities” means the outstanding equity securities in Oak Blocker.

“Observer” means an individual invited to attend meetings of the Board or any Committee thereof, as applicable, in a non-voting observer capacity pursuant to the terms of this Agreement.

“Options” has the meaning specified in Section 3.9(j)(i).

“Organizational Documents” means (a) with respect to the Company, the Company’s Certificate of Formation and this Agreement, (b) with respect to a corporation, the certificate or articles of incorporation and bylaws; and (c) with respect to any other entity, the articles, charter, bylaws, certificate of formation, operating agreement or other similar organizational, constitutive or governing documents of such entity.

“Participating Member” has the meaning specified in Section 3.3(e).

“Partnership Representative” has the meaning specified in Section 11.5(a).

“Percentage Interest” of any Member at any time shall mean:

(a) with respect to the Preferred Units held by such Member, the quotient of (x) the number of Common Units that would be issued upon a conversion of such Preferred Units pursuant to Section 3.9 divided by (y) the number of Units then outstanding (determined on an as-converted basis assuming full conversion of all Preferred Units into Common Units, but taking into account Class B Units, Class L Units and Common Profits Units only to the extent that such Class B Units, Class L Units or Common Profits Units are entitled to participate in distributions pursuant to Section 4.7); and

(b) with respect to the other Units held by such Member, the quotient of (x) the number of Units held by such Member (other than Class B Units, Class L Units or Common Profits Units not entitled to participate in distributions pursuant to Section 4.7) divided by (y) the number of Common Units then outstanding (determined on an as-converted basis assuming full conversion of all Preferred Units into Common Units, but taking into account Class B Units, Class L Units and Common Profits Units only to the extent that such Class B Units, Class L Units or Common Profits Units are entitled to participate in distributions pursuant to Section 4.7).

“Period” means, for the first Period, the period commencing on the Effective Date and ending on the next Adjustment Date, and thereafter, shall mean the Period commencing on the day after an Adjustment Date and ending on the next Adjustment Date.

“Permitted Transferee” means, with respect to (i) a Member who is an individual, a member of such Member’s Family Group or an Affiliate of such Member, and (ii) any Member who is not an individual, an Affiliate of such Member or, if such Member’s securities are not publicly traded, a partner, member or shareholder or trust or liquidating trust for the benefit of any of the foregoing.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Positioning Agreement” means that certain Positioning Agreement, dated as of the date hereof, by and between the Company and Walgreens Parent, as amended and/or restated from time to time.

“Preferred Majority Interest” means the Preferred Unit Holders that collectively hold, directly or indirectly (including through the ownership of Blocker Equities), at least a majority of the then outstanding Preferred Units (determined on an as-converted to Common Units basis).

“Preferred Unit” means a Class A Preferred Unit, a Class B Preferred Unit, a Class C Preferred Unit, a Class D Preferred Unit, a Class E Preferred Unit, a Class F Preferred Unit, a Class G Preferred Unit or any other unit of the Company created by the Board in accordance with this Agreement that the Board designates as a Preferred Unit.

“Preferred Unit Holder” means a Unit Holder of Preferred Units, in its capacity as such.

“Profits” and “Losses” means, for each period taken into account under Article IV, an amount equal to the Company’s taxable income or taxable loss for such period, determined in accordance with federal income tax principles, with the following adjustments:

(a) There shall be added to such taxable income or taxable loss an amount equal to any income received by the Company during such period which is wholly exempt from federal income tax (e.g., interest income which is exempt from federal income tax under section 103 of the Code);

(b) Any expenditures of the Company described in section 705(a)(2)(B) of the Code or treated as section 705(a)(2)(B) expenditures pursuant to § 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the terms of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or section 743(b) of the Code is required pursuant to § 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Economic Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Any items that are specially allocated pursuant to Section 4.3 shall not be taken into account in computing Profits and Losses.

“Profits Interests” has the meaning specified in Section 3.2(d).

“Purchasing Member” has the meaning specified in Section 3.3(e).

“Qualified IPO” means the earlier to occur of (a) an IPO or (b) the effectiveness of a registration statement under the Securities Act in connection with a Direct Listing.

“Qualifying Retirement” means, with respect to any Member who is, or at any time was, an employee, consultant, director or other service provider to the Company Entities: (a) such Member’s employment or other service relationship with the Company Entities expires or terminates for any reason (other than for cause or due to death), provided that if such employment or other service relationship is terminated by such Member, then such termination occurs in accordance with the notice requirements provided in such Member’s employment or services agreement with the applicable Company Entity, if any; (b) such Member ceases to provide medical or medical administrative services, other than (i) on a volunteer basis or (ii) for less than ten (10) hours per week, on a paid basis; and (c) such Member (i) is the age of sixty (60) or older or (ii) has completed fifteen

(15) full (not necessarily consecutive) years of employment (“Service Years”) with a Company Entity (provided that years of employment with a medical practice acquired by the Company Entities shall be counted towards Service Years, so long as such Member has been employed directly by a Company Entity for at least ten (10) full (not necessarily consecutive) years).

“Related Party” means (i) any Member, (ii) for any Member who is a natural person, a member of such Member’s Family Group, (iii) any Affiliate of any Member, (iv) any Director or officer of the Company or (v) a member of the Family Group of any Director or officer of the Company.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Regulatory Allocation” has the meaning specified in Section 4.3(b).

“Sale of the Company” means, whether in a single transaction or series of related transactions, (a) the sale, lease, transfer, exclusive license or other disposition by the Company or any Subsidiary of the Company of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Company (a “Company Asset Sale”), (b) the Transfer of a majority of the outstanding Units (whether directly or indirectly through a sale by one or more Members) to a Person or a group of Persons acting in concert or (c) the merger or consolidation of the Company with or into another Person, in each case in clauses (b) and (c) above, under circumstances in which the holders of a majority in voting power of the outstanding Common Units (including the Preferred Units converted or convertible into Common Units), immediately prior to such transaction, own less than a majority in voting power of the outstanding Common Units (including the Preferred Units converted or convertible into Common Units), or in the surviving or resulting Person, immediately following such transaction(s); provided, however, that a conversion of the Company into a corporation pursuant to Article IX shall not be deemed to be a Sale of the Company so long as it does not result in the holders of a majority in voting power of the outstanding Units, immediately prior to such transaction, owning less than a majority in voting power of the resulting corporation immediately following such transaction.

“Service Years” has the meaning specified in the definition of Qualifying Retirement.

“Services” means the provision of medical services (multi-specialty or urgent care), clinical services, telehealth services or administrative services to any Company Entity as an employee, or, unless otherwise determined by the Board in good faith, the provision of services to any Company Entity as a director or independent contractor.

“SPAC” means a publicly traded special purpose acquisition company or other similar entity that is a “blank check” company under applicable U.S. securities laws.

“SPAC Effective Time” means the “effective time” for the business combination or similar transaction between the Company or VMD Corporation and the SPAC.

“SPAC Transaction” means a merger, acquisition or other business combination involving the Company or VMD Corporation and a SPAC.

“Special Board Approval” means, with respect to any action or other matter for so long as there are votes with respect to thirteen (13) Directors on the Board (not including recusals) hereunder, the approval or consent of (a) if the votes with respect to the Chairman and the Walgreens Directors that are not Independent Walgreens Directors approve such action or matter, votes with respect to at least eight (8) Directors or (b) if the conditions in clause (a) have not been met, votes with respect to at least eleven (11) Directors. Notwithstanding the foregoing, in the event there are votes with respect to more or less than thirteen (13) Directors on the Board (not including recusals and whether caused by any recusals, vacancies or changes in the size of the Board) hereunder, “Special Board Approval” means, with respect to any action or other matter, the approval or consent of Directors holding a number of votes equal to the sum of the total number of votes held by all Directors on the Board minus two (2). For purposes of the definition of “Special Board Approval,” if the Chairman is a Walgreens Director then the references to the Chairman in such definition shall be deemed to be references to the Lead Independent Director.

“Specified Stake” means, with respect to any Member, such Member’s beneficial ownership, together with that of its Affiliates, of a number of securities held directly or indirectly in the Company (which shall include securities held by any Blocker based on the ownership of Blocker Equities held by such Member in any Blocker) or the VMD Corporation, as applicable, that results in such Member and its Affiliates holding at least fifty-one percent (51%) of the total number of outstanding securities in the VMD Corporation, respectively, on a fully diluted basis (but without considering any authorized but unissued Class B Units, Class L Units or other Units or securities).

“Specified Walgreens Change in Control” means any of the following events or series of related events occurring on or prior to May 24, 2023: (i) the sale, lease, exchange, license or other transfer of all or substantially all of Walgreens’s or Walgreens Parent’s properties or assets (as determined on a consolidated basis) to those Persons set forth on Schedule 1.1(D) (each Person, together with its respective Affiliates, a “Specified Counterparty”); (ii) the transfer, directly or indirectly, to any Specified Counterparty of beneficial ownership of greater than 50% of the aggregate voting power of the fully diluted membership interests or capital stock of Walgreens or Walgreens Parent; (iii) any merger or other similar transaction solely with a Specified Counterparty in which Walgreens or Walgreens Parent is the surviving entity as a result of which the stockholders of Walgreens immediately prior to such transaction beneficially own less than 50% of the aggregate voting power of the fully diluted capital in the surviving entity; (iv) any merger or other similar transaction to which Walgreens or Walgreens Parent is a party with a Specified Counterparty as a result of which all of Walgreens’s or Walgreens Parent’s outstanding equity is converted into or exchanged for cash or securities of any successor entity and the stockholders of Walgreens or Walgreens Parent immediately prior to such transaction beneficially own less than 50% of the aggregate voting power of the fully diluted capital in the surviving or resulting entity; or (v) a Specified Counterparty acquires the right to elect a majority of the board of directors of Walgreens or Walgreens Parent.

“Strategic Investor” means any Person who is not a Financial Investor or series of Affiliated Persons who are not Financial Investors.

“Subsidiary” means, with respect to a specified Person, any entity of which (i) if a corporation, at least a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other entity (other than a corporation), at least a majority of membership, partnership or other similar ownership or voting interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other entity gains or losses or shall be a manager, managing member, managing director or general partner of, or shall otherwise control the activities of, such limited liability company, partnership, association, or other entity; provided that the Company and its subsidiaries shall be deemed not to be Subsidiaries of Walgreens and its subsidiaries (other than the Company and its subsidiaries) for any purpose under this Agreement. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Summit Blocker” means a Summit Class A Member or its Permitted Transferee that is treated as a corporation for federal income tax purposes.

“Summit Blocker Equities” means the equity securities in a Summit Blocker.

“Summit Class A Member” means a former holder of class A units of Summit or its transferees or Affiliates.

“Summit Merger Agreement” means that certain Agreement and Plan of Merger, by and among WP Topco LLC (“Summit”), the Company, Project Teton Merger Sub LLC (the “Merger Sub”) and Shareholder Representative Services LLC (as the same may be amended from time to time).

“Summit Offering” has the meaning ascribed to such term in the Class E and Class F Purchase Agreement.

“Termination Date” means, with respect to a Class E-3 Restricted Holder, the date of the termination of such Class E-3 Restricted Holder’s Services by any Company Entity for any reason. “Summit Transaction” means the proposed acquisition of Summit by the Company (or a Subsidiary thereof).

“Tax Distribution” has the meaning specified in Section 4.5.

“Tax Item” has the meaning specified in Section 4.4(a).

“Tax Matters Partner” has the meaning specified in Section 11.5(a).

“Town Hall Ventures” means Town Hall Ventures, L.P., a Delaware limited partnership.

“Town Hall Ventures Blocker” means THV VMD Blocker, LLC, a Delaware limited liability company. Town Hall Ventures Blocker shall include any permitted transferee or assignee of Town Hall Ventures Blocker.

“Town Hall Ventures Equities” means the outstanding equity securities in Town Hall Ventures Blocker.

“Transfer” means, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, encumbrance or other transfer, and, when used as a verb, means, to sell, hypothecate, pledge, assign, encumber or otherwise transfer, in each case, whether direct or indirect, with or without consideration and whether voluntary, involuntary or by operation of law.

“Underwritten Offering” means a firm commitment or “best efforts” underwritten public offering of the Company’s or VMD Corporation’s common units or stock under the Securities Act (other than pursuant to a registration statement on Form S-4 or S-8 or any similar or successor form), excluding a block trade.

“Unit” means a Common Unit, a Class B Unit, a Class L Unit, a Class A Preferred Unit, a Class B Preferred Unit, a Class C Preferred Unit, a Class D Preferred Unit, a Class E Preferred Unit, a Class F Preferred Unit, a Class G Preferred Unit or any other class or series of unit of the Company created by the Board in accordance with this Agreement.

“Unit Equivalents” means any Unit or other equity interest or security convertible into or exchangeable for Units or any right, warrant or option to acquire Units or such convertible or exchangeable Units, equity interests or securities.

“Unit Holder” means any Person who holds a Unit, whether as a Member or as an Economic Owner.

“Unpaid Accruing Dividend” means, with respect to each outstanding Class F Preferred Unit as of any determination time, an amount equal to (i) the aggregate amount of Accruing Dividends accrued on such Class F Preferred Unit, minus (ii) the sum of aggregate amount of distributions (x) paid in Common Stock on such Class F Preferred Unit or (y) actually paid in cash on such Class F Preferred Unit, in each case, pursuant to Section 4.6(a) or Section 3.14 hereof

“Unreturned Capital Contributions” means, (i) except as provided in clauses (ii) and (iii) below, with respect to a holder of its outstanding Preferred Units, the Capital Contributions of such holder in respect of its outstanding Preferred Units less any distribution of cash or property to such Member pursuant to Section 4.6(b) and Section 4.7(a), (ii) with respect to the Class D Preferred Units held by a Blocker (other than the Summit Blocker), the Blocker Payment made by WBA Acquisition to acquire the Blocker Equities of such Blocker less any distribution of cash or property to such Blocker with respect to such Class D Preferred Units pursuant to Section 4.6(b) and Section 4.7(a), and (iii) with respect to Class A Preferred Units, Class B Preferred Units, and Class C Preferred Units held by a Blocker (other than a Summit Blocker), the excess (if any) of (a) the product obtained by multiplying the Capital Contributions of such Blocker in respect of such Preferred Units by the percentage of the Blocker Equities of such Blocker that was not acquired by WBA Acquisition, less (b) the sum of any distribution of cash or property to such Blocker in respect to such Preferred Units pursuant to Section 4.6(b) and Section 4.7(a); provided, however, that any distribution pursuant to Section 4.6 shall not reduce Unreturned Capital Contributions to the extent that such distribution reduces any Tax Distribution under Section 4.5.

“VMD Corporation” has the meaning specified in Section 9.1.

“Voting Majority” means the Members or stockholders that collectively hold in the aggregate greater than fifty percent (50%) of the voting power of the Company or VMD Corporation, as applicable.

“Voting Unit Equivalents” means any Unit (other than a Class B Unit, Class L Unit or any other class or series of unit of the Company created by the Board in accordance with this Agreement that is non-voting) or other equity interest or security convertible into or exchangeable for such Units or any right, warrant or option to acquire such Units or such convertible or exchangeable voting Units, equity interests or securities.

“Walgreens” means, collectively, WBA Financial and WBA Acquisition and any of their permitted transferees or assignees. For purposes of this Agreement, (i) an affirmative action taken by either WBA Financial or WBA Acquisition or any of their permitted transferees or assignees shall be deemed to satisfy an action taken by Walgreens, unless otherwise specified herein, and (ii) reference to Walgreens in the singular shall include each of WBA Financial and WBA Acquisition and their permitted transferees or assignees.

“Walgreens Directors” has the meaning specified in Section 5.1(c)(ii).

“Walgreens Excess Units” has the meaning specified in Section 12.18(c).

“Walgreens Parent” means Walgreens Boots Alliance, Inc., a Delaware corporation.

“Walgreens Transaction Committee” has the meaning specified in Section 5.1(r)(iii).

[“WBA Acquisition” means WBA Acquisition 5, LLC, a Delaware limited liability company.]

“WBA Financial” means WBA Financial, LLC, a Delaware limited liability company.

ARTICLE II

FORMATION AND NAME; OFFICE; PURPOSE; TERM

2.1 Formation of the Company. The Company was formed as a Delaware limited liability company pursuant to the Act. The Board shall use all reasonable efforts to assure that all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for the continuation of the Company as a limited liability company under the Act are made or taken. Each party hereto represents and warrants that it is duly authorized to join in this Agreement and that the Person executing this Agreement on its behalf is duly authorized to do so.

2.2 Name of the Company. The name of the Company is “Village Practice Management Company, LLC.” The Company may do business under that name and under any other name or names that the Board selects. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall comply with any requirements of the Act or applicable law necessary to do business under such name or names.

2.3 Purpose. The purpose and business of the Company shall be to engage in the Business (directly or through a Subsidiary) and, in the discretion of the Board, in any other lawful act or activity which may be conducted by a limited liability company organized under the laws of the State of Delaware.

2.4 Term. The term of the Company began with the filing of the Certificate of Formation with the Secretary of State of the State of Delaware (the “Secretary”) and shall continue in perpetuity, unless it is dissolved pursuant to Article X hereof. The existence of the Company as a separate legal entity shall continue until the completion of the winding up of the Company and the cancellation of the Certificate of Formation in accordance with the Act.

2.5 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate from time to time.

2.6 No State-Law Partnership. The Members intend that the Company not be a partnership (including, but not limited to, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement (except for tax purposes as set forth in the next succeeding sentence of this Section 2.6), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

MEMBERS; UNITS; CAPITAL CONTRIBUTIONS

3.1 Members. The name of, and the number and classes of Units held by, each Member are set forth on Exhibit A, as such Exhibit shall be amended from time to time in accordance with the terms of this Agreement. Any reference in this Agreement to Exhibit A shall be deemed to refer to Exhibit A as amended and then in effect in accordance with the terms of this Agreement. Exhibit A is kept on file with the Company at its offices.

3.2 Capital and Units.

(a) Capital Contributions. The amount and form of the Capital Contributions of the Members and the number of Units of each class of interest in the Company initially held by the Members are set forth on Exhibit A maintained by the Company and attached hereto.

(b) Classes of Units. The limited liability company interests in the Company shall initially consist of twenty (20) classes of limited liability company interests, denominated as “Common Units” (including any Common Profits Units), “Class A Preferred Units”, “Class B Preferred Units”, “Class C-1 Preferred Units”, “Class C-2 Preferred Units”, “Class C-3 Preferred Units”, “Class D Preferred Units”, “Class E-1 Preferred Units”, “Class E-2 Preferred Units”, “Class E-3 Preferred Units”, “Class F-1 Preferred Units”, “Class F-2 Preferred Units”, “Class F-3 Preferred Units”, “Class F-4 Preferred Units”, “Class G-1 Preferred Units”, “Class G-2 Preferred Units”, “Class G-3 Preferred Units”, “Class G-4 Preferred Units”, “Class L Units” and “Class B Units.” The Units represent limited liability company interests in the Company issued pursuant to the Act, and any and all benefits to which a holder of such an interest may be entitled to under this Agreement or the Act, together with all obligations of such holder to comply with the terms and provisions of this Agreement and the Act. Subject to the authorization of additional Units pursuant to Section 3.2(c), on the Effective Date, the authorized number of (i) Common Units is [ ⚫ ], (ii) Class A Preferred Units is 3,990,648, (iii) Class B Preferred Units is 4,392,570, (iv) Class C-1 Preferred Units is 2,096,196, (v) Class C-2 Preferred Units is 1,331,841, (vi) Class C-3 Preferred Units is 1,352,103, (vii) Class D Preferred Units is 12,792,756, (viii) Class E-1 Preferred Units is 1,260,017, (ix) Class E-2 Preferred Units is 1,373,419, (x) Class E-3 Preferred Units is 5,785,822, (xi) Class F-1 Preferred Units is 5,040,069, (xii) Class F-2 Preferred Units is 3,591,049, (xiii) Class F-3 Preferred Units is 504,006, (xiv) Class F-4 Preferred Units is 262,083, (xv) Class G-1 Preferred Units is 5,040,069, (xvi) Class G-2 Preferred Units is 3,591,049, (xvii) Class G-3 Preferred Units is 504,006, (xviii) Class G-4 Preferred Units is 262,083, (xix) Class B Units is [ ⚫ ] and (xx) Class L Units is [•]. The Units shall have the rights, preferences and privileges set forth herein. The Company may issue Class B Units, options to acquire Class B Units, Class L Units, options to acquire Class L Units and other similar equity incentives pursuant to the Equity Incentive Plan and subject to the restrictions set forth in this Agreement.

(c) Additional Units. The Company shall authorize and/or issue additional Units or other equity securities in the Company in such numbers and classes, having such rights and privileges and upon such terms and conditions as the Board may specify, subject in each case to the provisions of this Agreement. The Company shall not issue any additional Class A Preferred Units, Class B Preferred Units, Class C-1 Preferred Units, Class C-2 Preferred Units, Class C-3 Preferred Units or Class D Preferred Units and shall not issue any Class E-1 Preferred Units, Class E-2 Preferred Units, Class F-1 Preferred Units, Class F-2 Preferred Units, Class F-3 Preferred Units, Class F-4 Preferred Units, or Class G-4 Preferred Units1 other than pursuant to the Class E and Class F Purchase Agreement or Class E-3 Preferred Units other than pursuant to the Summit Merger Agreement or the Summit Offering. The Company shall not issue any Class G-1 Preferred Units except upon conversion of Class F-1 Preferred Units pursuant to Section 3.14 hereof. The Company shall not issue any Class G-2 Preferred Units except upon conversion of Class F-2 Preferred Units pursuant to Section 3.14 hereof.

[1]

Note to Draft: If Class F-3 Preferred Units are not purchased by Cigna pursuant to the purchase agreement, then Class F-3 Preferred Units, Class F-4 Preferred Units, Class G-3 Preferred Units and Class G-4 Preferred Units will all be removed.

(d) Profits Interests. The Board shall have the right to issue, or cause the Company to issue, Class B Units or Class L Units pursuant to the Equity Incentive Plan and Common Profits Units, in each case, as a grant of “profits interests” for U.S. federal income tax purposes. In the event of such an issuance, this Agreement shall be interpreted in a manner that is consistent with such intent. Upon the issuance of any Class B Units, Class L Units or Common Profits Units as profits interests, the Board shall specify the Distribution Threshold, if any, applicable to such Class B Units, Class L Units or Common Profits Units. The “Distribution Threshold” applicable to any such Class B Units, Class L Units or Common Profits Units issued by the Company shall be equal to the amount reasonably determined by the Board to be necessary or appropriate (but not necessarily the minimum amount required) to cause such Class B Units, Class L Units or Common Profits Units to constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191. Any Class B Units, Class L Units or Common Profits Units issued as profits interests shall be referred to herein as “Profits Interests.” The Company shall have no liability if an interest in the Company intended to be treated as a Profits Interest fails to qualify as a “profits interest” for U.S. federal income tax purposes.

3.3 Preemptive Rights. If the Board determines to issue Additional Securities, each Member that is a holder of Common Units and/or Preferred Units (including Common Units issued upon conversion of Preferred Units) to the extent that each is an accredited investor (an “Eligible Member”) shall have the right to purchase up to such Eligible Member’s pro rata share (as calculated below and, in the case of Walgreens, calculated to include the ownership of Blocker Equities to the extent Walgreens has ownership of Blocker Equities in connection with determining such pro rata share) of all (or any part of) the Additional Securities which the Company may, from time to time, propose to sell and issue; provided, however, that, for a given issuance of Additional Securities, if Walgreens in its sole discretion expressly exercises its rights to maintain a Specified Stake under Section 3.4 (rather than exercising its rights as an Eligible Member under this Section 3.3), then the number of Additional Securities to which this Section 3.3 applies for any applicable Member other than Cigna shall be reduced by the number of Additional Securities that Walgreens is purchasing pursuant to Section 3.4 and Walgreens shall not be deemed to be an Eligible Member under this Section 3.3 for purposes of such issuance of Additional Securities. Notwithstanding anything to the contrary herein, in connection with any issuance of Additional Securities, in no event shall the proviso in the immediately preceding sentence grant Cigna preemptive rights with respect to a number of Additional Securities in excess of the number of Additional Securities subject to Walgreen’s preemptive rights with respect to such issuance multiplied by the quotient obtained by dividing the number of Common Units at the time owned by Cigna on a Fully Diluted Basis by the total number of Common Units then owned by Walgreens on a Fully Diluted Basis The preemptive rights granted to the Eligible Members under this Section 3.3 shall be subject to the following terms and conditions:

(a) Notice of Issuance of Additional Securities; Acceptance. In the event the Company undertakes or proposes to undertake an issuance or issuances of Additional Securities, it shall give each Eligible Member at least thirty (30) days’ prior written notice (the “Preemptive Notice”) thereof, describing the type(s) of Additional Securities, the price(s) and the general terms upon which the Company proposes to issue the same. Each such Eligible Member shall have thirty (30) days from the date of receipt of any such Preemptive Notice (x) to provide written confirmation in form and substance reasonably acceptable to the Company of such Member’s status as an “accredited investor” (as such term is defined in the rules and regulations promulgated under the Securities Act) and (y) to agree to purchase up to that number of Additional Securities which equals the ratio of the number of Common Units at the time owned by such Eligible Member on a Fully Diluted Basis to the total number of Common Units then held by all of the Eligible Members on a Fully Diluted Basis (subject to the further provisions of this Section 3.3(b) below) for the price(s) and upon the general terms specified in the Preemptive Notice by giving written notice to the Company and stating therein the quantity of Additional Securities to be purchased.

(b) Issuance Prior to Notice. Notwithstanding the foregoing provisions of this Section 3.3, in the event that the Board determines that time is of the essence in completing any issuance of Additional Securities subject to Section 3.3, the Company may proceed to complete such issuance prior to the expiration of the subscription period of Section 3.3(a), so long as provision is made in such issuance such that within thirty (30) days subsequent to the end of the subscription period in Section 3.3(a) either (x) the purchaser(s) will be obligated to transfer that portion of such Additional Securities to any Member properly electing within the subscription period of Section 3.3(a) in such issuance pursuant to this Section 3.3 sufficient to satisfy the terms of this Section 3.3 or (y) the Company shall issue such Additional Securities to those participating Members properly electing within the subscription period of Section 3.3(a) to participate in such issuance pursuant to this Section 3.3 sufficient to satisfy the terms of this Section 3.3.

(c) Right of Company to Proceed with Issuance. If the Company gives a Preemptive Notice prior to an issuance of Additional Securities, any definitive agreement to issue such Additional Securities on substantially the same economic terms as set forth in the Preemptive Notice that is entered into within one hundred eighty (180) days after such Preemptive Notice shall be deemed to be part of the same offering and issuance, and no further Preemptive Notice shall be required pursuant to Section 3.3(a) above with respect to such offer or issuance. If the Company offers or agrees to issue any Additional Securities on economic terms that are different from those set forth in the most recently delivered Preemptive Notice in any material respect or, in any event, more than one hundred eighty (180) days after the most recently delivered Preemptive Notice, the offer or issuance of such Additional Securities by the Company shall be deemed a new offering and the Company shall be required to give a separate Preemptive Notice with respect thereto.

(d) Acknowledgment. Each Eligible Member acknowledges that if such Eligible Member does exercise the rights granted to such Eligible Member pursuant to this Section 3.3, such Eligible Member and the Company shall be required to execute customary documentation in connection therewith, including customary representations, warranties, covenants and indemnities as may reasonably be required by the Company.

(e) Amendment or Waiver of Preemptive Rights. Any amendment, waiver or modification to this Section 3.3 or the rights or obligations hereunder by Special Board Approval shall only impact the rights and obligations under this Section 3.3 if pro rata proportional parity of such rights and obligations is maintained for all Eligible Members; provided that any waiver of rights of any Eligible Members with respect to an issuance of Additional Securities under this Section 3.3 by Special Board Approval shall automatically be deemed to be a waiver of all of the rights of all of the Eligible Members with respect to such issuance of Additional Securities under this Section 3.3; provided, however, in the event of such a waiver of the rights of the Eligible Members with respect to an issuance of Additional Securities under this Section 3.3 in accordance with the immediately foregoing proviso, if an Eligible Member (the “Purchasing Member”) is nonetheless purchasing Additional Securities in such issuance (as determined by the Board), then each other Eligible Member (each, a “Participating Member”) shall then be offered the right, upon the other terms of this Section 3.3, to purchase no more than the portion of such Additional Securities equal to (i)(A) the number of Additional Securities to be purchased by the Purchasing Member, divided by (B) the number of Common Units immediately prior to such purchase owned by the Purchasing Member on a Fully Diluted Basis, multiplied by (ii) the number of Common Units at the time owned by such Participating Member on a Fully Diluted Basis (and, for the avoidance of doubt, pro rata proportional parity of such rights and obligations shall otherwise not be required in such case).

(f) This Section 3.3 shall terminate immediately following the consummation of an Initial Public Offering.

3.4 Walgreens Specified Stake Preemptive Rights. If the Board determines to issue Additional Securities, Walgreens or its Affiliates shall have the right to purchase a number of Additional Securities equal to the minimum number of Additional Securities necessary for Walgreens to maintain a Specified Stake immediately following such issuance of Additional Securities; provided, however, that, for a given issuance of Additional Securities, if Walgreens maintains at least a Specified Stake (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens) by exercising its rights as an Eligible Member under Section 3.3 or if Walgreens could have maintained a Specified Stake (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens) by exercising its rights as an Eligible Member under Section 3.3 with respect to such issuance of Additional Securities, then this Section 3.4 shall not apply to such issuance of Additional Securities. For purposes of this Section 3.4, the definition of Excluded Securities shall not include clauses (E), (F) or (H) of such definition. The preemptive rights granted to Walgreens under this Section 3.4 shall be subject to the following terms and conditions:

(a) Walgreens Notice of Issuance of Additional Securities; Acceptance. In the event the Company undertakes or proposes to undertake an issuance or issuances of Additional Securities, it shall give Walgreens at least ten (10) business days prior written notice (the “Walgreens Preemptive Notice”) thereof, describing the type(s) of Additional Securities, the price(s) (if known) and the general terms upon which the Company proposes to issue the same. Walgreens shall have ten (10) business days from the date of receipt of any such Walgreens Preemptive Notice (x) to provide written confirmation in form and substance reasonably acceptable to the Company of Walgreens’s status as an “accredited investor” (as such term is defined in the rules and regulations promulgated under the Securities Act) and (y) to agree to purchase up to that number of Additional Securities that would allow Walgreens to maintain a Specified Stake for the price(s) and upon the general terms specified in the Walgreens Preemptive Notice by giving written notice to the Company and stating therein the quantity of Additional Securities to be purchased. Notwithstanding the obligations under this Section 3.4(a), Walgreens shall not be obligated to indirectly acquire such Additional Securities through further acquisitions of Blocker Equities. Walgreens’s rights under this Section 3.4 shall be deemed waived if it has not provided such written confirmation ten (10) business days after receipt of the Walgreens Preemptive Notice. In connection with any exercise of the Specified Stake Preemptive Rights with respect to a triggering issuance in which the Additional Securities are not sold to an unaffiliated third party for cash, the Walgreens Transaction Committee and Walgreens shall work together in good faith to determine the fair market value of the Additional Securities, with any purchase and sale of such Additional Securities pursuant to this Section 3.4 being consummated at such fair market value.

(b) Right of Company to Proceed with Issuance. If the Company gives a Walgreens Preemptive Notice prior to an issuance of Additional Securities, any definitive agreement to issue such Additional Securities on substantially the same economic terms as set forth in the Walgreens Preemptive Notice that is entered into within one hundred eighty (180) days after such Walgreens Preemptive Notice shall be deemed to be part of the same offering and issuance, and no further Walgreens Preemptive Notice shall be required pursuant to Section 3.4(a) above with respect to such offer or issuance. If the Company offers or agrees to issue any Additional Securities on economic terms that are different from those set forth in the most recently delivered Walgreens Preemptive Notice in any material respect or, in any event, more than one hundred eighty (180) days after the most recently delivered Walgreens Preemptive Notice, the offer or issuance of such Additional Securities by the Company shall be deemed a new offering and the Company shall be required to give a separate Walgreens Preemptive Notice with respect thereto.

(c) Termination; Waiver. This Section 3.4 shall become ineffective and no longer apply upon the occurrence of (i) at such time that Walgreens no longer holds a Majority Stake, provided that the Company has complied with this Section 3.4, or (ii) the written consent of Walgreens. The provisions of this Section 3.4 may be waived with the prior written consent of both the Walgreens Transactions Committee and Walgreens.

3.5 Walgreens Incentive Equity Preemptive Rights. If the Company issues Additional Incentive Equity, Walgreens or its Affiliates shall have the right to purchase a number of Class E Preferred Units equal to the minimum number of Class E Preferred Units necessary for Walgreens to maintain a Specified Stake following such issuance or issuances of Additional Incentive Equity. If Walgreens or its Affiliates exercise such right, Cigna or its Affiliates shall have the right to purchase a number of Class E Preferred Units equal to the number of Class E Preferred Units that Walgreen or its Affiliates purchased pursuant to their preemptive rights pursuant to this Section 3.5 multiplied by the quotient obtained by dividing the number of Common Units at the time owned by Cigna on a Fully Diluted Basis by the total number of Common Units then owned by Walgreens on a Fully Diluted Basis. The preemptive rights granted to Walgreens and Cigna under this Section 3.5 shall be subject to the following terms and conditions:

(a) Walgreens Notice of Issuance of Additional Incentive Equity; Acceptance. Promptly, and in any event within fifteen (15) days, following the end of each fiscal quarter during which the Company issues Additional Incentive Equity, the Company shall give Walgreens and Cigna notice (the “Walgreens Incentive Equity Preemptive Notice”) thereof, describing the type(s) of Additional Incentive Equity issued, the price(s) thereof (if any), the general terms upon which the Company issued the same and the number and type of securities subject thereto. Walgreens and Cigna shall each have ten (10) business days from the date of receipt of any such Walgreens Incentive Equity Preemptive Notice (x) to provide written confirmation in form and substance reasonably acceptable to the Company of each Holder’s status as an “accredited investor” (as such term is defined in the rules and regulations promulgated under the Securities Act) and (y) to agree, conditional upon and subject to the agreement by Walgreens and the Walgreens Transaction Committee of the fair market value of the applicable Units in accordance with the terms hereof, to, with respect to Walgreens, purchase up to the number of Units that would allow Walgreens to maintain a Specified Stake by giving written notice to the Company and stating therein the quantity of Units to be purchased and, with respect to Cigna, purchase the maximum number of Units that Cigna is permitted to purchase pursuant to this Section 3.5. Following receipt by the Company of such written confirmation, the Walgreens Transaction Committee and Walgreens shall work together in good faith to determine the fair market value of such Class E Preferred Units, with the purchase and sale of such Units pursuant to this Section 3.5 being consummated at such fair market value as soon as reasonably practicable thereafter. Notwithstanding the obligations under this Section 3.5(a), Walgreens shall not be obligated to indirectly acquire any such additional securities through further acquisitions of Blocker Equities. Walgreens’s rights under this Section 3.5 shall be deemed waived if it has not provided such written confirmation ten (10) business days after receipt of the Walgreens Incentive Equity Preemptive Notice. Cigna’s rights under this Section 3.5 shall be deemed waived if it has not provided such written confirmation ten (10) business days after receipt of the Walgreens Incentive Equity Preemptive Notice.

(b) Termination; Waiver. This Section 3.5 shall become ineffective and no longer apply upon the occurrence of (i) at such time that Walgreens no longer holds a Majority Stake, provided that the Company has complied with this Section 3.5, or (ii) the written consent of Walgreens. The provisions of this Section 3.5 may be waived with the prior written consent of both the Walgreens Transactions Committee and Walgreens; provided, however that Cigna’s rights under this Section 3.5 may only be waived as a result of failing to timely provide a written confirmation pursuant to the last sentence of Section 3.5(a) or with the prior written consent of Cigna.

3.6 No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

3.7 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution.

3.8 Form of Return of Capital. If a Member is entitled to receive a return of a Capital Contribution, the Member shall not have the right to receive any form of consideration other than cash in return of the Member’s Capital Contribution.

3.9 Conversion of the Preferred Units. The Preferred Unit Holders shall have the following rights with respect to the conversion of the Preferred Units held by them into Common Units:

(a) Optional Conversion. Any Preferred Units may, at the option of the holder thereof, be converted at any time into Common Units in accordance with this Section 3.9. The number of Common Units to which a Preferred Unit Holder shall be entitled upon such optional conversion shall be equal to the product obtained by multiplying the applicable Conversion Rate (each as defined in and determined as provided in Section 3.9(c) below), then in effect, by the number of Preferred Units being converted. Each Preferred Unit Holder who desires to convert such Preferred Units into Common Units pursuant to this Section 3.9(a) shall surrender the certificate or certificates, if any, representing the Units being converted, duly endorsed, at the office of the Company or any transfer agent for such Units, and shall give written notice to the Company at such office that such Preferred Unit Holder has elected to convert such Units. Such notice shall state the number of Preferred Units being converted. Thereupon, the Company shall promptly issue and deliver at such office to such Preferred Unit Holder a certificate or certificates for the number of Common Units to which such Preferred Unit Holder is entitled in respect of such conversion and shall promptly pay in Common

Units (at the Common Unit’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the Preferred Units being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such conversion, and the person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on such date. As promptly as practicable on or after the conversion date, the Company shall amend Exhibit A to reflect such conversion.

(b) Automatic Conversion of Preferred Units. Each Class A Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class A Preferred Majority Interest; or (ii) immediately upon the consummation of an Qualified IPO. Each Class B Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class B Preferred Majority Interest; or (ii) immediately upon the consummation of a Qualified IPO. Each Class C Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class C Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class D Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class D Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class E-1 Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class E-1 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class E-2 Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class E-2 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class E-3 Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class E-3 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class F-1 Preferred Unit (including, without limitation, Class F-1 Preferred Units excluding any Class F-1 Preferred Units subject to a Class F Redemption Notice delivered pursuant to Section 3.14) shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class F-1 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class F-2 Preferred Unit (including, without limitation, Class F-2 Preferred Units excluding any Class F-2 Preferred Units subject to a Class F Redemption Notice delivered pursuant to Section 3.14) shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class F-2 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class F-3 Preferred Unit (including, without limitation, Class F-3 Preferred Units excluding any Class F-3 Preferred Units subject to a Class F Redemption Notice delivered pursuant to Section 3.14) shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class F-3 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class F-4 Preferred Unit (including, without limitation, Class F-4 Preferred Units excluding any Class F-4 Preferred Units subject to a Class F Redemption Notice delivered pursuant to Section 3.14) shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class F-4 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class G-1 Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class G-1 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class G-2 Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class G-2 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class G-3 Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class G-3 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. Each Class G-4 Preferred Unit shall automatically, without any further action by the holder of such Unit and whether or not the certificate representing such Unit is surrendered to the Company or its transfer agent, be converted into Common Units in accordance with this Section 3.9(b): (i) at any time upon the affirmative election of the Class G-4 Preferred Majority Interest or (ii) immediately upon the consummation of a Qualified IPO. The number of Common Units to which a Preferred Unit Holder shall be entitled upon any such automatic conversion shall be equal to the product obtained by multiplying the applicable Conversion Rate then in effect by the number of Preferred Units being converted. Upon the occurrence of such automatic conversion, the Preferred Unit Holders shall surrender the certificates representing such Preferred Units, if any, at the office of the Company or any transfer agent for such Units. Following such surrender, if the Company’s Units are then certificated, the Company shall issue and deliver to each such Preferred Unit Holder at such office and in each such Preferred Unit Holder’s name as shown on the certificate or certificates surrendered by such Preferred Unit Holder, a certificate or certificates for the number of Common Units into which such holder’s Preferred Units were convertible on the date on which such automatic conversion occurred; provided, however, that the Company shall not be obligated to issue any certificate evidencing the Common Units issuable to any Preferred Unit Holder in respect of the automatic conversion provided for in this Section 3.9(b) unless and until the certificates evidencing such holder’s Preferred Units are delivered to the Company or its transfer agent as provided above or until the Preferred Unit Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed certificates. Any declared and unpaid dividends on any Preferred Units converted in accordance with this Section 3.9(b) shall be paid in accordance with the provisions of Section 3.9(a). Notwithstanding the foregoing, in no event shall any Preferred Unit convert into Common Units immediately upon the consummation of a Qualified IPO if such Preferred Units are being converted into stock of the VMD Corporation pursuant to Section 9.2.

(c) Conversion Rates. The conversion rate in effect at any time for conversion of each Class A Preferred Unit (the “Class A Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class A Original Issue Price by the Conversion Price then in effect for the Class A Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class B Preferred Unit (the “Class B Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class B Original Issue Price by the Conversion Price then in effect for the Class B Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class C-1 Preferred Unit (the “Class C-1 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class C-1 Original Issue Price by the Conversion Price then in effect for the Class C-1 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class C-2 Preferred Unit (the “Class C-2 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class C-2 Original Issue Price by the Conversion Price then in effect for the applicable Class C-2 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class C-3 Preferred Unit (the “Class C-3 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class C-3 Original Issue Price by the Conversion Price then in effect for the applicable Class C-3 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class D Preferred Unit (the “Class D Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class D Original Issue Price by the Conversion Price then in effect for the Class D Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class E-1 Preferred Unit (the “Class E-1 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class E-1 Original Issue Price by the Conversion Price then in effect for the Class E-1 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class E-2 Preferred Unit (the “Class E-2 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class E-2 Original Issue Price by the Conversion Price then in effect for the Class E-2 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class E-3 Preferred Unit (the “Class E-3 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class E-3 Original Issue Price by the Conversion Price then in effect for the Class E-3 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class F-1 Preferred Unit (the “Class F-1 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class F-1 Adjusted Issue Price by the Class F-1 Conversion Price then in effect for the Class F-1 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class F-2 Preferred Unit (the “Class F-2 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class F-2 Adjusted Issue Price by the Class F-2 Conversion Price then in effect for the Class F-2 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class F-3 Preferred Unit (the “Class F-3 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class F-3 Adjusted Issue Price by the Class F-3 Conversion Price then in effect for the Class F-3 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class F-4 Preferred Unit (the “Class F-4 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class F-4 Adjusted Issue Price by the Class F-4 Conversion Price then in effect for the Class F-4 Preferred Units (as defined in and calculated as provided in Section 3.9(d)).The conversion rate in effect at any time for conversion of each Class G-1 Preferred Unit (the “Class G-1 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class G-1 Original Issue Price by the Conversion Price then in effect for the Class G-1 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class G-2 Preferred Unit (the “Class G-2 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class G-2 Original Issue Price by the Conversion Price then in effect for the Class G Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class G-3 Preferred Unit (the “Class G-3 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class G-3 Original Issue Price by the Conversion Price then in effect for the Class G-3 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). The conversion rate in effect at any time for conversion of each Class G-4 Preferred Unit (the “Class G-4 Preferred Unit Conversion Rate”) shall be the quotient obtained by dividing the Class G-4 Original Issue Price by the Conversion Price then in effect for the Class G-4 Preferred Units (as defined in and calculated as provided in Section 3.9(d)). “Conversion Rate” shall mean the Class A Preferred Unit Conversion Rate, the Class B Preferred Unit Conversion Rate, the Class C-1 Preferred Unit Conversion Rate, the Class C-2 Preferred Unit Conversion Rate, the Class C-3 Preferred Unit Conversion Rate, the Class D Preferred Unit Conversion Rate, the Class E-1 Preferred Unit Conversion Rate, the Class E-2 Preferred Unit Conversion Rate, the Class E-3 Preferred Unit Conversion Rate, the Class F-1 Preferred Unit Conversion Rate, the Class F-2 Preferred Unit Conversion Rate, the Class F-3 Preferred Unit Conversion Rate, the Class F-4 Preferred Unit Conversion Rate, Class G-1 Preferred Unit Conversion Rate, the Class G-2 Preferred Unit Conversion Rate, the Class G-3 Preferred Unit Conversion Rate and/or the Class G-4 Preferred Unit Conversion Rate as applicable.

(d) Conversion Prices. The conversion price for the Class A Preferred Units shall initially be $8.75444 (the “Class A Conversion Price”). The conversion price for the Class B Preferred Units shall initially be the Class B Original Issue Price (the “Class B Conversion Price”). The conversion price for the Class C-1 Preferred Units shall initially be the Class C-1 Original Issue Price (the “Class C-1 Conversion Price”). The conversion price for any Class C-2 Preferred Units issued at any time shall initially be the Class C-2 Original Issue Price (the “Class C-2 Conversion Price”). The conversion price for any Class C-3 Preferred Units issued at any time shall initially be the Class C-3 Original Issue Price (the “Class C-3 Conversion Price”). The conversion price for the Class D Preferred Units shall initially be the Class D Original Issue Price (the “Class D Conversion Price”). The conversion price for the Class E-1 Preferred Units shall initially be the Class E-1 Original Issue Price (the “Class E-1 Conversion Price”). The conversion price for the Class E-2 Preferred Units shall initially be the Class E-2 Original Issue Price (the “Class E-2 Conversion Price”). The conversion price for the Class E-3 Preferred Units shall initially be the Class E-3 Original Issue Price (the “Class E-3 Conversion Price”). The conversion price for the Class F-1 Preferred Units shall initially be is as set forth on Schedule 1.1(A)(the “Class F-1 Conversion Price”). The conversion price for the Class F-2 Preferred Units shall initially be is as set forth on Schedule 1.1(A) (the “Class

F-2 Conversion Price”). The conversion price for the Class F-3 Preferred Units shall initially be is as set forth on Schedule 1.1(A) (the “Class F-3 Conversion Price”). The conversion price for the Class F-4 Preferred Units shall initially be is as set forth on Schedule 1.1(A) (the “Class F-4 Conversion Price”). The conversion price for the Class G-1 Preferred Units shall initially be the Class G-1 Original Issue Price (the “Class G-1 Conversion Price”). The conversion price for the Class G-2 Preferred Units shall initially be the Class G-2 Original Issue Price (the “Class G-2 Conversion Price”). The conversion price for the Class G-3 Preferred Units shall initially be the Class G-3 Original Issue Price (the “Class G-3 Conversion Price”). The conversion price for the Class G-4 Preferred Units shall initially be the Class G-4 Original Issue Price (the “Class G-4 Conversion Price”). “Conversion Price” shall mean the Class A Conversion Price, the Class B Conversion Price, the Class C-1 Conversion Price, the Class C-2 Conversion Price, the Class C-3 Conversion Price, the Class D Conversion Price, the Class E-1 Conversion Price, the Class E-2 Conversion Price, the Class E-3 Conversion Price, the Class F-1 Conversion Price, the Class F-2 Conversion Price, the Class F-3 Conversion Price, the Class F-4 Conversion Price, the Class G-1 Conversion Price, the Class G-2 Conversion Price, the Class G-3 Conversion Price and/or the Class G-4 Conversion Price, as applicable. Such initial Conversion Prices shall be adjusted from time to time in accordance with this Section 3.9. All references to the Conversion Price herein shall mean the Conversion Prices as so adjusted. All adjustments to Conversion Prices pursuant to this Section 3.9 shall apply to the Class F-3 Preferred Units, Class F-4 Preferred Units, and Class G Preferred Units prior to their issuance as if they had been outstanding on the applicable triggering date for such adjustment.

(e) Adjustment for Outstanding Tax Distributions. If Preferred Units are converted into Common Units under Sections 3.9(a) or 3.9(b), then, to the extent that the value (based on the valuation determined by the Board in good faith) of the number of Common Units to be received by the Preferred Unit Holder with respect to its Preferred Units exceeds the Unreturned Capital Contributions of such Preferred Unit Holder with respect to such Preferred Units (such excess, the “Conversion Participating Excess”), such number of Common Units to be received by such Preferred Unit Holder shall be reduced by a number of Common Units with a value (based on the valuation determined by the Board in good faith) equal to the lesser of (x) the Conversion Participating Excess and (y) any Tax Distributions paid to Preferred Unit Holder with respect to such Preferred Units pursuant to Section 4.5 to the extent such Tax Distributions have not been repaid or have not had the effect of reducing the amount otherwise distributable to such Preferred Unit Holder in accordance with Section 4.5 as of immediately prior to conversion (“Pre-Conversion Outstanding Tax Distributions”); provided further that, at the option of any such Preferred Unit Holder, such Preferred Unit Holder may (in lieu of having the lesser of the amount described in clause (x) or (y) of the immediately preceding proviso reduce its entitlement to Common Units pursuant to the immediately preceding proviso) repay in cash the lesser of the amount described in clause (x) or (y) of the immediately preceding proviso, plus an amount, as determined in good faith by the Board, of cash interest accruing at a rate of five percent (5%) per annum from the date of each such Pre-Conversion Outstanding Tax Distribution (or portion thereof) through the date of such conversion.

(f) Adjustment for Unit Splits and Combinations. If the Company shall at any time or from time to time after the Class E-1 Original Issue Date effect a subdivision of the outstanding Common Units without a corresponding subdivision of the Preferred Units, then the Conversion Prices, as applicable, in effect immediately before such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Class E-1 Original Issue Date combine the outstanding Common Units into a smaller number of Units without a corresponding combination of the Preferred Units, then the Conversion Prices, as applicable, in effect immediately before such combination shall be proportionately increased. Any adjustment under this Section 3.9(f) shall become effective at the close of business on the date such subdivision or combination becomes effective.

(g) Adjustment for Dividends and Distributions. If the Company at any time or from time to time after the Class E-1 Original Issue Date makes, or fixes a record date for the determination of Common Unit Holders entitled to receive, a dividend or other distribution payable in additional Common Units, in each such event the Conversion Prices then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying such Conversion Prices, as applicable, then in effect by a fraction: (i) the numerator of which is the total number of Common Units issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (ii) the denominator of which is the sum of the total number of Common Units issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of Common Units issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such conversion price shall be adjusted pursuant to this Section 3.9 to reflect the actual payment of such dividend or distribution.

(h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Class E-1 Original Issue Date, the Common Units issuable upon the conversion of the Preferred Units is changed into the same or a different number of any class or classes of Units, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of Units, or reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 3.9), in any such event each Preferred Unit Holder shall have the right thereafter to convert such Units into the kind and amount of Units and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of Common Units into which such Preferred Units, as applicable, could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Class E-1 Original Issue Date, there is a capital reorganization of the Common Units or the merger or consolidation of the Company with or into another corporation or another entity or person involving the Common Units (but not the Preferred Units) (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of Units provided for elsewhere in this Section 3.9), as a part of such capital reorganization, provision shall be made so that the Preferred Unit Holders shall thereafter be entitled to receive, upon the conversion of such Preferred Units, that number of Units or other securities or property of the Company to which a holder of that number of Common Units deliverable upon conversion of such Preferred Units, would have been entitled as a result of such capital reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.9 with respect to the rights of the Preferred Unit Holders after the capital reorganization such that the provisions of this Section 3.9 (including adjustment of the applicable Conversion Price(s) then in effect and the number of Units issuable upon conversion of the Preferred Units) shall be applicable after that event and be as nearly equivalent as practicable.

(j) Sale of Units below Conversion Price.

(i) If at any time or from time to time after the Class E-1 Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 3.9(j) to have issued or sold, Additional Junior Units (as defined below), other than as a dividend or other distribution on any class of Units as provided in Section 3.9(g) above, and other than a subdivision or combination of Common Units as provided in Section 3.9(f) above, for no consideration or for an Effective Price (as defined below) less than any then-effective Conversion Price, then and in each such case such then-existing Conversion Price shall be reduced, as of the closing of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction: (i) the numerator of which shall be the sum of the number of Junior Units deemed outstanding (as defined below) immediately prior to such issue or sale, plus the number of Junior Units which the aggregate consideration received (as determined in accordance with Section 3.9(j)(ii) below) by the Company for the total number of Additional Junior Units so issued would purchase at such Conversion Price; and (ii) the denominator of which shall be the sum of the number of Junior Units deemed outstanding immediately prior to such issue or sale, plus the total number of Additional Junior Units so issued. For the purposes of the preceding sentence, the “number of Junior Units deemed outstanding” as of a given date shall be the sum of the number of Junior Units actually outstanding, plus the number of Junior Units then issuable upon full exercise and/or conversion of all then-outstanding Options and Convertible Securities (as defined as follows and below, respectively). “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Junior Units or Convertible Securities. No adjustment shall be made to any Conversion Price in an amount less than one cent ($0.01) per Unit; provided, however, that any adjustment otherwise required by this Section 3.9(j) that is not required to be made due to the preceding limitation shall be included in any subsequent adjustment to such Conversion Price.

(ii) For the purpose of making any adjustment required under this Section 3.9(j), the consideration received by the Company for any issue or sale of securities shall: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company; and (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board. In the event that Additional Junior Units, Convertible Securities or Options to purchase either Additional Junior Units or Convertible Securities are issued or sold together with other Units or securities or other assets of the Company for a consideration which covers both, the consideration received by the Company for any issue or sale of securities shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Junior Units, Convertible Securities or Options.

(iii) For the purpose of the adjustment required under this Section 3.9(j), if the Company issues or sells: (A) Units or other securities convertible into Additional Junior Units (such convertible Units or securities being herein referred to as “Convertible Securities”); or (B) Options for the purchase of Additional Junior Units or Convertible Securities, and if the Effective Price of such Additional Junior Units is less than any then-effective Conversion

Price, in each case, the Company shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Junior Units issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such Units an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Options or Convertible Securities, plus, in the case of such Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, however, that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; and provided further that: (A) if the minimum amount of consideration payable to the Company upon the exercise or conversion of Options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and (B) if the minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities. No further adjustment of the applicable Conversion Price, as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Junior Units on the exercise of any such Options or the conversion of any such Convertible Securities. If any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Junior Units so issued were the Additional Junior Units, if any, actually issued or sold on the exercise of such Options or rights of conversion of such Convertible Securities, and such Additional Junior Units, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided, however, that such readjustment shall not apply to prior conversions of Preferred Units.

(iv) “Additional Junior Units” shall mean all Junior Units issued by the Company or deemed to be issued pursuant to this Section 3.9, other than: (A) any Common Units issued upon any conversion of Preferred Units (provided, for the avoidance of doubt, that the prior issuance or deemed issuance of such Preferred Units shall have been considered “Convertible Securities” for which the applicable adjustments under this Section 3.9(j) applied, if any); (B) any Common Units issued as a dividend or distribution on Preferred Units; (C) Junior Units, Options or other equity purchase rights issued to employees, officers or directors of, or consultants or advisors, to the Company pursuant to this Agreement and/or the Equity

Incentive Plan or as otherwise approved by the Board; (D) any Junior Units issued pursuant to any options, warrants or Convertible Securities outstanding as of the Class E-1 Original Issue Date; (E) any Junior Units issued, for primarily other than fund-raising purposes, pursuant to any equipment leasing or loan arrangement, credit financing or debt financing from a bank or similar financial or lending institution approved by the Board; (F) any Junior Units issued, for primarily other than fund-raising purposes, in connection with strategic transactions involving the Company and other entities, including joint ventures, manufacturing, marketing or distribution arrangements or technology license, transfer or development arrangements approved by the Board; (G) Common Units or Common Stock issued in connection with an Initial Public Offering; (H) Junior Units and/or options, warrants or other Junior Units purchase rights, and the Junior Units issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board; and (I) to the extent not covered by Section 3.9(g) above, Junior Units issued in connection with a stock split or other subdivision of, or as a dividend or other distribution with respect to, the Units or other equity interests (the securities described in the foregoing clauses (A)-(I) are referred to collectively as “Excluded Securities”. The “Effective Price” of Additional Junior Units shall mean the quotient determined by dividing the total number of Additional Junior Units issued or sold, or deemed to have been issued or sold by the Company under this Section 3.9, into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 3.9, for such Additional Junior Units.

(k) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price pursuant to this Section 3.9, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first-class mail, postage prepaid, to each registered Preferred Unit Holder at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(l) Notices of Record Date. Upon: (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution; or (ii) any Sale of the Company or other capital reorganization of the Company, any reclassification or recapitalization of the securities of the Company, any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company (including, without limitation, a Liquidation Transaction), the Company shall mail to each Preferred Unit Holder at least twenty (20) days prior to the record date specified therein (or such shorter period approved by the Preferred Majority Interest) a notice specifying: (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; (B) the date on which any such Sale of the Company, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up (including, without limitation, a Liquidation Transaction) is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Junior Units (or other securities) shall be entitled to exchange their Junior Units (or other securities) for securities or other property deliverable upon such Sale of the Company, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up (including, without limitation, a Liquidation Transaction).

(m) Notices. Any notice required by the provisions of this Section 3.9 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(n) No Dilution or Impairment. The Company shall not take any action (including, without limitation, by amendment of this Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action) for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion and other rights of the Preferred Unit Holders set forth in this Agreement against dilution or other impairment.

3.10 Sale of Blocker Equities. Without limiting any other provision of this Agreement, it is understood and agreed that the following structure for a Sale of the Company (whether pursuant to Section 8.6 or otherwise) shall be utilized by the Company and approved by the Board and each Member if so requested by the Oak Blocker, the Kinnevik Blocker, Town Hall Ventures Blocker and/or Summit Blocker: a Sale of the Company in which the purchaser or purchasers acquire(s) separately each of the following: (A) all Units and other equity securities being purchased in such Sale of the Company other than Units and other equity securities held directly or indirectly by such Blocker; and (B) all outstanding Blocker Equities of such Blocker (valued in the aggregate the same as the Units and other equity securities held directly or indirectly by the applicable Blocker that are being purchased in such Sale of the Company). Any cash balance (net of accrued liabilities) held by a Blocker at the time of the Sale of the Company shall be distributed by such Blocker to the owner of the Blocker Equities of such Blocker immediately prior the effectiveness of such Sale of the Company. The Members acknowledge and agree that the purpose of the foregoing provision is to permit the owners of Oak Blocker, Kinnevik Blocker, Town Hall Ventures Blocker and/or Summit Blocker to participate in a Sale of the Company in a tax efficient manner notwithstanding that their investment in the Company has been made indirectly through blocker corporations for tax purposes, and that such provision shall be interpreted and implemented in such a manner so as to effectuate such purpose as reasonably directed by the Preferred Majority Interest.

3.11 Amendments to Agreement and Exhibit A. Upon the authorization and/or issuance of Units or Unit Equivalents, or upon a Transfer of Units, in each case in accordance with and as otherwise permitted by this Agreement, the Board shall be authorized to amend this Agreement and Exhibit A attached hereto to reflect the rights and interests of the additional Units or Unit Equivalents authorized and/or issued and the Capital Contributions associated therewith, the admission of additional Members, and the increase in the Capital Contributions and/or Units of existing Members, in connection with such issuance, in each case without the approval or consent of any Member or other Person, notwithstanding any other provision of this Agreement (including Section 12.4).

3.12 Requirement to Sign Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Person shall acquire any Unit or Unit Equivalent, whether by purchase from a Member, issuance by the Company or otherwise, and whether or not such Unit is subject to forfeiture, vesting or similar restrictions, unless such Person first becomes a signatory to this Agreement as a Member or holder of a Unit Equivalent, as the case may be, agreeing to be bound by all the terms of this Agreement which were applicable to the transferor to such Person.

3.13 OFAC and Sanctions. No Person shall be admitted as a Member if such Person or any of its Affiliates is named on any list of sanctioned persons of, or is the subject of any sanctions administered or enforced by, the United States (including the OFAC, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (each such authority, a “Sanctions Authority”). Each Member hereby represents and warrants that neither such Person nor any of its Affiliates is named on any list of sanctioned persons of, or is the subject of any sanctions administered or enforced by, any Sanctions Authority. For so long as each Member holds any Units in the Company, such Member covenants and agrees to notify the Company promptly and, in any event, within two (2) calendar days, if such Person or any of its Affiliates is named on any list of sanctioned persons of, or becomes the subject of any sanctions administered or enforced by, any Sanctions Authority.

3.14 Redemption and Conversion of Class F Preferred Units.

(a) From and after the first to occur of (i) an Initial Public Offering, (ii) a Sale of the Company or (iii) the third (3rd) anniversary of the Class F Original Issue Date, the Company (at the direction of the Board) may at its option provide written notice (a “Class F Redemption Notice”) to each of the Class F Preferred Unit Holders that it proposes to redeem all or any portion of the outstanding Class F Preferred Units at a per Unit redemption price in cash equal to the Unreturned Capital Contributions with respect to each such Class F Preferred Unit being redeemed plus any Unpaid Accruing Dividends thereon as of the Redemption Date (the “Class F Redemption Price”), which notice shall state the number of Class F Preferred Units subject to the Class F Redemption Notice and the Class F Redemption Price; provided, however, that if the Class F Redemption Notice is provided in connection with an Initial Public Offering or a Sale of the Company, then the Class F Redemption Notice must be delivered at least twenty (20) Business Days prior to the consummation of such event. In the event a Class F Redemption Notice is delivered by the Company in accordance with this Section 3.14, the Company shall redeem all of the Class F Preferred Units to be purchased in the Class F Redemption Notice, (x) in the case of an Initial Public Offering, not more than sixty (60) days after delivery of the Class F Redemption Notice, (y) in the case of a Sale of the Company, at (and simultaneously with) the closing of such Sale of the Company and (z) in the case of a Class F Redemption Notice delivered pursuant to clause (iii) above, not less than twenty (20) days and not more than sixty (60) days after delivery of the Class F Redemption Notice. The date of each such redemption shall be referred to as a “Redemption Date.” On each Redemption Date, the Company shall redeem from all Class F Preferred Unit Holders, an aggregate number of Class F Preferred Units equal to the number of Class F Preferred Units set forth in the Class F Redemption Notice on a pro rata basis in accordance with the number of Class F Preferred Units owned by each holder thereof, that number of Class F Preferred Units to be purchased on such Redemption Date. Class F Preferred Units redeemed in accordance with this Section 3.14 shall be cancelled and retired and all distributions with respect to such Class F Preferred Units shall cease to accrue and all rights with respect to such Units shall forthwith after terminate, from and after the payment of the applicable Class F Redemption Price. In the event a redemption pursuant to this Section 3.14(a) is not consummated through the payment of the applicable Class F Redemption Price on the date set forth in the applicable Class F Redemption Notice (other than pursuant to a conversion pursuant to Section 3.14(b)), such Class F Redemption Notice shall cease to have any force or effect.

(b) Notwithstanding anything contained in Section 3.14(a) to the contrary, in the event the Company delivers a Class F Redemption Notice to the Class F Preferred Unit Holders, each Class F Preferred Unit Holder may elect to first convert all of such holder’s Class F Preferred Units that are subject to redemption pursuant to the Class F Redemption Notice into a number of Class G-1 Preferred Units, Class G-2 Preferred Units or Class G-3 Preferred Units, as applicable, at the Class F-1 Preferred Unit Conversion Rate, Class F-2 Preferred Unit Conversion Rate, the Class F-3 Preferred Unit Conversion Date or the Class F-4 Preferred Unit Conversion Date, as applicable (the “Class G Preferred Conversion Amount”), by delivering a written notice to the Company of such conversion election no later than fifteen (15) Business Days following receipt of the Class F Redemption Notice (and, upon delivery of such a notice, the applicable Class F Preferred Units shall no longer be deemed to be subject to a Class F Redemption Notice for purposes of this Agreement). In the event of a conversion of the Class F Preferred Units under this Section 3.14(b), the converted Class F Preferred Units shall be cancelled and retired and all distributions with respect to such Class F Preferred Units shall cease to accrue and all rights with respect to such Units shall forthwith after terminate, except only the right of the holders to receive the Class G Preferred Units in accordance with this Section 3.14(b).

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Capital Accounts. The Company shall maintain a capital account for each Member (a “Capital Account”) in accordance with the provisions of the Code and Regulations. If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

4.2 Adjustments to Capital Accounts. As of the last day of each Period, the balance in each Member’s Capital Account shall be adjusted by (a) increasing such balance by (i) such Member’s allocable share of each item of the Company’s income and gain for such Period (allocated in accordance with Section 4.3), (ii) the Capital Contributions, if any, made by such Member during such Period and (iii) the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member during such Period and (b) decreasing such balance by (i) the amount of cash or the fair market value of any property distributed to such Member pursuant to this Agreement during such Period, (ii) such Member’s allocable share of each item of the Company’s loss and deduction for this Period (allocated in accordance with Section 4.3) and (iii) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company during such Period. Each Member’s Capital Account shall be further adjusted with respect to any special allocations or adjustments pursuant to this Agreement. The manner in which Capital Accounts are to be maintained pursuant to this Section 4.2 is intended to comply with the requirements of Section 704(b) of the Code and the Regulations promulgated thereunder. If in the opinion of the Company’s legal or tax counsel the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 4.2 should be modified in order to comply with Section

704(b) of the Code and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 4.2, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement and relative economic benefits between or among the Members. Except as otherwise required in the Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

4.3 Allocations.

(a) After giving effect to the Regulatory Allocations, Profits and Losses shall be allocated among the Capital Accounts of the Members with respect to each Period, in such a manner that, as of the end of such Period (after giving effect to any distributions made during such Period), the sum of (x) the Capital Account of each Member, (y) such Member’s share of minimum gain (as determined according to Regulations Section 1.704-2(g)), and (z) such Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation Sections 1.704-2(i)(2)) shall be equal to the net amount which would be distributed to such Member, determined as if the Company were to liquidate the assets of the Company at their Gross Asset Values and distribute the net proceeds of liquidation pursuant to Section 4.7 (without regard to Unpaid Accruing Dividends), provided, however, that such allocations shall be made as if all Units were fully vested, except as may be provided in the applicable award agreement pursuant to which such Class B Unit or Class L Unit has been issued.

(b) The provisions of Regulations Sections 1.704-1(b)(2) and 1.704-2 regarding “partner nonrecourse deductions,” “nonrecourse deductions,” “minimum gain chargeback,” limitations imposed on the deficit balance in a partner’s capital account and “qualified income offset,” “partnership minimum gain,” and “partner nonrecourse minimum gain”, as such terms are defined in such Regulations (the “Regulatory Allocations”) are incorporated herein by reference and shall apply to the Members in such Member’s capacity as a “partner” of the Company.

(c) If, as a result of an exercise of a noncompensatory warrant or option to acquire an interest in the Company, a Capital Account reallocation is required under Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x).

4.4 Tax Allocations.

(a) The Company shall, except to the extent such item is subject to allocation pursuant to Section 4.4(b) below, allocate each item of income, gain, loss deduction and credit as determined for federal and other income tax purposes (a “Tax Item”), to the extent permitted under the Code and Regulations, in the same manner as such item was allocated for Capital Account purposes pursuant to Section 4.3.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, the Tax Items with respect to any property contributed to the capital of the Company or any other property whose value is reflected on the books of the Company used to calculate the balances in the Capital Accounts at a value that differs from the adjusted tax basis of such property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the value of such property as reflected on the books of the Company used to calculate the balances in the Capital

Accounts under any method set forth in Regulation Section 1.704-3, as determined by the Board. Notwithstanding the above, the Company shall use the “traditional method” (and shall not use the “traditional method with curative allocations” as described in Section 1.704-3(c) of the Regulations or the “remedial method” as described in Section 1.704-3(d) of the Regulations, except with Special Board Approval) with respect to any “reverse Section 704(c)” allocations required to be made to the Members in connection with the issuance of the Class A Preferred Units by the Company on or before the Effective Date, the issuance of the Class B Preferred Units by the Company on or before the Effective Date, the issuance of the Class C-1 Preferred Units on or before the Effective Date, the issuance of Class C-2 Preferred Units on or before the Effective Date, the issuance of Class C-3 Preferred Units as of the Class C-3 Original Issue Date, the issuance of Class D Preferred Units, the issuance of the Class E Preferred Units, the issuance of the Class F Preferred Units or the issuance of the Class G Preferred Units. Allocations pursuant to this Section 4.4(b) shall not affect, or in any way be taken into account in computing, any Member’s Capital Account.

(c) If during any taxable year of the Company, there is any change in any Member’s interest in the Company (including, without limitation, any change in a Member’s ownership of Units in a conversion, sale, assignment or other transfer), then each Member’s distributive share of any item of Company income, gain, loss, deduction or credit for such year shall be determined in accordance with Section 706 of the Code and the Regulations thereunder using any reasonable method selected by the Board.

4.5 Tax Distributions. In order to permit Members (and in the case of any Member that is a partnership, S corporation or other flow-through entity for federal tax purposes, the beneficial owners of such Member) to pay federal, state and local income taxes on taxable income of the Company allocated to the Members with respect to a taxable year (including taxable income allocated to a Member pursuant to Section 704(c) and Regulations Section 1.704-1(b)(4)(x)), the Company shall, to the extent of Available Cash, make quarterly distributions to each Member in an amount equal to the product of (i) the excess of (x) the taxable income of the Company allocated (or in the Board’s good faith determination, estimated to be allocated) to such Member for such taxable year, over (y) the cumulative net taxable losses of the Company, if any, theretofore allocated to such Member from the Effective Date through the end of such taxable year and not previously applied for purposes of this Section 4.5, and (ii) the Assumed Tax Rate. For the avoidance of any doubt, any basis adjustments pursuant to Section 743(b) with respect to assets allocable to a Member shall be taken into account for purposes of determining the Tax Distributions. Notwithstanding anything to the contrary in this Agreement, no distribution under this Section 4.5 shall be made with respect to any payment to a Member that is treated as a “guaranteed payment” under Section 707(c) of the Code and Walgreens and its Affiliates (other than, for the avoidance of doubt, any Blocker) shall be treated collectively as a single Member for purposes of determining Tax Distributions under this Section 4.5.All distributions made pursuant to this Section 4.5 shall be referred to as “Tax Distributions.” The “Assumed Tax Rate” shall be (A) forty-five percent (45%) (or, as determined by the Board, the maximum combined U.S. Federal, New York state and New York City tax rate applicable to individuals) with respect to any Member other than a Member that is either (1) a corporation for U.S. federal income tax purposes or (2) a pass-through entity for U.S. federal income tax purposes all of whose equity owners are corporations for U.S. federal income tax purposes, and (B) thirty-seven percent (37%) (or, as determined by the Board, the maximum combined U.S. Federal, New York state and New York City tax rate applicable to corporations) with respect to any Member that is a corporation for U.S. federal income tax purposes or a pass-through entity for U.S. federal income tax purposes all of whose equity owners are corporations for U.S. federal income tax purposes. Tax Distributions made to a Member pursuant to this Section 4.5 (which with respect to any transferee Member shall include, for purposes of this Section 4.5, Tax Distributions made to its transferor Member with respect to the transferred interest) shall be treated as advances against, and shall reduce the amounts otherwise distributable to such Member pursuant to Section 4.6(b) and Sections 4.7(b) and 4.7(c), but shall not be treated as advances against distributions due to such Member pursuant to Sections 4.6(a) and 4.7(a). Amounts distributed to any Member pursuant to Section 4.6(b) during such taxable year (but, excluding, for the avoidance of doubt, any amounts distributed to any Member as a result of a redemption of any Units held by such Member and any amounts treated as a Tax Distribution for a previous taxable year) shall reduce Tax Distributions for such taxable year due to such Member pursuant to this Section 4.5. For the avoidance of doubt, no Tax Distributions will be made in connection with a Liquidation Transaction. If the Company shall have insufficient Available Cash to distribute required Tax Distributions, then the Company shall make such distributions pro rata in proportion to the amount of Tax Distribution each such Member is otherwise entitled to receive hereunder. Available Cash which thereafter becomes available for distribution shall be distributed pro rata in accordance with the Tax Distributions to which the Members are entitled until such deficiency is remedied. To the extent that amounts distributed to a Member pursuant to this Section 4.5 with respect to a taxable year exceed the amount that such Member would be entitled to receive pursuant to this Section 4.5 with respect to such taxable year based on the taxable income or loss of the Company as finally determined for such taxable year, subsequent distributions (including subsequent distributions pursuant to this Section 4.5) shall be adjusted so as to reverse, as quickly as possible, the effects of such excess distribution.

4.6 Distributions Other Than in Connection with a Liquidation Transaction.

(a)

(i) From and after the date of the issuance of any Class F-1 Preferred Units, Accruing Dividends shall accrue on such Class F-1 Preferred Units. The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, such Accruing Dividends shall only be payable upon (i) a Dividend Trigger Event in accordance with this Section 4.6(a), Section 4.7 and Section 9.2, as applicable, or (ii) a redemption of the Class F Preferred Units in accordance with Section 3.14 (or a conversion in lieu of such a redemption). The Company will provide the holders of Class F-1 Preferred Units written notice of the Board’s good faith estimate of the Dividend Trigger Event at least twenty (20) Business Days prior to the occurrence of such Dividend Trigger Event (the “F-1 Dividend Trigger Notice”), which notice shall include (a) the amount of any Unpaid Accruing Dividends with respect to such holder and the number and type of securities that would be received in the event such holder elected Dividend Equity, (b) in the case of a Dividend Trigger Event that involves the consummation of an Initial Public Offering, a good faith estimate of the pre-money equity value range for the securities to be offered by the Company in the Initial Public Offering and (c) a statement from the Company, which shall be irrevocable with respect to a particular Dividend Trigger Event, whether or not the Company has sufficient funds, or will have sufficient funds, upon such Dividend Trigger Event, legally available for the payment of such Unpaid Accruing Dividend in cash (provided that if the Company does not have sufficient funds legally available for the payment of such Unpaid Accruing Dividend in cash, each holder of Class F-1 Preferred Units shall have the right to defer the making of their F-1 Accruing Dividend Election until such time as such funds are available, at which time the F-1 Accruing Dividend Election shall apply to the then-

applicable full amount of the Accruing Dividend). Following delivery of the F-1 Dividend Trigger Notice, each holder of Class F-1 Preferred Units shall promptly (but in no event more than ten (10) Business Days from receipt of the F-1 Dividend Trigger Notice) deliver to the Company an irrevocable election by such holder to receive payment of any Unpaid Accruing Dividends as of such time and any future Accruing Dividends in cash or in Dividend Equity (the “F-1 Accruing Dividend Election”); provided, that if the F-1 Accruing Dividend Election is not timely delivered in accordance with this Section 4.6(a), such holder of Class F-1 Preferred Units shall be deemed to have irrevocably elected to receive payment of the Unpaid Accruing Dividend in cash. Notwithstanding the foregoing, if the Dividend Trigger Event does not occur on substantially the terms and within the estimated time period set forth in the F-1 Dividend Trigger Notice, then the F-1 Accruing Dividend Election shall expire and the notice and election procedures set forth above shall reset and the Company will provide the holders of Class F Preferred Units written notice of the foregoing, including in such notice a confirmation that any F-1 Accruing Dividend Election received by the Company from such holder shall be null and void. In the event that the Unpaid Accruing Dividends become payable upon an Initial Public Offering, the Company shall promptly pay the Unpaid Accruing Dividends to the holders of Class F-1 Preferred Units immediately prior to the consummation of the Initial Public Offering (it being agreed that if the Unpaid Accruing Dividend is payable in Dividend Equity, the Company shall satisfy its obligations to pay such Unpaid Accruing Dividend by issuing to such holders the Dividend Equity upon the consummation of the Initial Public Offering). In the event that the Unpaid Accruing Dividends become payable upon a Sale of the Company the Unpaid Accruing Dividend shall continue to be included in the Liquidation Preference of such Class F-1 Preferred Unit and shall be paid to the holders of Class F-1 Preferred Units to the extent payable pursuant to the terms of Section 4.7(a), provided, however, that to the extent any Class F-1 Preferred Unit Holder has elected to receive payment of the Unpaid Accruing Dividend in cash, the Unpaid Accruing Dividend portion of the Liquidation Preference shall be paid in cash to such Class F-1 Preferred Unit Holder to the extent payable pursuant to the terms of Section 4.7(a). In the event that the Dividend Trigger Date occurs prior to the occurrence of a Sale of the Company or an Initial Public Offering, the Company shall promptly pay the Unpaid Accruing Dividends to the holders of Class F-1 Preferred Units on such Dividend Trigger Date and following such payment in full in accordance with this Section 4.6(a)(i), Accruing Dividends relating to quarterly periods ending after such Dividend Trigger Date shall be paid to the holders of Class F-1 Preferred Units on a quarterly basis, in arrears on each Dividend Payment Date, in the form prescribed in (or deemed prescribed in) the F-1 Accruing Dividend Election (it being agreed that if the Unpaid Accruing Dividend is payable in Dividend Equity, the Unpaid Accruing Dividend shall continue to be included in the Class F-1 Adjusted Issue Price, and the Company shall satisfy its obligation to pay such Unpaid Accruing Dividend by delivering to the holders of the Class F-1 Preferred Units the consideration payable in respect of such Class F-1 Adjusted Issue Price in accordance with this Agreement). The Board shall take all required steps in order to authorize, declare and pay each Accruing Dividend as required pursuant to this Agreement, to the extent not prohibited by law. In the event that the Company fails to declare and pay in cash a full Accruing Dividend on any Class F-1 Preferred Unit for which a cash election was made on any Dividend Payment Date or in respect of a Dividend Trigger Date, then (x) any Accruing Dividends otherwise payable on such Class F-1 Preferred Unit on such Dividend Payment Date shall be deemed to have been paid in Dividend Equity and will be included in the Class F-1 Adjusted Issue Price for such Class F-1 Preferred Unit, until such time as the Company pays in full in cash all of such amounts or until the conversion or redemption of the applicable Class F-1 Preferred Units, (y) the Company shall pay such Accruing Dividend in cash in full on the first date on which it has legally available funds to make such payment and (z) until such payment is made in cash in full, the Company shall not (i) make, pay or declare any dividend on, or distributions to, any other Units other than Tax Distributions pursuant to Section 4.5 or (ii) redeem, purchase, acquire (either directly or indirectly) or make a liquidation payment relating to any other Unit, other than pursuant to Section 4.7, redemptions under the Equity Incentive Plan or other customary repurchases of Units from employees, officers or directors of, or consultants or advisors, to the Company upon termination of service or pursuant to Section 8.11. No payment of any Accruing Dividend in cash may be made with respect to any Class F-1 Preferred Unit unless all Accruing Dividends then payable in cash on any other Class F-1 Preferred Unit are being paid simultaneously, or all such Class F-1 Preferred Units are receiving a portion of such Accruing Dividends in cash on a pro rata basis based on the amount of such Accruing Dividends that are then payable. The record date for the payment of any Accruing Dividend shall be the business day immediately preceding the date on which such Accruing Dividend is required to be paid. Notwithstanding anything in this Agreement to the contrary, in the event of (A) any conversion of Class F-1 Preferred Units into any Unit, Unit Equivalent or Common Stock at a time prior to a Dividend Trigger Event (or, following a Dividend Trigger Event, with respect to any amount of Unpaid Accruing Dividends accrued and not yet payable) and (B) any calculation with respect to, taking account of, or otherwise relating to Class F-1 Preferred Units, whether for the purposes of voting, approvals, value, distributions or otherwise (except, in the case of this clause (B), with respect to a Dividend Trigger Event), then any Unpaid Accruing Dividends shall be included in the Class F-1 Adjusted Issue Price (notwithstanding, for the avoidance of doubt, that such Unpaid Accruing Dividends are not yet otherwise payable pursuant to this Section 4.6(a)(i)).

(ii) From and after the date of the issuance of any Class F-2 Preferred Units, Accruing Dividends shall accrue on such Class F-2 Preferred Units. The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, such Accruing Dividends shall only be payable upon (i) a Dividend Trigger Event in accordance with this Section 4.6(a), Section 4.7 and Section 9.2, as applicable, or (ii) a redemption of the Class F-2 Preferred Units in accordance with Section 3.14 (or a conversion in lieu of such a redemption). The Company will provide the holders of Class F-2 Preferred Units written notice of the Board’s good faith estimate of the Dividend Trigger Event at least twenty (20) Business Days prior to the occurrence of such Dividend Trigger Event (the “F-2 Dividend Trigger Notice”), which notice shall include (a) the amount of any Unpaid Accruing Dividends with respect to such holder and the number and type of securities that would be received in the event such holder elected Dividend Equity, (b) in the case of a Dividend Trigger Event that involves the consummation of an Initial Public Offering, a good faith estimate of the pre-money equity value range for the securities to be offered by the Company in the Initial Public Offering and (c) a statement from the Company, which shall be irrevocable with respect to a particular Dividend Trigger Event, whether or not the Company has sufficient funds, or will have sufficient funds, upon such Dividend Trigger Event, legally available for the payment of such Unpaid Accruing Dividend in cash (provided that if the Company does not have sufficient funds legally available for the payment of such Unpaid Accruing Dividend in cash, each holder of Class F-2 Preferred Units shall have the right to defer the making of their F-2 Accruing Dividend Election until such time as such funds are available, at which time the F-2 Accruing Dividend Election shall apply to the then-

applicable full amount of the Accruing Dividend). Following delivery of the F-2 Dividend Trigger Notice, each holder of Class F-2 Preferred Units shall promptly (but in no event more than ten (10) Business Days from receipt of the F-2 Dividend Trigger Notice) deliver to the Company an irrevocable election by such holder to receive payment of any Unpaid Accruing Dividends as of such time and any future Accruing Dividends in cash or in Dividend Equity (the “F-2 Accruing Dividend Election”); provided, that if the F-2 Accruing Dividend Election is not timely delivered in accordance with this Section 4.6(a), such holder of Class F-2 Preferred Units shall be deemed to have irrevocably elected to receive payment of the Unpaid Accruing Dividend in cash. Notwithstanding the foregoing, if the Dividend Trigger Event does not occur on substantially the terms and within the estimated time period set forth in the F-2 Dividend Trigger Notice, then the F-2 Accruing Dividend Election shall expire and the notice and election procedures set forth above shall reset and the Company will provide the holders of Class F-2 Preferred Units written notice of the foregoing, including in such notice a confirmation that any F-2 Accruing Dividend Election received by the Company from such holder shall be null and void. In the event that the Unpaid Accruing Dividends become payable upon an Initial Public Offering, the Company shall promptly pay the Unpaid Accruing Dividends to the holders of Class F-2 Preferred Units immediately prior to the consummation of the Initial Public Offering (it being agreed that if the Unpaid Accruing Dividend is payable in Dividend Equity, the Company shall satisfy its obligations to pay such Unpaid Accruing Dividend by issuing to such holders the Dividend Equity upon the consummation of the Initial Public Offering). In the event that the Unpaid Accruing Dividends become payable upon a Sale of the Company the Unpaid Accruing Dividend shall continue to be included in the Liquidation Preference of such Class F-2 Preferred Unit and shall be paid to the holders of Class F-2 Preferred Units to the extent payable pursuant to the terms of Section 4.7(a), provided, however, that to the extent any Class F-2 Preferred Unit Holder has elected to receive payment of the Unpaid Accruing Dividend in cash, the Unpaid Accruing Dividend portion of the Liquidation Preference shall be paid in cash to such Class F-2 Preferred Unit Holder to the extent payable pursuant to the terms of Section 4.7(a). In the event that the Dividend Trigger Date occurs prior to the occurrence of a Sale of the Company or an Initial Public Offering, the Company shall promptly pay the Unpaid Accruing Dividends to the holders of Class F-2 Preferred Units on such Dividend Trigger Date and following such payment in full in accordance with this Section 4.6(a), Accruing Dividends relating to quarterly periods ending after such Dividend Trigger Date shall be paid to the holders of Class F-2 Preferred Units on a quarterly basis, in arrears on each Dividend Payment Date, in the form prescribed in (or deemed prescribed in) the F-2 Accruing Dividend Election (it being agreed that if the Unpaid Accruing Dividend is payable in Dividend Equity, the Unpaid Accruing Dividend shall continue to be included in the Class F-2 Adjusted Issue Price, and the Company shall satisfy its obligation to pay such Unpaid Accruing Dividend by delivering to the holders of the Class F-2 Preferred Units the consideration payable in respect of such Class F-2 Adjusted Issue Price in accordance with this Agreement). The Board shall take all required steps in order to authorize, declare and pay each Accruing Dividend as required pursuant to this Agreement, to the extent not prohibited by law. In the event that the Company fails to declare and pay in cash a full Accruing Dividend on any Class F-2 Preferred Unit for which a cash election was made on any Dividend Payment Date or in respect of a Dividend Trigger Date, then (x) any Accruing Dividends otherwise payable on such Class F-2 Preferred Unit on such Dividend Payment Date shall be deemed to have been paid in Dividend Equity and will be included in the Class F-2 Adjusted Issue Price for such Class F-2 Preferred Unit, until such time as the Company pays in full in cash all of such amounts or until the conversion or redemption of the applicable Class F-2 Preferred Units, (y) the Company shall pay such Accruing Dividend in cash in full on the first date on which it has legally available funds to make such payment and (z) until such payment is made in cash in full, the Company shall not (i) make, pay or declare any dividend on, or distributions to, any other Units other than Tax Distributions pursuant to Section 4.5 or (ii) redeem, purchase, acquire (either directly or indirectly) or make a liquidation payment relating to any other Unit, other than pursuant to Section 4.7, redemptions under the Equity Incentive Plan or other customary repurchases of Units from employees, officers or directors of, or consultants or advisors, to the Company upon termination of service or pursuant to Section 8.11. No payment of any Accruing Dividend in cash may be made with respect to any Class F-2 Preferred Unit unless all Accruing Dividends then payable in cash on any other Class F-2 Preferred Unit are being paid simultaneously, or all such Class F-2 Preferred Units are receiving a portion of such Accruing Dividends in cash on a pro rata basis based on the amount of such Accruing Dividends that are then payable. The record date for the payment of any Accruing Dividend shall be the business day immediately preceding the date on which such Accruing Dividend is required to be paid. Notwithstanding anything in this Agreement to the contrary, in the event of (A) any conversion of Class F-2 Preferred Units into any Unit, Unit Equivalent or Common Stock at a time prior to a Dividend Trigger Event (or, following a Dividend Trigger Event, with respect to any amount of Unpaid Accruing Dividends accrued and not yet payable) and (B) any calculation with respect to, taking account of, or otherwise relating to Class F-2 Preferred Units, whether for the purposes of voting, approvals, value, distributions or otherwise (except, in the case of this clause (B), with respect to a Dividend Trigger Event), then any Unpaid Accruing Dividends shall be included in the Class F-2-1 Adjusted Issue Price (notwithstanding, for the avoidance of doubt, that such Unpaid Accruing Dividends are not yet otherwise payable pursuant to this Section 4.6(a)).

(iii) From and after the date of the issuance of any Class F-3 Preferred Units, Accruing Dividends shall accrue on such Class F-3 Preferred Units. The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, such Accruing Dividends shall only be payable upon (i) a Dividend Trigger Event in accordance with this Section 4.6(a), Section 4.7 and Section 9.2, as applicable, or (ii) a redemption of the Class F-3 Preferred Units in accordance with Section 3.14 (or a conversion in lieu of such a redemption). The Company will provide the holders of Class F-3 Preferred Units written notice of the Board’s good faith estimate of the Dividend Trigger Event at least twenty (20) Business Days prior to the occurrence of such Dividend Trigger Event (the “F-3 Dividend Trigger Notice”), which notice shall include (a) the amount of any Unpaid Accruing Dividends with respect to such holder and the number and type of securities that would be received in the event such holder elected Dividend Equity, (b) in the case of a Dividend Trigger Event that involves the consummation of an Initial Public Offering, a good faith estimate of the pre-money equity value range for the securities to be offered by the Company in the Initial Public Offering and (c) a statement from the Company, which shall be irrevocable with respect to a particular Dividend Trigger Event, whether or not the Company has sufficient funds, or will have sufficient funds, upon such Dividend Trigger Event, legally available for the payment of such Unpaid Accruing Dividend in cash (provided that if the Company does not have sufficient funds legally available for the payment of such Unpaid Accruing Dividend in cash, each holder of Class F-3 Preferred Units shall have the right to defer the making of their F-3 Accruing Dividend Election until such time as such funds are available, at which time the F-3 Accruing Dividend Election shall apply to the then-

applicable full amount of the Accruing Dividend). Following delivery of the F-3 Dividend Trigger Notice, each holder of Class F-3 Preferred Units shall promptly (but in no event more than ten (10) Business Days from receipt of the F-3 Dividend Trigger Notice) deliver to the Company an irrevocable election by such holder to receive payment of any Unpaid Accruing Dividends as of such time and any future Accruing Dividends in cash or in Dividend Equity (the “F-3 Accruing Dividend Election”); provided, that if the F-3 Accruing Dividend Election is not timely delivered in accordance with this Section 4.6(a), such holder of Class F-3 Preferred Units shall be deemed to have irrevocably elected to receive payment of the Unpaid Accruing Dividend in cash. Notwithstanding the foregoing, if the Dividend Trigger Event does not occur on substantially the terms and within the estimated time period set forth in the F-3 Dividend Trigger Notice, then the F-3 Accruing Dividend Election shall expire and the notice and election procedures set forth above shall reset and the Company will provide the holders of Class F-3 Preferred Units written notice of the foregoing, including in such notice a confirmation that any F-3 Accruing Dividend Election received by the Company from such holder shall be null and void. In the event that the Unpaid Accruing Dividends become payable upon an Initial Public Offering, the Company shall promptly pay the Unpaid Accruing Dividends to the holders of Class F-3 Preferred Units immediately prior to the consummation of the Initial Public Offering (it being agreed that if the Unpaid Accruing Dividend is payable in Dividend Equity, the Company shall satisfy its obligations to pay such Unpaid Accruing Dividend by issuing to such holders the Dividend Equity upon the consummation of the Initial Public Offering). In the event that the Unpaid Accruing Dividends become payable upon a Sale of the Company the Unpaid Accruing Dividend shall continue to be included in the Liquidation Preference of such Class F-3 Preferred Unit and shall be paid to the holders of Class F-3 Preferred Units to the extent payable pursuant to the terms of Section 4.7(a), provided, however, that to the extent any Class F-3 Preferred Unit Holder has elected to receive payment of the Unpaid Accruing Dividend in cash, the Unpaid Accruing Dividend portion of the Liquidation Preference shall be paid in cash to such Class F-3 Preferred Unit Holder to the extent payable pursuant to the terms of Section 4.7(a). In the event that the Dividend Trigger Date occurs prior to the occurrence of a Sale of the Company or an Initial Public Offering, the Company shall promptly pay the Unpaid Accruing Dividends to the holders of Class F-3 Preferred Units on such Dividend Trigger Date and following such payment in full in accordance with this Section 4.6(a), Accruing Dividends relating to quarterly periods ending after such Dividend Trigger Date shall be paid to the holders of Class F-3 Preferred Units on a quarterly basis, in arrears on each Dividend Payment Date, in the form prescribed in (or deemed prescribed in) the F-3 Accruing Dividend Election (it being agreed that if the Unpaid Accruing Dividend is payable in Dividend Equity, the Unpaid Accruing Dividend shall continue to be included in the Class F-3 Adjusted Issue Price, and the Company shall satisfy its obligation to pay such Unpaid Accruing Dividend by delivering to the holders of the Class F-3 Preferred Units the consideration payable in respect of such Class F-3 Adjusted Issue Price in accordance with this Agreement). The Board shall take all required steps in order to authorize, declare and pay each Accruing Dividend as required pursuant to this Agreement, to the extent not prohibited by law. In the event that the Company fails to declare and pay in cash a full Accruing Dividend on any Class F-3 Preferred Unit for which a cash election was made on any Dividend Payment Date or in respect of a Dividend Trigger Date, then (x) any Accruing Dividends otherwise payable on such Class F-3 Preferred Unit on such Dividend Payment Date shall be deemed to have been paid in Dividend Equity and will be included in the Class F-3 Adjusted Issue Price for such Class F-3 Preferred Unit, until such time as the Company pays in full in cash all of such amounts or until the conversion or redemption of the applicable Class F-3 Preferred Units, (y) the Company shall pay such Accruing Dividend in cash in full on the first date on which it has legally available funds to make such payment and (z) until such payment is made in cash in full, the Company shall not (i) make, pay or declare any dividend on, or distributions to, any other Units other than Tax Distributions pursuant to Section 4.5 or (ii) redeem, purchase, acquire (either directly or indirectly) or make a liquidation payment relating to any other Unit, other than pursuant to Section 4.7, redemptions under the Equity Incentive Plan or other customary repurchases of Units from employees, officers or directors of, or consultants or advisors, to the Company upon termination of service or pursuant to Section 8.11. No payment of any Accruing Dividend in cash may be made with respect to any Class F-3 Preferred Unit unless all Accruing Dividends then payable in cash on any other Class F-3 Preferred Unit are being paid simultaneously, or all such Class F-3 Preferred Units are receiving a portion of such Accruing Dividends in cash on a pro rata basis based on the amount of such Accruing Dividends that are then payable. The record date for the payment of any Accruing Dividend shall be the business day immediately preceding the date on which such Accruing Dividend is required to be paid. Notwithstanding anything in this Agreement to the contrary, in the event of (A) any conversion of Class F-3 Preferred Units into any Unit, Unit Equivalent or Common Stock at a time prior to a Dividend Trigger Event (or, following a Dividend Trigger Event, with respect to any amount of Unpaid Accruing Dividends accrued and not yet payable) and (B) any calculation with respect to, taking account of, or otherwise relating to Class F-3 Preferred Units, whether for the purposes of voting, approvals, value, distributions or otherwise (except, in the case of this clause (B), with respect to a Dividend Trigger Event), then any Unpaid Accruing Dividends shall be included in the Class F-3-1 Adjusted Issue Price (notwithstanding, for the avoidance of doubt, that such Unpaid Accruing Dividends are not yet otherwise payable pursuant to this Section 4.6(a)).

(iv) From and after the date of the issuance of any Class F-4 Preferred Units, Accruing Dividends shall accrue on such Class F-4 Preferred Units. The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, such Accruing Dividends shall only be payable upon (i) a Dividend Trigger Event in accordance with this Section 4.6(a), Section 4.7 and Section 9.2, as applicable, or (ii) a redemption of the Class F-4 Preferred Units in accordance with Section 3.14 (or a conversion in lieu of such a redemption). The Company will provide the holders of Class F-4 Preferred Units written notice of the Board’s good faith estimate of the Dividend Trigger Event at least twenty (20) Business Days prior to the occurrence of such Dividend Trigger Event (the “F-4 Dividend Trigger Notice”), which notice shall include (a) the amount of any Unpaid Accruing Dividends with respect to such holder and the number and type of securities that would be received in the event such holder elected Dividend Equity, (b) in the case of a Dividend Trigger Event that involves the consummation of an Initial Public Offering, a good faith estimate of the pre-money equity value range for the securities to be offered by the Company in the Initial Public Offering and (c) a statement from the Company, which shall be irrevocable with respect to a particular Dividend Trigger Event, whether or not the Company has sufficient funds, or will have sufficient funds, upon such Dividend Trigger Event, legally available for the payment of such Unpaid Accruing Dividend in cash (provided that if the Company does not have sufficient funds legally available for the payment of such Unpaid Accruing Dividend in cash, each holder of Class F-4 Preferred Units shall have the right to defer the making of their F-4 Accruing Dividend Election until such time as such funds are available, at which time the F-4 Accruing Dividend Election shall apply to the then-

applicable full amount of the Accruing Dividend). Following delivery of the F-4 Dividend Trigger Notice, each holder of Class F-4 Preferred Units shall promptly (but in no event more than ten (10) Business Days from receipt of the F-4 Dividend Trigger Notice) deliver to the Company an irrevocable election by such holder to receive payment of any Unpaid Accruing Dividends as of such time and any future Accruing Dividends in cash or in Dividend Equity (the “F-4 Accruing Dividend Election”); provided, that if the F-4 Accruing Dividend Election is not timely delivered in accordance with this Section 4.6(a), such holder of Class F-4 Preferred Units shall be deemed to have irrevocably elected to receive payment of the Unpaid Accruing Dividend in cash. Notwithstanding the foregoing, if the Dividend Trigger Event does not occur on substantially the terms and within the estimated time period set forth in the F-4 Dividend Trigger Notice, then the F-4 Accruing Dividend Election shall expire and the notice and election procedures set forth above shall reset and the Company will provide the holders of Class F-4 Preferred Units written notice of the foregoing, including in such notice a confirmation that any F-4 Accruing Dividend Election received by the Company from such holder shall be null and void. In the event that the Unpaid Accruing Dividends become payable upon an Initial Public Offering, the Company shall promptly pay the Unpaid Accruing Dividends to the holders of Class F-4 Preferred Units immediately prior to the consummation of the Initial Public Offering (it being agreed that if the Unpaid Accruing Dividend is payable in Dividend Equity, the Company shall satisfy its obligations to pay such Unpaid Accruing Dividend by issuing to such holders the Dividend Equity upon the consummation of the Initial Public Offering). In the event that the Unpaid Accruing Dividends become payable upon a Sale of the Company the Unpaid Accruing Dividend shall continue to be included in the Liquidation Preference of such Class F-4 Preferred Unit and shall be paid to the holders of Class F-4 Preferred Units to the extent payable pursuant to the terms of Section 4.7(a), provided, however, that to the extent any Class F-4 Preferred Unit Holder has elected to receive payment of the Unpaid Accruing Dividend in cash, the Unpaid Accruing Dividend portion of the Liquidation Preference shall be paid in cash to such Class F-4 Preferred Unit Holder to the extent payable pursuant to the terms of Section 4.7(a). In the event that the Dividend Trigger Date occurs prior to the occurrence of a Sale of the Company or an Initial Public Offering, the Company shall promptly pay the Unpaid Accruing Dividends to the holders of Class F-4 Preferred Units on such Dividend Trigger Date and following such payment in full in accordance with this Section 4.6(a), Accruing Dividends relating to quarterly periods ending after such Dividend Trigger Date shall be paid to the holders of Class F-4 Preferred Units on a quarterly basis, in arrears on each Dividend Payment Date, in the form prescribed in (or deemed prescribed in) the F-4 Accruing Dividend Election (it being agreed that if the Unpaid Accruing Dividend is payable in Dividend Equity, the Unpaid Accruing Dividend shall continue to be included in the Class F-4 Adjusted Issue Price, and the Company shall satisfy its obligation to pay such Unpaid Accruing Dividend by delivering to the holders of the Class F-4 Preferred Units the consideration payable in respect of such Class F-4 Adjusted Issue Price in accordance with this Agreement). The Board shall take all required steps in order to authorize, declare and pay each Accruing Dividend as required pursuant to this Agreement, to the extent not prohibited by law. In the event that the Company fails to declare and pay in cash a full Accruing Dividend on any Class F-4 Preferred Unit for which a cash election was made on any Dividend Payment Date or in respect of a Dividend Trigger Date, then (x) any Accruing Dividends otherwise payable on such Class F-4 Preferred Unit on such Dividend Payment Date shall be deemed to have been paid in Dividend Equity and will be included in the Class F-4 Adjusted Issue Price for such Class F-4 Preferred Unit, until such time as the Company pays in full in cash all of such amounts or until the conversion or redemption of the applicable Class F-4 Preferred Units, (y) the Company shall pay such Accruing Dividend in cash in full on the first date on which it has legally available funds to make such payment and (z) until such payment is made in cash in full, the Company shall not (i) make, pay or declare any dividend on, or distributions to, any other Units other than Tax Distributions pursuant to Section 4.5 or (ii) redeem, purchase, acquire (either directly or indirectly) or make a liquidation payment relating to any other Unit, other than pursuant to Section 4.7, redemptions under the Equity Incentive Plan or other customary repurchases of Units from employees, officers or directors of, or consultants or advisors, to the Company upon termination of service or pursuant to Section 8.11. No payment of any Accruing Dividend in cash may be made with respect to any Class F-4 Preferred Unit unless all Accruing Dividends then payable in cash on any other Class F-4 Preferred Unit are being paid simultaneously, or all such Class F-4 Preferred Units are receiving a portion of such Accruing Dividends in cash on a pro rata basis based on the amount of such Accruing Dividends that are then payable. The record date for the payment of any Accruing Dividend shall be the business day immediately preceding the date on which such Accruing Dividend is required to be paid. Notwithstanding anything in this Agreement to the contrary, in the event of (A) any conversion of Class F-4 Preferred Units into any Unit, Unit Equivalent or Common Stock at a time prior to a Dividend Trigger Event (or, following a Dividend Trigger Event, with respect to any amount of Unpaid Accruing Dividends accrued and not yet payable) and (B) any calculation with respect to, taking account of, or otherwise relating to Class F-4 Preferred Units, whether for the purposes of voting, approvals, value, distributions or otherwise (except, in the case of this clause (B), with respect to a Dividend Trigger Event), then any Unpaid Accruing Dividends shall be included in the Class F-4-1 Adjusted Issue Price (notwithstanding, for the avoidance of doubt, that such Unpaid Accruing Dividends are not yet otherwise payable pursuant to this Section 4.6(a)).

(b) Except for distributions made in accordance with Section 4.6(a) and Section 4.7, all distributions of cash or property (other than Tax Distributions) shall be made to the holders of Units (other than holders of Class B Units and Class L Units) in proportion to such holders’ respective Percentage Interest. For the avoidance of doubt, this Section 4.6(b) shall not encourage or require any payment of distributions by the Company. Notwithstanding any provision to the contrary in this Section 4.6(b), with respect to each Common Profits Unit, such Common Profits Unit shall be entitled to share in distributions under this Section 4.6(b) only after there has been distributed under Section 4.6(b), in distributions made after the issuance of the applicable Common Profits Unit, with respect to all other Units (including any Common Profits Units with a lower Distribution Threshold), an amount equal to the Distribution Threshold with respect to such Common Profits Unit.

4.7 Distributions in Connection with a Liquidation Transaction. Upon a Liquidation Transaction, the Company shall first promptly pay, or make provision for the payment of, all of the liabilities of the Company, including the establishment of such reserves as the Company (by action of the Board) shall determine in good faith to be required in order to provide for contingent liabilities and shall then distribute all remaining assets to the Members as follows:

(a) First, to the holders of Preferred Units, pro rata in proportion to the Liquidation Preference associated with such Preferred Units, until each such holder has received aggregate distributions pursuant to, or in accordance with, this Section 4.7(a) in an amount equal to the total amount of the Liquidation Preference associated with such holders’ Preferred Units;

(b) Second, to the holders of the Junior Units, pro rata in proportion to the Catch-Up Payments associated with such Units, until each such holder has received pursuant to this Section 4.7(b) an aggregate amount per Unit equal to the Catch-Up Payment applicable thereto; and

(c) Third, to the holders of Units in proportion to such holders’ respective Percentage Interests.

Notwithstanding any provision to the contrary in this Section 4.7, (i) with respect to each Class B Unit or Class L Unit that is a Profits Interest or Common Profits Unit, such Class B Unit, Class L Unit or Common Profits Unit shall be entitled to share in distributions under this Section 4.7 only after there has been distributed under Section 4.6 and Section 4.7, in distributions made after the issuance of the applicable Class B Unit, Class L Unit or Common Profits Unit, with respect to all other Units (including any Class B Units, Class L Units or Common Profits Units with a lower Distribution Threshold), an amount equal to the Distribution Threshold with respect to such Class B Unit, Class L Unit or Common Profits Unit and (ii) the portion of any distribution under this Agreement (other than a Tax Distribution) that would otherwise be made in respect of any unvested Class B Unit, Class L Unit or Common Profits Unit if such Class B Unit, Class L Unit or Common Profits Unit were vested under the agreement pursuant to which such Class B Unit, Class L Unit or Common Profits Unit was issued (the “Unvested Units”) shall not be distributed in respect of such Unvested Unit and shall instead be distributed solely with respect to Preferred Units, Common Units and vested Class B Units, Class L Units or Common Profits Units (to the extent such vested Class B Units, Class L Units or Common Profits Units are eligible to receive distributions pursuant to this Section 4.7) pursuant to this Section 4.7, applied as though no Unvested Units were outstanding.

4.8 Withholding Against Distributions. The Company shall, and shall cause each of its Subsidiaries to, withhold from any distribution or payment to a Member or to any other Person, or shall remit on behalf of any Member in respect of any allocation to such Member, the amount of any U.S. Federal, state, local or foreign tax required by the taxing jurisdiction imposing the same to be withheld from any such distribution or payment or to be remitted with respect to such allocation, and any amount so withheld and paid over or remitted to such taxing jurisdiction shall be treated, for all purposes under this Agreement, as if it had been distributed or paid to such Member or Person as a Tax Distribution. If the Company is required to make any payment on behalf of a Member in its capacity as such, including in respect of withholding taxes, personal property taxes, and unincorporated business taxes, etc. and including any “imputed underpayment” (within the meaning of Section 6225 of the Code), or a portion thereof, that is attributable to any Member (including any tax, penalty, interest or expense related thereto), then, to the extent that such amounts are not withheld from amounts otherwise payable to such Member pursuant to the preceding sentence, such Member (the “Indemnifying Member”) will indemnify the Company in full for the entire amount paid, including interest, penalties and expenses associated with such payment; provided that such indemnification obligation shall not apply with respect to penalties or expenses to the extent caused by the gross negligence or willful misconduct of the Company. At the option of the Board, either: (i) promptly upon notification of an obligation to indemnify the Company pursuant to the preceding sentence, the Indemnifying Member will make a cash payment to the Company in an amount equal to the full amount to be indemnified (which payment shall not be treated as a Capital Contribution); or (ii) the Company will reduce distributions which would otherwise be made to the Indemnifying Member until the Company has recovered the amount to be indemnified (and the amount of such reduction will be deemed to have been distributed to the Indemnifying Member for all purposes). A Member’s obligation to indemnify and make payments to the Company under this Section 4.8 will survive the termination, dissolution, liquidation and winding up of the Company and the transfer, assignment or liquidation of a Member’s interest in the Company, and for purposes of this Section 4.8, the Company will be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.8, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Company’s and its Subsidiaries’ effective cost of borrowed funds.

ARTICLE V

BOARD OF DIRECTORS

5.1 Board of Directors.

(a) In General. Except (i) for circumstances in which the delegation of such authority is not permitted as a matter of law or (ii) as otherwise provided herein, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed exclusively under the direction and control of, a board of managers (the “Board”), which shall consist of a number of individuals (each a “Director”) as determined in accordance with Section 5.1(c), none of whom needs to be a Member or a resident of the State of Delaware.

(b) Number of Directors. The Board shall consist of a number of Directors not to exceed thirteen (13).

(c) Board Composition. Each Member agrees to vote all of his, her or its Units and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a Member, Director, or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special Board meetings and meetings of the Members), so that, from and after the Effective Date, (1) the authorized number of Directors shall be established and, subject to the adjustments in Section 5.1(c)(ii), maintained at thirteen (13) Directors and (2) the following persons shall be appointed to the Board:

(i) four (4) Directors (each, a “Founder Director” and, collectively, the “Founder Directors”) appointed by the Founders holding a majority of the Unit Equivalents held by all Founders (the “Appointing Founders”), who initially shall be Tim Barry, Ann H. Lamont, Steve Shulman and Chris Bischoff; provided that: (i) prior to the Qualified IPO, at least one (1) of the Founder Directors shall be independent under applicable SEC and Nasdaq rules (or any other exchange or marketplace upon which the common equity of the Company or the VMD Corporation, as applicable, are then traded) and the Appointing Founders shall consult with Walgreens regarding the identity of such Founder Director (and such Founder Director shall initially be Steve Shulman, who shall be the Company’s initial “Lead Independent Director”); (ii) prior to the Qualified IPO, the Founders shall delegate their authority hereunder such that one of the Founder Directors shall be a designee of Kinnevik (who shall initially be Chris Bischoff) and, after the Qualified IPO, such designee shall no longer be a designee of Kinnevik and at least two (2) of the Founder Directors shall be independent under applicable SEC and Nasdaq rules (or any other exchange or marketplace upon which the common equity of the Company or the VMD Corporation, as applicable, are then traded) and the Appointing Founders shall consult with Walgreens regarding the identity of such Non-Walgreens Directors; (iii) at any time that the Founders own, in the aggregate less than 2,332,256 Units but at least 1,554,838 Units, the number of Founder Directors appointed by the Appointing Founders shall be reduced to three (3) Directors (one (1) of whom shall be independent under applicable SEC and Nasdaq rules (or any other exchange or marketplace upon which the common equity of the Company or the VMD Corporation, as applicable, are then traded)); (iv) at any time that the Founders own, in the aggregate less than 1,554,838 Units but at least 777,419 Units, the number of Founder Directors appointed by the Appointing Founders shall be reduced to two (2) Directors; (v) at any time that the Founders own, in the aggregate less than 777,419 Units but at least 310,968 Units, the number of Founder Directors appointed by the Appointing Founders shall be reduced to one (1) Director; (vi) at any time that the Founders own, in the aggregate less than 310,968 Units, the Appointing Founders shall cease to have a right to appoint any Directors; and (vii) upon the Founders no longer being entitled to appoint any number of Directors as set forth in this Section 5.1(c)(i), the Non-Walgreens Members holding a majority of the outstanding Voting Unit Equivalents held by all Non-Walgreens Members shall be entitled to appoint such Directors to the Board under the same independence and consultation requirements set forth in clauses (i) and (ii) above until a Qualified IPO, after which such Directors shall be nominated and elected by the Board and Members or the board of directors and stockholders of VMD Corporation, as applicable;

(ii) seven (7) Directors appointed by Walgreens (each, a “Walgreens Director” and, collectively, the “Walgreens Directors”), who initially shall be Rosalind Brewer, Alan Nielsen [and Jan Babiak, Holly May, John Driscoll subject to the approval of the Nominating and Corporate Governance Committee, with two vacancies]; provided that: (i) the then-current Chief Executive Officer of Walgreens Parent shall be one of the Walgreens Directors, initially Rosalind Brewer; (ii) at least four (4) such Walgreens Directors must be independent under applicable SEC and Nasdaq rules (or any other exchange or marketplace upon which the common equity of the Company or the VMD Corporation, as applicable, are then traded) (the “Independent Walgreens Directors”) (and Alan Nielsen shall initially be deemed to be an Independent Walgreens Director); (iii) Walgreens shall consult with the then current Chairman regarding the identity of the Independent Walgreens Directors; (iv) Walgreens shall in no event fill more than five (5) appointments unless the Chairman consents otherwise, with such unfilled Board seats considered vacant; (v) at any time that Walgreens and/or its Affiliates directly or indirectly own at least forty percent (40%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, but less than fifty percent (50%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, the number of Walgreens Directors that Walgreens shall be entitled to appoint shall be reduced to six (6) Directors (four (4) of whom must be Independent Walgreens Directors); (vi) at any time that Walgreens and/or its Affiliates directly or indirectly own at least thirty five percent (35%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, but less than forty percent (40%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, the number of Walgreens Directors that Walgreens shall be entitled to appoint shall be reduced to five (5) Directors (three (3) of whom must be Independent Walgreens Directors); (vii) at any time that Walgreens and/or its Affiliates directly or indirectly own at least thirty percent (30%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, but less than thirty five percent (35%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, the number of Walgreens Directors that Walgreens shall be entitled to appoint shall be reduced to four (4) Directors (two (2) of whom must be Independent Walgreens Directors); (viii) at any time after a Specified Walgreens Change in Control or any time that Walgreens and/or its Affiliates directly or indirectly holds at least twenty five percent (25%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, but less than thirty percent (30%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, the number of Walgreens Directors that Walgreens shall be entitled to appoint shall be reduced to three (3) Directors (one (1) of whom must be an Independent Walgreens Director); (ix) at any time that Walgreens and/or its Affiliates directly or indirectly holds at least twenty percent (20%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, but less than twenty five percent (25%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, the number of Walgreens Directors that Walgreens shall be entitled to appoint shall be reduced to two (2) Directors (one (1) of whom must be an Independent Walgreens Director); (x) at any time that Walgreens and/or its Affiliates directly or indirectly holds at least ten percent (10%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, but less than twenty percent (20%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, the number of Walgreens Directors that Walgreens shall be entitled to appoint shall be reduced to one (1) Director; and (xi) at any time that Walgreens and/or its Affiliates directly or indirectly holds less than ten percent (10%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, Walgreens shall cease to have a right to appoint any Directors. Upon Walgreens no longer being entitled to appoint any number of Directors as set forth in this Section 5.1(c)(ii), the authorized number of Directors and the size of the Board shall be reduced by the number of Directors that Walgreens is no longer entitled to appoint. For purposes of calculating voting power under this Section 5.1(c)(ii), any securities issued to employees, officers, directors, consultants or advisors of the Company pursuant to, or upon the exercise or vesting, as applicable, of any options, warrants or any other equity purchase rights issued pursuant to, this Agreement and/or the Equity Incentive Plan or as otherwise approved by the Board, in each case, after the Effective Date, shall be excluded;

(iii) one (1) Director appointed by the Class E-3 Preferred Majority Interest (the “Summit Director”), who initially shall be [ ⚫ ]; provided, that at any time that the number of Class E-3 Preferred Units issued and outstanding is less than seventy five percent (75%) of the number of Class E-3 Preferred Units issued pursuant to the Summit Transaction and cease to be owned by those issued such Class E-3 Preferred Units in the Summit Transaction, the holders of Class E-3 Preferred Units shall cease to have a right to appoint any Directors. Upon the holders of Class E-3 Preferred Units no longer being entitled to appoint any number of Directors as set forth in this Section 5.1(c)(iii), the authorized number of Directors and the size of the Board shall be reduced by one; and

(iv) one (1) Director appointed by Cigna (the “Cigna Director” and, together with the Summit Director and the Founder Directors, each a “Non-Walgreens Director” and collectively, the “Non-Walgreens Directors”), who initially shall be [ ⚫ ]; provided, that at any time that Cigna and/or its Affiliates directly or indirectly holds less than fifty percent (50%) of the Unit Equivalents (on a Fully Diluted Basis) held by Cigna or its Affiliates following the issuance of all Units issuable to Cigna pursuant to the Class E and Class F Purchase Agreement (as appropriately adjusted to reflect any subdivision, split-up, reverse split or other similar event), Cigna shall cease to have a right to appoint any Directors. Upon Cigna no longer being entitled to appoint any number of Directors as set forth in this Section 5.1(c)(iv), the authorized number of Directors and the size of the Board shall be reduced by one.

For purposes of determining Unit ownership thresholds in this Section 5.1(c), all Unit thresholds shall be as appropriately adjusted to reflect any subdivision, split-up, reverse split or other similar event effected with respect to the Units.

Following a Qualified IPO, the authorized number of members of the board of managers or directors of the Company or the VMD Corporation, as applicable, shall be established and, subject to the adjustments in Schedule 5.1(c), maintained at nine (9) Directors and the managers or directors of the Company or the VMD Corporation, as applicable, shall be nominated on the same terms and conditions as the appointment rights set forth on Schedule 5.1(c), subject to the approval of the Nominating and Corporate Governance Committee. Following a Qualified IPO, the board of managers or directors of the Company or the VMD Corporation, as applicable, shall recommend such nominees, the Company or the VMD Corporation, as applicable, shall solicit proxies for such nominees and Walgreens, Founders, Cigna and the holders of Class E-3 Preferred Units shall vote or provide consent for the election of such nominees.

(d) Term of Office. The Directors shall serve until their resignation, death or removal (with or without cause) in accordance with Section 5.1(f) below.

(e) Vacancies. Any vacancy on the Board resulting from the resignation, death or removal of a Director or otherwise shall be filled as follows: (i) in the event that any Non-Walgreens Director for any reason ceases to or otherwise does not serve as a Director on the Board or the board of directors of any Subsidiaries during his or her term of office, then the resulting vacancy on the Board shall be filled in accordance with the appointment rights set forth in Section 5.1(c)(i), (iii) or (iv), as applicable, and (ii) in the event that any Walgreens Director for any reason ceases to or otherwise does not serve as a Director on the Board during his or her term of office and Walgreens remains entitled to appoint a Director to the seat that was vacated under the terms hereof, then the resulting vacancy on the Board shall be filled by Walgreens in accordance with the appointment rights set forth in Section 5.1(c)(ii).

(f) Removal. Any Director may be removed from the Board in the manner allowed by law and the Company’s or such Subsidiary’s Organizational Documents; provided, however, that, notwithstanding the foregoing, any Director may be removed by the Members, as appropriate, to give effect to the provisions of Section 5.1(c); provided, further, that notwithstanding the foregoing, any Director may be removed by the Members in connection with changes to the Board composition upon the occurrence of the events specified in Section 5.1(c), provided that (i) with respect to a Founder Director, the identity of any such Director being so removed shall be in accordance with any written request of the Appointing Founders, and (ii) with respect to a Walgreens Director, the identity of any such Director being so removed shall be in accordance with any written request of Walgreens. Subject to the foregoing, no Member shall have the ability to remove a Director to the extent that such Director was not appointed by such Member or any Affiliate thereof. Notwithstanding the foregoing, any Director may be removed for Cause by the Board, subject to Section 5.1(q).

(g) Resignation. A Director may resign as such by delivering his or her written resignation to the Company at the Company’s principal office addressed to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(h) Voting of Directors. Each Director shall be entitled to one vote on each matter submitted to the vote of the Board or in a written consent to take action without a meeting of the Board; provided, however, that, prior to an Initial Public Offering: (i) in the event and for so long as there is any vacancy on the Board and Walgreens remains entitled to appoint a Walgreens Director who is not required to be an Independent Walgreens Director to such vacant seat pursuant to Section 5.1(c)(ii), any one then current Walgreens Director, as selected by Walgreens, shall also be entitled to one vote on each matter submitted to the vote of the Board or in a written consent to take action without a meeting of the Board with respect to each such vacant seat (for the avoidance of doubt, in addition to the one vote for his or her own seat); and (ii) in the event and for so long as there is any vacancy on the Board and Walgreens remains entitled to appoint an Independent Walgreens Director to such vacant seat pursuant to Section 5.1(c)(ii), any one then current Independent Walgreens Director, as selected by Walgreens, shall also be entitled to one vote on each matter submitted to the vote of the Board or in a written consent to take action without a meeting of the Board with respect to each such vacant seat (for the avoidance of doubt, in addition to the one vote for his or her own seat). For example, if there are two (2) vacancies on the Board with respect to seats to be filled by Independent Walgreens Directors, at a time when Walgreens is entitled to appoint seven (7) Directors, then one (1) of the two (2) Independent Walgreens Directors then sitting on the Board shall have three (3) votes.

(i) Quorum and Required Vote. At any meeting of the Board called in accordance with the provisions of Sections 5.1(l), (m) and (n) below, the presence in person or by proxy (if permitted by applicable law) of Directors possessing at least a majority of the votes in the aggregate (including at least fifty percent (50%) of the votes of the Walgreens Directors and fifty percent (50%) of the votes of the Non-Walgreens Directors, one of which must be the Chairman so long as the Chairman is a Non-Walgreens Director), provided, however, if there are only two Walgreens Directors or Non-Walgreens Directors, as applicable, then both such Walgreens Directors or Non-Walgreens Directors, as applicable, shall constitute a quorum for the transaction of business; provided that, if a duly noticed and called meeting of the Board which has been called for a particular purpose stated in said notice or to consider a particular matter stated in said notice does not occur because of the failure to have present (in person or by proxy) at least fifty percent (50%) of the votes of the Walgreens Directors and fifty percent (50%) of the votes of the Non-Walgreens Directors (or both Walgreens Directors or Non-Walgreens Directors, as applicable, if there are only two Walgreens Directors or Non-Walgreens Directors, as applicable), a second meeting duly noticed and called for the same purpose or to consider the same matter may proceed notwithstanding the absence of such Walgreens Director(s) or Non-Walgreens Director(s), as applicable. Except as otherwise required by law or provided in this Agreement, at any meeting of the Board at which a quorum is present, Directors possessing a majority of the votes in the aggregate present at the meeting in person or by proxy (if permitted by applicable law), excluding from the votes present for such purposes any abstentions or recusals, may take action on behalf of the Board. Any Director shall be recused from any meetings at which competitively sensitive information may be discussed that would be reasonably likely to cause a material regulatory concern due to such Director’s employment or affiliation with another Person, and such Director shall not be entitled to receive any materials that contain such information, as determined in good faith by a majority of the other Directors.

(j) Action by Written Consent. Except as otherwise provided by law, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without a vote if a unanimous written consent thereto setting forth the action to be taken is signed or electronically transmitted by all of the Directors and such writings or electronic transmissions are filed with the records of the meetings of the Board. Any such consent shall have the same force and effect as if action had been taken by means of a vote of the Board at a meeting thereof.

(k) Compensation. Except as otherwise decided by the Board, with Special Board Approval with respect to non-management Directors, the Directors shall serve without compensation from the Company. The Directors shall be entitled to reimbursements of any reasonable and documented out-of-pocket costs, including travel expenses, incurred in connection with their activities as members of the Board.

(l) Place of Board Meetings. Meetings of the Board shall be held at the principal place of business of the Company or at any other place in the United States as shall be specified or fixed in the notices or waivers of notice thereof; provided that a Director may participate in a meeting of the Board by means of telephone or similar communications equipment, so long as all of the Directors participating in the meeting can hear and speak to each other at the same time. Such participation shall constitute presence in person at the meeting.

(m) Calling of Board Meetings. Regular meetings of the Board shall take place not less often than quarterly at such place, date and time as the Chairman shall determine. Special meetings of the Board may be called by the Chairman or at the direction of any other Director at such place, date and time as the Chairman or such other Director shall determine.

(n) Notice of Board Meetings. Except as otherwise required by law or provided in this Agreement, written notice of any meeting of the Board stating the place, date and time of the meeting and, in the case of a special meeting, the purpose thereof shall be given to each Director not less than twenty-four (24) hours, nor more than thirty (30) days before the meeting date. Notice of any meeting of the Board may be given in person or by telephone, or sent by overnight courier, electronic transmission or facsimile to each Director’s primary business or home.

(o) Waiver of Notice. Any Director, either before or after any Board meeting, may waive in writing notice of the meeting, and such waiver shall be deemed the equivalent of the Company having given notice. Attendance at a meeting by a Board member shall constitute a waiver of notice, except when the Board member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(p) Proxies. To the fullest extent permitted by applicable law, notwithstanding any duty existing at law, in equity or otherwise, a Board member may authorize another Person or Persons to act for such Board member by proxy authorized by an instrument in writing or by an electronic transmission permitted by law and filed in accordance with the procedure established for such meeting or action.

(q) Chairman. The Board shall elect a chairman (the “Chairman”), provided that the initial Chairman shall be Tim Barry. Mr. Barry shall serve as Chairman until such time as his death, resignation or removal as a Director, or resignation or removal as Chairman by the Board, with any such removal as Director or Chairman requiring Special Board Approval (but only clause (b) of the first sentence or clause (ii) of the second sentence of the definition thereof, as applicable) or, upon a finding of Cause by a court of competent jurisdiction (for the avoidance of doubt, any claim of which may be brought by the Company or the Board, without Special Board Approval, or any Member), of a majority of the Directors, at which time the Board, with Special Board Approval, shall elect a replacement Chairman. The Chairman shall preside at all meetings of the Board. If the Chairman shall be absent, a temporary chairman chosen by the Board members present at such meeting shall preside.

(r) Committees. The Board may, from time to time, designate one (1) or more committees (each, a “Committee”), each of which shall, unless otherwise provided in this Agreement and subject to applicable exchange rules and law, be comprised of at least three (3) Directors (including at least one (1) Non-Walgreens Director and one (1) Independent Walgreens Director). Prior to an Initial Public Offering, in the event and for so long as: (y) any Committee is contemplated hereunder or otherwise by the Board to include more Walgreens Directors who are not required to be Independent Walgreens Directors than then current Walgreens Directors on the Board, any one then current Walgreens Director on the Board who is a member of such Committee shall also be entitled to represent and be deemed a member with respect to such other seat that would otherwise be vacant in all respects (including with all corresponding voting and other rights of such membership, in addition to those with respect to its own membership); or (z) any Committee is contemplated hereunder or otherwise by the Board to include more Independent Walgreens Directors than then current Independent Walgreens Directors on the Board, any one then current Independent Walgreens Director on the Board who is a member of such Committee shall also be entitled to represent and be deemed a member with respect to such other seat that would otherwise be vacant in all respects (including with all corresponding voting and other rights of such membership, in addition to those with respect to its own membership). Any such Committee, to the extent provided in the enabling resolution and until dissolved by the Board, shall have and may exercise any or all of the authority of the Board. At every meeting of any such Committee, the presence of a majority of the votes of all the representatives thereof shall constitute a quorum, and the affirmative vote of a majority of the representatives present shall be necessary for the adoption of any resolution. Unless otherwise provided in this Agreement, the Board may dissolve any Committee at any time.

(i) Compensation Committee. The Board shall maintain a compensation committee (the “Compensation Committee”) that shall oversee the discharge of the responsibilities of the Board relating to compensation of the Officers and Directors. The Compensation Committee shall be comprised of two (2) Independent Walgreens Directors and one (1) Non-Walgreens Director that is independent under applicable SEC and Nasdaq rules (or any other exchange or marketplace upon which the common equity of the Company or the VMD Corporation, as applicable, are then traded), subject to applicable exchange rules and law.

(ii) Nominating and Corporate Governance Committee. The Board shall maintain a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) that shall oversee the discharge of the responsibilities of the Board relating to nomination of director candidates, including, without limitation, compliance with Section 5.1, and the corporate governance of the Company. The Nominating and Corporate Governance Committee shall be comprised of four (4) directors, consisting of two (2) Walgreens Directors and two (2) Non-Walgreens Directors, subject to applicable exchange rules and law.

(iii) Walgreens Transaction Committee. The Board shall maintain a committee (the “Walgreens Transaction Committee”) that shall administer the transaction policy of the Company with respect to certain transactions (as specified in such policy) and any decisions with respect to disputes between the Company or any of its Affiliates, on the one hand, and Walgreens or any of its Affiliates, on the other hand, which would be subject to approval or consent of the Walgreens Transaction Committee. The Walgreens Transaction Committee shall be comprised of four (4) members of the Board that are Non-Walgreens Directors and are not Tim Barry, subject to applicable exchange rules and law. So long as Cigna is entitled to appoint the Cigna Director, the Cigna Director shall be entitled to serve on the Walgreens Transaction Committee.

(iv) Audit Committee. The Board shall maintain an audit committee (the “Audit Committee”) that shall, among other things, oversee the discharge of the responsibilities of the Board that are customary charged to audit committees of boards of directors and administering the related party transaction policy of the Company with respect to transactions and matters that are not within the purview of the Walgreens Transaction Committee. The Audit Committee shall be comprised of members of the Board that are independent under applicable SEC and Nasdaq rules (or any other exchange or marketplace upon which the common equity of the Company or the VMD Corporation, as applicable, are then traded), subject to applicable exchange rules and law.

(v) IPO Committee. Subject to the terms of this Section 5.1(r)(v), the Board shall irrevocably form and maintain (and, pursuant to the approval of this Agreement by the Board, the Board hereby does irrevocably create) an initial public offering committee (the “IPO Committee”), which Committee shall be and hereby is directed by the Members, pursuant to the approval of this Agreement by the Board is hereby directed by the Board, to approve an IPO in accordance with the terms set forth on Schedule 5.1(r)(v) and shall be and hereby is charged by the Members, and pursuant to the approval of this Agreement by the Board is hereby charged by the Board, with the full power and exclusive authority to evaluate, negotiate, establish the terms of and approve an IPO and related transactions and actions;

provided, however, that (i) notwithstanding the foregoing, the IPO Committee is dissolved if an IPO has not been priced in accordance with the terms set forth on Schedule 5.1(r)(v); (ii) notwithstanding the foregoing, any IPO approved by the IPO Committee may be vetoed prior to the pricing of such IPO by the Board pursuant to a Special Board Approval; (iii) the IPO Committee shall cause the Company to use commercially reasonable efforts to cause the IPO to be in the form of an “Up-C” transaction (or other similar transaction having substantially the same tax treatment); (iv) (A) the IPO Committee shall, no later than forty-five (45) days prior to the good faith estimated date of effectiveness of a registration statement under the Securities Act in connection with an IPO, present to Walgreens and the Founders a proposal regarding the steps that would be undertaken to effectuate such “Up-C” transaction, including a proposal of all actions that would be required or prudent in order for the steps undertaken to effectuate the “Up-C” transaction (and any associated restructurings) to fit within one or more of the categories set forth in Treasury Regulations Section 1.7704-1(e) and (B) the specific structuring and terms of such “Up-C” transaction (particularly from a tax perspective) shall be subject to reasonable and good faith discussion and consultation among the IPO Committee, the Founders and Walgreens; and (v) Special Board Approval shall be required to approve any related transaction or action involving the formation of or conversion of the Company into the VMD Corporation that would not be done in a manner that protects the economic and governance rights of the Members, except as provided in this Agreement, such that each Member (a) retains the same economic interests in the Company and the VMD Corporation on a combined basis as they held in the Company immediately prior to the formation of or conversion into the VMD Corporation, (b) continues to have the same relative rights, privileges, preferences, contractual and governance rights and obligations relating to such economic interests as they had relative to their economic interests in the Company immediately prior to formation of or conversion into the VMD Corporation and (c) has the same voting rights, consent rights and covenant protections that they enjoy with respect to the Company immediately prior to the formation of or conversion into the VMD Corporation; provided, however, that the formation of the VMD Corporation or the conversion into the VMD Corporation in accordance with Sections 9.1 and 9.2 hereof shall be deemed to satisfy clauses (a), (b) and (c) above. All Members agree that prior to any dissolution of the IPO Committee as set forth in the foregoing the decision to approve an IPO shall be under the exclusive authority of the IPO Committee and the Company may not consummate any IPO that was not approved by the IPO Committee during its existence, subject to the foregoing and the other terms of this Section 5.1(r)(v), and that the Company shall use commercially reasonable efforts to pursue, prepare for and, subject to approval by the IPO Committee, price an IPO in accordance with the terms set forth on Schedule 5.1(r)(v) and consummate such IPO. To the extent that any Member does not take any actions when requested by the IPO Committee pursuant to this Section 5.1(r)(v), such Member has breached such Member’s material obligations under this Agreement, each such Member hereby constitutes and appoints the IPO Committee as such Member’s true and lawful attorney-in-fact and authorizes such attorney-in-fact to execute on behalf of such Member any and all documents and instruments which such attorney-in-fact deems necessary and appropriate in connection with an IPO. The foregoing power of attorney is irrevocable and is coupled with an interest. The IPO Committee shall be comprised of three (3) Directors, consisting of one (1) Walgreens Director, one (1) Non-Walgreens Director and the Chairman.

(s) Observers. The Board may from time to time provide for one or more Observers to participate in a non-voting capacity at meetings of the Board or any Committee thereof, as determined by the Board. Notwithstanding the foregoing, any Observer may be excluded from access to only such portion of any Board meetings or the portion of material relating thereto (i) to the extent a Director would similarly be excluded pursuant to this Agreement under the same facts and circumstances, or, (ii) if, upon advice of counsel to the Board, such exclusion is reasonably necessary to preserve the attorney-client privilege or other legal privilege so long as, in each case, such Observer is notified of such determination (it being understood and agreed that, subject to the foregoing, the Company or such applicable Subsidiary will take reasonable steps to minimize any such exclusions and to make alternative arrangements to provide access). Notwithstanding any of the forgoing, at any time that Walgreens ceases to have a right to designate a Director to the Board pursuant to Section 5.1(c)(ii) above and does not already have a right to a representative serving as an Observer pursuant to any other arrangement with the Company, the Company shall invite a representative of Walgreens to attend all meetings of the Board or any Committee thereof as an Observer and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its Directors at the same time and in the same manner as provided to such Directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided (except that such Observer shall be permitted to share such information with Walgreens, subject to execution of a customary confidentiality agreement); and provided further, that, upon a Specified Walgreens Change in Control, such Observer shall not be entitled to attend meetings of any Committee or to receive copies of notices, minutes, consents, and other materials with respect thereto. Notwithstanding any of the forgoing, at any time Cigna has a right to designate a Director to the Board pursuant to 5.1(c)(iv), Cigna may elect, at its sole discretion, to have an Observer in lieu of such designated Director for such period of time as Cigna may, in its sole discretion, determine, in which case the size of the Board shall be reduced by one (unless and until Cigna exercises its right to designate a Director) and the Company shall invite a representative of Cigna to attend all meetings of the Board or any Committee thereof as an Observer and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its Directors at the same time and in the same manner as provided to such Directors; provided, however, that such representative shall agree to hold in confidence all information so provided (except that such Observer shall be permitted to share such information with Cigna, subject to execution of a customary confidentiality agreement).

(t) Subsidiary Boards. In the event the majority of the members of any board of directors or other governing body of any Subsidiary of the Company (each, a “Sub Board”) or committee thereof consist of Persons who are not employees of the Company or any of its Subsidiaries or its Managed Practices, then such Sub Board or committee thereof shall be comprised of at least three (3) Persons reflecting a relative ratio of Walgreens Directors to Non-Walgreens Directors that is reasonably consistent with that of the Board in accordance with 5.1(c) at the time (for example, a Sub Board or committee thereof of three (3) Directors shall be comprised of two (2) Walgreens Directors and one (1) Non-Walgreens Directors), with at least one (1) Walgreens Director and one (1) Non-Walgreens Director then in office at all times. All members of any Sub Board or committee thereof shall be entitled to an equal number of votes on each matter submitted to the vote of the Sub Board or in a written consent to take action without a meeting of the Sub Board; provided, however, that, in the event and for so long as there is any Sub Board contemplated to include more Walgreens Directors than then current Walgreens Directors on the Board pursuant to the terms hereof, any one then current Walgreens Director on the Board who is a member of such Sub Board shall also be entitled to the applicable votes on each matter submitted to the vote of the Sub Board or in a written consent to take action without a meeting of the Sub Board with respect to such seat on the Sub Board that would otherwise be vacant (for the avoidance of doubt, in addition to the applicable votes for his or her own seat).

(u) No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a Director under Section 5.1(c)(i) or (ii) above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as under Section 5.1(c)(i) or (ii) above hereby covenants and agrees (A) not to designate or participate in the designation of any manager designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

5.2 Authority of the Board.

(a) The business and affairs of the Company shall be managed by or under the direction of the Board. The power to act for and bind the Company shall be vested exclusively in the Board, subject to the authority of the Board to delegate powers and duties to a Committee thereof or to the Officers.

(b) The provisions contained in Section 5.1 and this Section 5.2 supersede any authority granted to the Members pursuant to the Act, to the extent so permitted under the Act. No Member, in its capacity as such, shall have any power or authority to take any action on behalf of the Company or bind the Company unless specifically authorized to do so by the Board. Each such Member hereby consents to the exercise by the Board of the powers conferred upon the Board by this Agreement. Except as otherwise expressly set forth herein, the Members, as such, shall have no authority to act for the Company, to vote, consent to or approve any matter or to exercise any of the powers of the Company.

5.3 Transactions Between the Company and the Members. Subject to the approval of the Walgreens Transaction Committee or the Audit Committee when required, notwithstanding that it may constitute a conflict of interest, the Members and the members of the Board and their respective Affiliates may engage in any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company and/or one or more of its Subsidiaries so long as such transaction is, as determined by the disinterested Directors on the Board in good faith, (i) on arm’s-length, commercially reasonable terms; provided that such commercially reasonable terms are (A) no less favorable to the Company than those generally being provided to or available from unrelated third parties and (B) fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company), and (ii) approved by the Board in accordance with this Agreement. For the avoidance of doubt the Summit Director shall not be deemed interested solely as a result of being elected by the holders of the Class E Preferred Units or solely as a result of being issued Class E-3 Preferred Units in the Summit Transaction.

5.4 Insurance. The Company or one or more of the Subsidiaries may obtain and maintain, at its expense, insurance to protect itself and any Member, member of the Board, Officer or agent of the Company or any Subsidiary who is or was serving at the request of the Company or any Subsidiary as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under Section 12.5. The Company shall use commercially reasonable best efforts to obtain and cause to be maintained in effect, with financially sound insurers, a policy of directors’ and officers’ liability insurance covering members of the Board (and their respective successors) in an amount satisfactory to the Board. Each of the members of the Board is intended to be third-party beneficiary of the obligations of the Company pursuant to this Section 5.4, and the obligations of the Company pursuant to this Section 5.4 shall be enforceable by each member of the Board.

5.5 Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article V as to costs, charges and expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement with respect to any Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.6 Officers.

(a) The Board may from time to time appoint officers of the Company (the “Officers”). An Officer shall remain an officer of the Company unless and until such Officer’s successor is elected and qualified, removed by the Board (with or without cause), subject to Section 5.7 and Section 5.8, as applicable, or such Officer’s resignation, death or incapacity, subject to employment agreements and employment manuals. The Officers shall be responsible for the day-to-day management and operations of the Company and shall have such duties and the powers as determined by the Board, including, without limitation, those set forth in Section 5.2(a). Designation of an Officer shall not, of itself, create any contractual or employment right.

(b) The appointment of any Chief Executive Officer of the Company other than Mr. Barry shall require (i) the recommendation of a nominating committee comprised of three (3) directors (two (2) of whom are Independent Walgreens Directors and one (1) of whom is a Non-Walgreens Director who is independent under applicable SEC and Nasdaq rules (or any other exchange or marketplace upon which the common equity of the Company or the VMD Corporation, as applicable, are then traded)) and (ii) subject to and only upon such recommendation of such nominating committee, Special Board Approval (provided that all members of the Board shall vote to approve such appointment unless they in good faith believe such appointment is not in the best interests of the Company and its equityholders, subject to the good faith exercise of the Directors’ fiduciary duties and applicable exchange rules and law).

5.7 Removal of Officers. The Officers, other than the Chief Executive Officer of the Company, may not be removed as Officers without the approval or consent of the Board.

5.8 Removal of Chief Executive Officer. Tim Barry shall remain the Chief Executive Officer of the Company unless removed by the Board (a) for Cause or (b) with Special Board Approval (but only clause (b) of the first sentence or the second sentence of the definition thereof, as applicable).

ARTICLE VI

MEMBERS

6.1 No Control of the Company; Other Limitations. No Member (in its, his or her capacity as such) shall participate in the management or control of the Company’s business, transact any business for the Company or have the power to act for or bind the Company, all such powers being vested solely and exclusively in the Board; provided that an individual who is a Member may serve as a Director or Officer in a separate capacity. The Members shall be entitled to exercise only those rights specifically granted to them in this Agreement or to vote on such matters as may be submitted to them by the Board in its discretion or as is otherwise required by this Agreement or applicable law.

6.2 Liability of Members and Director. No Member shall have any liability or obligation to restore any negative balance, if any, in such Member’s Capital Account.

6.3 Withdrawal. Subject to Sections 6.6 and 8.7, a Member shall not cease to be a Member as a result of the bankruptcy of such Member or as a result of any other events specified in Section 18-304 of the Act. As soon as any Person who is a Member ceases to own or hold any Units, such Person shall no longer be a Member.

6.4 Resignation or Termination of Membership. No Member may resign or terminate such Member’s membership in the Company and no Member shall have any right to distributions respecting such Member’s Units (upon withdrawal or resignation from the Company or otherwise) except as expressly set forth herein or in a separate agreement approved by the Board.

6.5 Liability.

(a) Except as otherwise required by the Act, a Member, as such, shall not be personally liable for any of the debts, liabilities, contracts or any other obligations of the Company or any of its Subsidiaries, and the debts, obligations and liabilities of the Company and its Subsidiaries, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and its Subsidiaries; provided that a Member shall be required to return to the Company any distribution made to it in a clear and manifest accounting error or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Act.

(b) Except as otherwise provided herein or in any agreement entered into by such Person and the Company, and to the maximum extent permitted by the Act, no present or former Member or any of such Member’s Affiliates, employees, agents or representatives shall be liable to the Company or to any other Unit Holder for any act or omission performed or omitted by such Person in its capacity as a Member and no such Member shall have any duty to the Company or any other Member of the Company except as expressly set forth herein or in other written agreements.

6.6 Incapacity or Dissolution. The death or incapacity of a Member, or the Transfer of all of his interest in the Company to anyone that is not a Member, shall not cause a dissolution of the Company, but the rights of such Member to share in the Profits and Losses of the Company, to receive distributions of Company funds and to assign an interest pursuant to Article VIII hereof shall, on the happening of such an event, devolve on his or its successor-in-interest, if any, and the Company shall continue as a limited liability company under the Act.

6.7 Members’ Meetings. Meetings of the Members for the transaction of such business as may properly be brought before the meeting shall be held on such dates and at such times as may be determined by the Board. Except as required by non-waivable provisions of applicable law, the Board shall not be required to convene any meetings of the Members.

(a) Place of Members’ Meetings. All meetings of the Members shall be held at the principal place of business of the Company or at any other place in the United States as shall be specified or fixed in the notices or waivers of notice thereof; provided that a Member may participate in a meeting of the Members by means of telephone or similar communications equipment, so long as all of the Members participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

(b) Notice of Members’ Meeting. Except as otherwise required by law or provided in this Agreement, written notice of any meeting of Members stating the place, date and hour of the meeting and the purpose for which the meeting is called, shall be given to each Member entitled to vote at such meeting not less than five (5) nor more than sixty (60) days before the meeting date, by or at the direction of the Board; provided that in the event of exigent circumstances, a Member meeting may be called by the Board on not less than 24-hours’ prior notice.

(c) Waiver of Notice. Any Member, either before or after any Members’ meeting, may waive in writing notice of the meeting, and such waiver shall be deemed the equivalent of giving notice. Attendance at a meeting by a Member shall constitute a waiver of notice, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(d) Proxies. To the fullest extent permitted by law, a Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another Person or Persons to act for such Member by proxy authorized by an instrument in writing or by an electronic transmission permitted by law and filed in accordance with the procedure established for such meeting or action.

(e) Members’ Voting Rights. The Common Units (which, for the avoidance of doubt, shall include the Common Profits Units) shall be entitled to one vote per Unit on all matters for which the holders of Units are entitled to vote under the terms of this Agreement and the Act, and the Class B Units and Class L Units shall be non-voting (except as explicitly set forth in this Agreement (e.g., pertaining to votes requiring a Majority-in-Interest)). Each holder of Class B Units and Class L Units hereby waives his, her or its right to vote on any matter with respect to such Class B Units or Class L Units (except as explicitly set forth in this Agreement (e.g., pertaining to votes requiring a Majority-in-Interest)). The Class A Preferred Units shall be entitled to the number of votes per Class A Preferred Unit equal to the number of whole Common Units into which one Class A Preferred Unit is then convertible on all matters for which the holders of Units are entitled to vote under the terms of this Agreement and the Act. The Class B Preferred Units shall be entitled to the number of votes per Class B Preferred Unit equal to the number of whole Common Units into which one Class B Preferred Unit is then convertible on all matters for which the holders of Units are entitled to vote under the terms of this Agreement and the Act. The Class C Preferred Units shall be entitled to the number of votes per Class C Preferred Unit equal to the number of whole Common Units into which one Class C Preferred Unit is then convertible on all matters for which the holders of Units are entitled to vote under the terms of this Agreement and the Act. The Class D Preferred Units shall be entitled to the number of votes per Class D Preferred Unit equal to the number of whole Common Units into which one Class D Preferred Unit is then convertible on all matters for which the holders of Units are entitled to vote under the terms of this Agreement and the Act. The Class E Preferred Units shall be entitled to the number of votes per Class E Preferred Unit equal to the number of whole Common Units into which one Class E Preferred Unit is then convertible on all matters for which the holders of Units are entitled to vote under the terms of this Agreement and the Act. The Class F Preferred Units shall be entitled to the number of votes per Class F Preferred Unit equal to the number of whole Common Units into which one Class F Preferred Unit is then convertible on all matters for which the holders of Units are entitled to vote under the terms of this Agreement and the Act. The Class G Preferred Units shall be entitled to the number of votes per Class G Preferred Unit equal to the number of whole Common Units into which one Class G Preferred Unit is then convertible on all matters for which the holders of Units are entitled to vote under the terms of this Agreement and the Act. For the avoidance of doubt, the Class B Units and Class L Units shall be deemed non-voting in connection with any provision hereof that requires the calculation of voting power.

(f) Quorum and Required Vote. Except as otherwise required by law or as provided in this Agreement, at any meeting of the Members, the presence of the Members holding a majority of the Common Units (including Preferred Units on an as-converted basis), in person or by proxy, shall constitute a quorum for the transaction of business. Except as otherwise required by law or provided in this Agreement, at any meeting of the Members at which a quorum is present, the affirmative vote of the Members holding a majority of the Common Units (including Preferred Units on an as-converted basis) that are present at the meeting in person or by proxy and entitled to vote on the subject matter shall be the act of the Members.

(g) Action by Written Consent. Except as otherwise provided by law or as otherwise provided in this Agreement, any action required or permitted to be taken at a Members’ meeting may be taken without a meeting and without a vote if a written consent is signed or electronically transmitted by a Majority-in-Interest, and such writings or electronic transmissions are filed with the records of the meetings of the Board. Notice of any action taken without a meeting shall be given promptly following the taking thereof to all Members who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of such meeting. Any such action taken shall have the same force and effect as if action had been taken by the Members at a meeting thereof.

(h) Record Date. The date on which notice of a meeting of Members is sent shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof). The record date for determining the Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

6.8 Right to Engage in Other Activities. Each Member (other than any Member who is an Officer or an employee of the Company) and their respective Permitted Transferees and Affiliates (the “Excluded Parties”) may engage in or invest in, independently or with others, any business activity of any type or description, including, without limitation, those business activities that might be considered to be (i) the same as or similar to the Company’s business or the business of any Subsidiary or Affiliate of the Company or (ii) in direct or indirect competition with the Company or any Subsidiary or Affiliate of the Company; provided, however, that the foregoing provision shall not relieve any of the Excluded Parties from any other obligations which any such Excluded Party may have under any other contract or agreement between such Excluded Party, on the one hand, and the Company or any of its Subsidiaries, on the other hand. Further, the Company and the Members hereby acknowledge and agree that, anything in this Agreement to the contrary notwithstanding: (i) none of the Company or its Subsidiaries, or any of the Members shall have, and each of them hereby renounces, any right in or to any other interests or activities of any of the Excluded Parties or to any income or proceeds derived therefrom; and (ii) none of the Excluded Parties shall be obligated to present any investment or business opportunity to any of the Company, its Subsidiaries, or the Members, even if such opportunity is of a character that, if presented to any of the Company, its Subsidiaries, or the Members, could or would be undertaken by any of the Company, its Subsidiaries, or the Members and the Excluded Parties shall have the right to undertake any such opportunity for itself, for its own account or on behalf of any other Persons, and to recommend any such opportunity to any other Persons. Each other Member who is an Officer and/or an employee of the Company (including, without limitation, Timothy Barry, Paul Martino, Clive Fields and/or Ross Levine) (each an “Employee Member”) shall, and shall cause each of such Employee Member’s Affiliates to, bring all investment or business opportunities first arising after the Effective Date to the Company of which such Employee Member is provided an opportunity to pursue or consummate and which are (i) substantially similar to the business of the Company (as described in Section 2.2 above) or (ii) are otherwise directly competitive with the business of the Company or its Subsidiaries, and shall not pursue or consummate (directly or indirectly) any such opportunities (all of which shall remain the exclusive property of the Company); provided, however, that the Company acknowledges and agrees that the Company does not have an interest or expectancy in, and affirmatively waives any right to, any future investment or business opportunities in any company in which any such Employee Member has (directly or indirectly) previously made an investment in prior to the Effective Date. For the avoidance of doubt, but except as otherwise provided in the foregoing sentence, the Company does not renounce any such interest or expectancy in any business opportunities presented to any Employee Member. No amendment or repeal of this Section 6.8 shall apply to or have any effect on the liability or alleged liability of any Employee Member for or with respect to any opportunities of which such Employee Member becomes aware prior to such amendment or repeal. Notwithstanding the foregoing, this Section 6.8 shall in no way limit the restrictions set forth in the Positioning Agreement.

6.9 Confidentiality. Each Member recognizes and acknowledges that it has and may in the future receive Confidential Information from the Company in its capacity as a Member of the Company. Except as otherwise agreed to by the Board, each Member (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following persons under principles of agency law, its directors, officers, shareholders, partners, employees, agents, managers and members) agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information it receives from the Company in its capacity as a Member of the Company or disclose any such Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 6.9; (iii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that, to the extent permitted by law, the Member required to make such disclosure shall provide to the Board prompt notice of such disclosure, (iv) to a Member’s accountants in connection with the preparation of financial statements and/or tax returns or to its financial sources or financial advisors, each subject to the execution of a customary non-disclosure agreement; (v) to (A) such Member’s counsel or other advisors, (B) employees of such Member on a “need to know” basis, or (C) to investors or prospective investors (so long as such disclosure has a valid business purpose) (so long as in each of clauses (A), (B), and (C), such Member shall inform the recipient of the confidential nature of such information and such recipient shall be subject to an obligation of confidentiality to such Member no less strict in its terms than the terms contained in this Section 6.9); (vi) in connection with a Transfer to a Permitted Transferee, subject to appropriate confidentiality procedures; and/or (vii) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Member in the ordinary course of business, provided that such Member informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information. For the avoidance of doubt, nothing in this Section 6.9 or in any other provision of this Agreement shall be used or deemed to prohibit Kinnevik (and its Affiliates), Oak Blocker, any Summit Class A Member, Walgreens (and its Affiliates), Anthem or Cigna (and its Affiliates) from competing with the Company or any of its Subsidiaries or otherwise engaging in any business or activities of any type, including those described in clause (i) or clause (ii) of Section 6.8, so long as each of Kinnevik (and its Affiliates), Oak Blocker, any Summit Class A Member, Walgreens (and its Affiliates), Anthem and Cigna (and its Affiliates) does not use any Confidential Information it receives from the Company in its capacity as a Member of the Company in connection therewith in contravention of this Section 6.9.

ARTICLE VII

COVENANTS

7.1 Inspection. Subject to the terms of Section 6.9, the Company shall permit, upon reasonable request and notice, each Major Holder to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of the Company and its Subsidiaries, to discuss the affairs, finances and accounts of the Company and any Subsidiary thereof with any of its officers, directors or management personnel and independent accountants, and consult with and advise the management of the Company and any Subsidiary thereof as to their affairs, finances and accounts, all at reasonable times during normal business hours.

7.2 Financial Information. The Company will furnish to each Major Holder the information set forth in this Section 7.2; provided, that the Company shall not be required to furnish such information to a Major Holder if the Board determines in good faith that such Major Holder is a competitor to the Company (provided that in no event shall Kinnevik (or its Affiliates) or Oak (or its Affiliates) be deemed to be a competitor to the Company and that, as of the Effective Date, Walgreens (and its Affiliates) is deemed to not be a competitor to the Company):

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred fifty (150) days thereafter, a copy of the annual audited financial statements for such fiscal year for the Company and its Subsidiaries, if any, including therein balance sheets of the Company and its Subsidiaries, if any, as of the end of such fiscal year and statements of income and members’ equity and of cash flows of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), all such consolidated statements to be duly certified by such independent public accountants of recognized national standing approved by the Board to prepare such reports;

(b) As soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited balance sheet of the Company and its Subsidiaries, if any, as of the end of such quarter and the related unaudited statements of income and members’ equity and of cash flows of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the budget for such current year, all in reasonable detail and prepared in accordance with GAAP (subject to year-end audit adjustments and not including all footnotes thereto that may be required in accordance with GAAP);

(c) Upon request (but not more frequently than the delivery of the financial statements described in Sections 7.2(a) and 7.2(b)), a statement showing the number of Units of each class and series of membership interests (including Profits Interests) and securities convertible into or exercisable for Units outstanding at the end of the applicable period, the Junior Units issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Junior Units and the exchange ratio or exercise price applicable thereto, and the number of Units not yet issued but reserved for issuance under the Equity Incentive Plan, if any, all in sufficient detail as to permit the Preferred Unit Holders to calculate their respective percentage equity ownership in the Company;

(d) As soon as available and in any event within thirty (30) days after the end of each calendar month, a statement of recognized revenue, bookings and retained earnings on a monthly basis, compared against the corresponding figures from such month from the preceding fiscal year and the budget for such current year; and

(e) Not later than sixty (60) days after December 31 of each year, an annual budget and quarterly and monthly operating budgets for such fiscal year in a form and with such detail as may be acceptable to a majority of the Directors.

7.3 Management Letters of Accountants. The Company shall provide to each Major Holder copies of each of the management letters of the Company’s accountants.

7.4 Notice of Adverse Changes; Litigation. Promptly after becoming aware of the occurrence thereof and in any event within ten (10) days after becoming aware of each such occurrence, the Company shall provide notice to each Major Holder of any Material Adverse Effect (as such capitalized term is defined in the Class E and Class F Purchase Agreement), or any event which would be reasonably expected to result in the occurrence of a Material Adverse Effect.

7.5 Certain Rights and Limitations. In place of the rights afforded to Members pursuant to Section 18-305(a) of the Act or elsewhere in the Act and except as expressly provided for in this Agreement or in management rights letters entered into between a Member and the Company, each holder of Units shall have only the right to such information regarding the Company (including books, records, business, results of operation, condition (financial or otherwise)) that the Board, determines, in its sole discretion shall be provided or made available. Exhibit A shall be kept on file at the Company and no Member shall have a right to access Exhibit A. All Members shall have the right to receive from the Chairman upon request a copy of the Certificate and of this Agreement, as amended from time to time.

7.6 Matters Requiring Special Board Approval. Until the earlier to occur of (i) such time as the Founders collectively cease to continue to own at least 621,935 Unit Equivalents (as appropriately adjusted to reflect any subdivision, split-up, reverse split or other similar event effected with respect to the Preferred Units) or (ii) such time as Walgreens and its Affiliates cease to continue to directly or indirectly own at least forty percent (40%) of the aggregate voting power of the Company or the VMD Corporation (including through securities held by any Blocker based on the ownership of applicable Blocker Equities owned by Walgreens), as applicable, the Company hereby covenants and agrees with each of the Members that it shall not, without Special Board Approval:

(a) Increase or decrease the authorized number of Units or any series or class thereof;

(b) Issue any Units or securities convertible into Units other than Profits Interests;

(c) Amend, terminate or waive any provision of this Agreement, the Certificate of Formation or the Investors’ Rights Agreement that materially and adversely disproportionally affects the Non-Walgreens Members;

(d) Increase or decrease the size of the Board, change the composition of the Board other than pursuant to Section 5.1, amend or waive Sections 5.1(a)-(f), (h)-(k), (n), (q), (r) or change the Board or Committee compensation of any non-management Director;

(e) Make any assignment for the benefit of creditors or any filing of a voluntary bankruptcy or similar proceeding;

(f) Liquidate, dissolve or wind up the Company;

(g) Consummate a Sale of the Company;

(h) Declare and pay any dividend or distribution (other than Tax Distributions pursuant to Section 4.5);

(i) Acquire or dispose of businesses or assets, in each case valued at over $500,000,000;

(j) Initiate or settle any lawsuits involving claims valued in excess of $50,000,000;

(k) Elect any method under Section 704(c) of the Code other than the “traditional method”; or

(l) Make any change to the Company’s status as a partnership for U.S. federal income tax purposes (other than as specifically provided by Article IX).

7.7 Restrictions on Walgreens Sales.

(a) Walgreens shall not, and shall cause its Affiliates not to, Transfer any Unit Equivalents, directly or indirectly, to any “person” or “group” (in each case within the meaning of Section 13(d) of the Exchange Act), in a single transaction or series of transactions, if such “person” or “group” is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, but excluding the words “within sixty days” appearing in Rule 13d-3(d)(1)(i)) or, after giving effect to any such Transfer, would be such a beneficial owner of (i) if a Strategic Investor, more than five percent (5%) of the outstanding Unit Equivalents of the Company and (ii) if a Financial Investor, more than twenty (20%) of the outstanding Unit Equivalents of the Company, without the prior written consent of the Walgreens Transaction Committee, which may be withheld in its sole discretion; provided that such prohibition shall not apply to Transfers by Walgreens and its Affiliates pursuant to a Qualified IPO or any other Underwritten Offering or other registered offering (including registered and/or underwritten block trades); provided, further that, with respect to permitted transfers under the foregoing clause (ii), (x) Walgreens shall consult with and cooperate in good faith with the Non-Walgreens Directors prior to consummating any Transfer of Unit Equivalents beneficially owned by Walgreens or its Affiliates to a Financial Investor and that is not prohibited by this Section 7.7(a) and (y) any such permitted transferee of Unit Equivalents beneficially owned by Walgreens or its Affiliates shall not be entitled to designate more than one (1) Director in connection with such Transfer and shall not be entitled to the rights of Walgreens under Section 3.4 or Section 3.5 hereof. For the avoidance of doubt, a Walgreens Change in Control shall not be deemed a Transfer of the Company’s equity interests that it holds so long as such transaction is not targeted at the Company. Any purported transfer in contravention of this Section 7.7(a) shall be void ab initio.

(b) Solely for purposes of Section 7.7(a), a “Walgreens Change in Control” means any of the following events or series of related events: (i) the sale, lease, exchange, license or other transfer of all or substantially all of Walgreens Parent’s or any of its Affiliates’ properties or assets (as determined on a consolidated basis) to any Person or group of Persons; (ii) the adoption by the equityholders of Walgreens Parent or any of its Affiliates of a plan the consummation of which would result in the liquidation or dissolution of Walgreens Parent or any of its Affiliates; (iii) the transfer, directly or indirectly, to any Person or group of Persons of beneficial ownership of greater than fifty percent (50%) of the aggregate voting power of the fully diluted capital stock of Walgreens Parent or any of its Affiliates; (iv) any merger or other similar transaction with any Person or group of Persons in which Walgreens Parent or any of its Affiliates is the surviving entity as a result of which the equityholders of Walgreens Parent or any of its Affiliates immediately prior to such transaction beneficially own less than fifty percent (50%) of the aggregate voting power of the fully diluted capital in the surviving entity; (v) any merger or other similar transaction to which WBA is a party with a Person or group of Persons as a result of which all of Walgreens Parent’s or any of its Affiliates’ outstanding equity is converted into or exchanged for cash or securities of any successor entity and the equityholders of Walgreens or any of its Affiliates immediately prior to such transaction beneficially own less than fifty percent (50%) of the aggregate voting power of the fully diluted capital in the surviving entity; or (vi) a Person or group of Persons acquires the right to elect a majority of the board of directors of Walgreens Parent or any of its Affiliates.

(c) The restrictions set forth in this Section 7.7 shall terminate and be of no further force and effect at and following such time as the Founders collectively cease to continue to own at least 621,935 Unit Equivalents (as appropriately adjusted to reflect any subdivision, split-up, reverse split or other similar event effected with respect to the Preferred Units).

7.8 Standstill. Walgreens agrees with the Company that, from the completion of the Initial Public Offering (which is deemed completed upon pricing in the case of an IPO and completion in the case of a Direct Listing or SPAC Transaction) and until three (3) years from such completion, Walgreens shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of the Walgreens Transaction Committee, (i) acquire, agree to acquire, propose, seek or offer to acquire any Units or other equity interests of the Company, the VMD Corporation or any of their Subsidiaries, (ii) make any public announcement with respect to, or offer, seek, propose, indicate an interest in (in each case with or without conditions) publicly or, if in a manner reasonably likely to result in the Company being legally required to make a public announcement with respect thereto, privately or enter into, any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company, the VMD Corporation or any of their subsidiaries, or any other extraordinary transaction involving the Company, the VMD Corporation or any of their Subsidiaries or any of their respective securities, or (iii) knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing, in each case of the foregoing clauses (i) through (iii) unless (A) Walgreens or its Affiliates is acquiring one hundred percent (100%) of the Units or other equity interests not owned by Walgreens with the consent of the Walgreens Transaction Committee, (B) with respect to a Sale of the Company (including with respect to the VMD Corporation as if it were the Company, mutatis mutandis) to an acquirer other than Walgreens or its Affiliates with the consent of the Walgreens Transaction Committee, (C) in connection with an issuance of equity or securities convertible or exchangeable into equity by the Company (including any capital raising transaction, merger, consolidation, business combination or acquisition or other event in which any Units or other equity interests are issued), Walgreens or its Affiliates is acquiring Units or other equity interests pursuant to Section 3.3, Section 3.4 or Section 3.5, (D) Walgreens or its Affiliates is acquiring, agreeing to acquire, proposing, seeking or offering to acquire any Units or other equity interests of the Company or the VMD Corporation in order to maintain a Majority Stake, (E) at the request of the Board pursuant to a Special Board Approval or (F) with respect to Transfers of Units or other equity interests from Affiliates.

7.9 Accounting Matters. If at any time Walgreens and its Affiliates constitute a Voting Majority, but has a good faith belief based on the advice of a national accounting firm that Walgreens Parent will not be able to consolidate the Company or the VMD Corporation, respectively, for purposes of Walgreens Parent’s consolidated financial statements for any reason, the Company and the Members agree to use their commercially reasonable efforts to consult and cooperate in good faith with each other with respect to discussing, proposing, developing and implementing potential actions to be taken (including relating to the corporate governance of the Company or the VMD Corporation, respectively) in order to permit Walgreens Parent to consolidate the Company or the VMD Corporation, respectively, for purposes of Walgreens Parent’s consolidated financial statements; provided, however, that (a) it is acknowledged and agreed that neither the Company, nor the VMD Corporation or any Member, shall be required to agree to any amendment, waiver or action that would materially impact its rights or obligations under this Agreement or any agreement referenced herein.

7.10 Class E-3 Holder Restrictive Covenants. Each Class E-3 Restricted Holder hereby agrees to the covenants and restrictions set forth on Schedule 7.10 hereof. The Class E-3 Restricted Holders agree that any breach of this Section 7.10 will cause irreparable harm to the Company and no adequate remedy at law would exist. The Class E-3 Restricted Holders therefore agree that the

Company shall be entitled to the remedy of specific performance to enforce the terms and provisions of this Agreement, this being in addition to any other remedies that may be available at law or in equity by reason of such breach. Each of the Class E-3 Restricted Holders hereby agrees not to assert or raise as an objection or defense that the equitable remedy of specific performance to prevent, restrain, or remedy breaches or threatened breaches of the provisions of this Section 7.10 contrary to law or inequitable for any reason, or that a remedy of monetary damages would provide an adequate remedy for any such breach, or that this Section 7.10 is unenforceable or invalid for any reason.

7.11 Matters Requiring Cigna and Walgreens Approval. (i) Until the earlier to occur of (y) such time as Cigna and Cigna’s Affiliates cease to continue to own at least fifty percent (50%) of the Unit Equivalents (on a Fully Diluted Basis) held by Cigna and its Affiliates following the issuance of all Units issuable to Cigna pursuant to the Class E and Class F Purchase Agreement, (as appropriately adjusted to reflect any subdivision, split-up, reverse split or other similar event) and (x) an Initial Public Offering, the following actions may only be taken by the Company with the prior written consent of Cigna and (ii) until such time as Walgreens or its Affiliates cease to continue to own at least fifty percent (50%) of the Unit Equivalents (on a Fully Diluted Basis) held by Walgreens or its Affiliates as of the Effective Date (as appropriately adjusted to reflect any subdivision, split-up, reverse split or other similar event), the following actions (other than with respect to clause (b)) may only be taken by the Company with the prior written consent of Walgreens:

(a) Any Repurchase or redemption of any Units or Unit Equivalents from the Members on other than a pro rata basis, except for (a) any redemptions under the Equity Incentive Plan or other customary repurchases of Units from employees, officers or directors of, or consultants or advisors, to the Company upon termination of service, (b) any redemptions pursuant to Section 3.14 and (c) any redemptions pursuant to Section 8.11;

(b) any change that has the effect of amending or waiving any provision of this Agreement to the extent relating to the Walgreens Transaction Committee (including any amendment or waiver of the Walgreens Transaction Committee policy and charter); and

(c) Entry into (including by amending or modifying any existing instrument) any oral or written agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract that by its terms limits the ability of the Company to pay a dividend, or would impair or be reasonably likely to prohibit the Company from fully performing its obligations to pay the Accruing Dividends on the Class F Preferred Units in accordance with the terms and conditions of this Agreement.

7.12 Matters Requiring Approval. Until September 1, 2025 (the “Voting Power Date”), the following actions may only be taken by the Company with the prior written consent of the Voting Majority: the issuance of Units or other equity interests or securities convertible into or exchangeable for Units or other equity interests entitled to more than [0.01] votes per Unit (collectively, the “Low Vote Units”), other than pursuant to the Class E and Class F Purchase Agreement, the Summit Merger Agreement or the Summit Offering.

7.13 Termination of Covenants. All covenants of the Company provided in Sections 7.1-7.4 and Sections 7.10, and Section 7.11 shall terminate upon (unless earlier terminated in accordance with their terms) the consummation of an Initial Public Offering or a Sale of the Company.

ARTICLE VIII

CERTIFICATES; TRANSFER OF UNITS

8.1 Certificates. The Company may issue certificates representing Units or other equity interests in the Company (the “Certificates”) in the Board’s sole discretion. The Certificates shall be in such form as shall be determined by the Board and shall be signed on behalf of the Company by an Officer authorized by the Board. The Certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom a Certificate is issued, with the Capital Contribution and the date of issue, shall be entered in the Certificate register of the Company. In case of a lost, destroyed or mutilated Certificate, a replacement may be issued upon such terms and indemnity to the Company as the Board or its counsel may prescribe.

8.2 Legends. Certificates, if any, representing Units or other equity interests that are issued to any Unit Holder shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH OR PURSUANT TO AN EXEMPTION THEREFROM. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT EFFECTIVE AS OF SEPTEMBER 15, 2015 (AS SAME MAY BE AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME), A COPY OF WHICH WILL BE FURNISHED BY VILLAGE PRACTICE MANAGEMENT COMPANY, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

8.3 Transfers.

(a) Other than Transfers to a Permitted Transferee or pursuant to Sections 8.3(f), 8.4, 8.5, 8.6 or 8.11, no Person may Transfer all or any portion of its Units or any interest in the Company without the prior written consent of the Board, which consent may be given or withheld in the Board’s sole discretion. No Transfer to a Permitted Transferee shall become effective unless and until such Permitted Transferee (unless already a Member) executes and delivers an agreement to be bound by this Agreement.

(b) In addition to the other requirements of this Section 8.3, unless waived by the Board in its sole discretion, no Transfer of all or any portion of Units or any interest in the Company shall be made unless the following conditions are met:

(i) the Transfer will not violate registration requirements under any Federal or state securities laws;

(ii) the transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement and assume all obligations of the transferor under this Agreement with respect to the Units being Transferred;

(iii) the Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

(iv) as reasonably determined by the Company in good faith consultation with its tax advisors, the Founders and Walgreens, the Transfer (individually or taken together with other preceding Transfers and including, for this purpose, any redemptions) will meet the requirements for a “safe harbor” pursuant to Treasury Regulations Sections 1.7704-1(e), (f), (g), (h) or (j);

(v) the Transfer will not cause the Company to be required to register with the Securities and Exchange Commission any class or series of equity securities pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(vi) the Transfer will not be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

(c) No transferee of a Member’s Unit or interest in the Company shall become a substituted Member unless: (i) such Transfer has been made in compliance with Sections 8.3(a) and 8.3(b), (ii) the Board shall have consented to the transfer to such transferee and the admission of such transferee as a substituted Member (other than with respect to Transfers to a Permitted Transferee); (iii) such transferee has complied with the last sentence of Section 11.5(h) and (iv) the Transferring Member and the transferee shall have executed and acknowledged such other instruments as the Board may deem necessary and desirable.

(d) Each Member agrees that the Transfer restrictions in this Agreement may not be avoided by the holding of Units directly or indirectly through a Person in which equity interests in themselves can be sold to dispose of an interest in Units free of restrictions, including Oak Blocker, Kinnevik Blocker, a Summit Blocker and Town Hall Ventures Blocker. Any Transfer, or series of related Transfers, of equity interests of a Member resulting in any change in the control, directly or indirectly (whether by transfer of more than fifty percent (50%) of the economic interest of such Member or transfer of control by contract, sale of equity rights or otherwise), of such Member or of any other Person having control, directly or indirectly, over that Member shall be treated as being a Transfer of the Units held by that Member, and the provisions of this Agreement that apply in respect of the Transfer of Units shall thereupon apply in respect of the Units so held. Notwithstanding the foregoing, a Transfer, or a series of related Transfers, whether directly or indirectly, of equity interests of Kinnevik or of equity or economic interests or control of Walgreens, Cigna or their respective Affiliates shall not constitute a “Transfer” for purposes of this Section 8.3(d) so long as such transfers are not specifically targeted at the Company.

(e) Each Member hereby acknowledges the reasonableness of the conditions contained in this Section 8.3 in view of the purposes of the Company and the relationship of the Members. Any Person to whom Units or interests in the Company are attempted to be Transferred in violation of this Section 8.3 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or have any other rights in or with respect to the Units or interests in the Company;

(f) Each Member agrees that the Transfer restrictions in this Agreement (other than those set forth in Section 8.3(b), Section 8.3(c) (other than clause (ii)), Section 8.8 and with respect to Walgreens, Section 7.7) shall be inapplicable to: (x) Transfers of (A) Class E-1 Preferred Units, Class E-2 Preferred Units or Class E-3 Preferred Units held by a Summit Class A Member and (B) Class F Preferred Units or Class G Preferred Units, in each case, to Financial Investors or Members if an Initial Public Offering has not occurred within two (2) years of the Class E-1 Original Issue Date and (y) Transfers of Class E-3 Preferred Units approved by the Board.

8.4 Drag-Along Rights.

(a) If, at any time, (i) the Board, (ii) the Majority-in-Interest of the Common Unit Holders and (iii) the holders of a majority in voting power of the outstanding Common Units (including the Common Units issued or issuable upon conversion of Preferred Units) (the Members described in clauses (ii) and (iii), the “Selling Investors”), approve in writing a Sale of the Company to an Independent Third Party, the Board shall notify the Members and Economic Owners in writing of such proposed Sale of the Company. Upon request by the Selling Investors, each Member and Economic Owner and the Company will consent to and raise no objections to the proposed Sale of the Company, and will take all other actions reasonably necessary or desirable to cause the consummation of such Sale of the Company, and if such Sale of the Company is structured as (i) a merger or consolidation of the Company or a Company Asset Sale, each Member shall, and hereby does, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger, consolidation or sale, or (ii) a sale of Units, each Member shall, and hereby does, agree to sell their Units on the terms and conditions of the Sale of the Company. All Members shall bear their pro rata share (based upon proceeds received in respect of their Units) of the transaction costs in the Sale of the Company to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party. Costs incurred by Members on their own behalf shall not be considered costs of the transaction. The obligations of the Members and Economic Owners pursuant to this Section 8.4(a) with respect to a Sale of the Company are subject to the following conditions: (w) the consideration payable upon consummation of such Sale of the Company to all of the Members and Economic Owners shall be allocated among the Members and Economic Owners as set forth in Section 4.7; provided that if the Company does not elect to redeem all of the Class F Preferred Units in connection with the Sale of the Company, the Class F Preferred Unit Holders shall have the right to receive the payment set forth in clause (1) below upon consummation of such Sale of the Company in lieu of the payment of the portion of the transaction consideration to which they would otherwise be entitled that relates to the Class F Unpaid Accrued Dividends, (x) except as set forth in the proviso in clause (w) and except as set forth in clause (z), upon the consummation of the Sale of the Company, all of the Members and Economic Owners shall receive the same form of consideration per Unit of the same class or other equity interest, (y) with respect to the Blockers, such Sale of the Company shall satisfy Section 8.4(d), and (z) with respect to Cigna, if the acquirer in such Sale of the Company is a Designated Person, Cigna’s consideration in such transaction must be paid in cash in an amount equal to the fair market value of the transaction consideration to which Cigna would otherwise have been entitled in accordance with clause (y) if this clause (z) were disregarded, with the fair market value of any non-cash transaction consideration to be reasonably agreed between

Cigna and the Board, in each case acting in good faith. The Company shall not enter into any agreement for a transaction constituting a Sale of the Company unless (1) such agreement provides for the payment in cash to the Class F Preferred Unit Holders of an amount no less than the full amount of the aggregate Class F Unpaid Accrued Dividends pursuant to the terms set forth above, and (2) the acquiring or surviving Person in such Sale of the Company represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Sale of the Company such Person shall have sufficient funds to consummate such Sale of the Company and effect such payment.

(b) Each Member agrees to be bound by agreements with respect to indemnification obligations, amounts paid into escrow, amounts subject to holdbacks or amounts subject to post-closing purchase price adjustments, and agreements to appoint representatives; provided, that any such indemnification, escrow, holdback and adjustment obligations undertaken by any Member (A) shall be in proportion to such Member’s Units in the Company determined on the basis of such Member’s Fully Diluted Ownership Percentage as of the time of such Sale of the Company, and (B) shall not exceed the total amount of consideration received by such Member in connection with such Sale of the Company. No Member shall have to make any representations or warranties with respect to the Company or any of its Subsidiaries in such Sale of the Company; provided that each Member shall provide customary representations and warranties in its capacity as a Member of the Company (on a several and not joint basis), including with respect to such Member’s title to and ownership of the Units held by such Member. Finally, (i) no Class G Preferred Unit Holder, Class F Preferred Unit Holder, Class E-1 Preferred Unit Holder, Class E-2 Preferred Unit Holder , Class D Preferred Unit Holders, Class C Preferred Unit Holder, Class B Preferred Unit Holder or Class A Preferred Unit Holder (or holder of Common Units issued upon conversion of Preferred Units) shall be obligated to agree to any non-compete, non-solicitation or other restrictive covenant in connection with any such Sale of the Company and (ii) no Class E-3 Restricted Holder shall be obligated to agree to any restrictive covenants in connection with any such Sale of the Company that are materially more restrictive, in the aggregate, that those set forth on Schedule 7.10.

(c) To the extent that a Member or Economic Owner does not take any actions when requested by the Board pursuant to Section 8.4(a), each such Member or Economic Owner hereby constitutes and appoints the Board as such Member’s or Economic Owner’s true and lawful attorney-in-fact and authorizes such attorney-in-fact to execute on behalf of such Member or Economic Owner any and all documents and instruments which such attorney-in-fact deems necessary and appropriate in connection with the Sale of the Company. The foregoing power of attorney is irrevocable and is coupled with an interest.

(d) At the request of the Oak Blocker, the Kinnevik Blocker, any Summit Blocker and/or the Town Hall Ventures Blocker, any Sale of the Company shall be structured in a manner that ensures that all of the Blocker Equities of such Blocker shall be sold or transferred to a proposed purchaser in lieu of a sale of the Units owned by such Blocker, or in conjunction with any merger, consolidation, reorganization or similar transaction. For the avoidance of doubt, and subject to Section 4.7, any such sale of Blocker Equities of a Blocker shall be for consideration of an aggregate price equal to the amount such Blocker would have received had it sold its Units directly to the proposed purchaser. Any cash balance (net of accrued liabilities) held by such Blocker at the time of the Sale of the Company shall be distributed by such Blocker to the owner of the Blocker Equities of such Blocker immediately prior the effectiveness of such Sale of the Company.

(e) This Section 8.4 shall terminate upon the consummation of an Initial Public Offering.

8.5 Right of First Offer.

(a) Subject to the terms and conditions of Section 8.3, if any Member (in such capacity, a “Seller”) proposes to Transfer (the “Offer”) all or any part of such Member’s equity interests in the Company (other than in accordance with Section 3.14 and Section 8.11), the Seller shall give written notice (the “Proposed Sale Notice”) to the Company, each Major Holder (other than the Seller) (in such capacity, the “Offerees”), which Proposed Sale Notice shall (i) identify the type and amount of the equity interests in the Company (the “Offered Units”) which such Seller desires to sell, (ii) describe the terms and conditions of such Offer, including, without limitation, the proposed purchase price for such Offered Units, and (iii) contain an irrevocable offer to sell the Offered Units the Offeree at the purchase price contained in, and on the same terms and conditions of, the Proposed Sale Notice.

(b) If the Company desires to purchase all or any portion of the Offered Units, the Company shall communicate in writing (the “Company Offer Notice”) its election to purchase to the Seller and each Major Holder no later than thirty (30) days after transmittal of the Proposed Sale Notice by the Seller to the Company (the “Company Offer Period”), which Company Offer Notice shall state the number of Offered Units the Company desires to purchase and shall be given to the Seller within the Company Offer Period.

(c) If the Company elects to purchase less than all of the Offered Units, the Offerees shall have the right to purchase all or any portion of the Offered Units not offered to be acquired by the Company, and each Offeree (each, a “Participating Offeree”) shall communicate in writing its election to purchase such remaining Units to the Seller no later than thirty (30) days after transmittal of the Company Offer Notice by the Company (the “Offeree Offer Period”), which communication shall state the number of Offered Units that such Participating Offeree desires to purchase and shall be given to the Seller within the Offeree Offer Period. Each Offeree shall have the right to purchase up to that number of Offered Units not elected to be acquired by the Company which equals the product obtained by multiplying (i) the aggregate number of Offered Units not elected to be purchased by the Company by (ii) a fraction, the numerator of which is the number of Common Units at the time owned by such Offeree and the denominator of which is the number of Common Units at the time owned by all Offerees (in each case, calculated on a Fully Diluted Basis). If an Offeree does not exercise his, her or its right of first refusal, the Offered Units that could otherwise be allocated to such non-exercising Offeree shall be allocated to each Participating Offeree on a pro rata basis based on the number of Common Units then owned by such Participating Offeree (calculated on a Fully Diluted Basis).

(d) Sales of the Offered Units pursuant to this Section 8.5 shall be made at the offices of the Company on the thirtieth (30th) day following the last day of the Offeree Offer Period (or if such day is not a business day, then on the next succeeding business day), unless otherwise agreed to by the Seller and the Offeree. Such sales shall be affected by the Seller’s delivery to the Company and/or the Participating Offeree of a certificate or certificates, if any, evidencing the Offered Units to be purchased, duly endorsed for Transfer to the Company and/or the Participating Offeree, as applicable, against payment to the Seller of the purchase price therefor by the Company or the Participating Offeree, as applicable.

(e) If neither the Company nor the Offerees offer to purchase in the aggregate all of the Offered Units (the “Remaining Offered Units”), then, subject to the provisions of Section 8.6, if applicable, the Remaining Offered Units may be Transferred by the Seller to any Person (the “Proposed Transferee”) at any time within ninety (90) days following the last day of the Offeree Offer Period at a purchase price not less than, and on terms and conditions no less favorable to the Seller than, the purchase price contained in, and the terms and conditions of, the Proposed Sale Notice. Any Offered Units not sold within such ninety (90) day period shall, thereafter, be subject to the requirement of a prior Offer pursuant to this Section 8.5.

(f) Upon the Transfer of any Units pursuant to this Section 8.5, the Board shall be authorized to amend Exhibit A attached hereto to reflect such Transfer.

(g) This Section 8.5 shall not apply to any Transfer (i) pursuant to an Initial Public Offering, (ii) in a SPAC Transaction, (iii) in a Sale of the Company, (iv) to a Permitted Transferee pursuant to Section 8.3, including pursuant to Section 8.3(f), (v) pursuant to Section 8.6, (vi) pursuant to Section 8.9, (vii) made pursuant to Section 3.14 or (viii) made pursuant to Section 8.11. This Section 8.5 shall terminate upon the consummation of an Initial Public Offering.

8.6 Tag-Along Right.

(a) To the extent that the right of first offer is not exercised by the Company or the Offerees as provided in Section 8.5 above as to all Offered Units, each Major Holder and each Class E-3 Preferred Unit Holder (other than the Seller and any Class E-3 Preferred Unit Holder that has ceased to provide Services for any reason) (the “Tag-Along Members”) also shall be afforded the right to Transfer to such Proposed Transferee simultaneously therewith, on the same general terms and conditions as the terms and conditions set forth in the offer received by the Seller, a number of Units determined as provided in this Section 8.6 (the “Tag-Along Right”). If a Seller desires to Transfer Units, then in addition to the information provided for in the Offer pursuant to Section 8.5 above, the Seller shall state in the Offer that the Tag-Along Members may participate in such Transfer pursuant to this Section 8.6(a). Each Tag-Along Member wishing to participate in any Transfer under this Section 8.6(a) shall notify the Seller in writing of such intention within the Offeree Offer Period. The Seller and each participating Tag-Along Member shall have the right to Transfer to the Proposed Transferee all or any part of the Units proposed to be Transferred by them at not less than the price and upon other terms and conditions, subject to Section 8.6(b), if any, not more favorable to the Proposed Transferee than those in the Offer; provided, however, that any purchase of less than all of such Units by the Proposed Transferee shall be made from the Seller and each participating Tag-Along Member pro rata based upon the relative number of Units then directly or indirectly owned by the Seller (including through ownership of Blocker Equities) and each participating Tag-Along Member. The Seller will not Transfer any Units to the Proposed Transferee if such Proposed Transferee declines to allow the participation of the Tag-Along Members in such Transfer.

(b) Any Units required to be included in a Tag-Along Right shall be Transferred on at least the same terms and conditions as set forth in the Proposed Sale Notice; provided, that the price for the Preferred Units being sold by Tag-Along Members when a Seller is selling Common Units and the price for the Common Units sold by Tag-Along Members when a Seller is selling Preferred Units shall be appropriately adjusted based on the relative seniority, liquidation preference and applicable dividend provisions of the applicable Units and the conversion, exchange or exercise of the applicable Preferred Units into Common Units, as determined by the Board in good faith.

(c) At the request of the Oak Blocker, the Kinnevik Blocker, a Summit Blocker and/or the Town Hall Ventures Blocker, any Transfer of Units by such Blocker as a Tag-Along Member under this Section 8.6 shall be structured in a manner that ensures that the Blocker Equities of such Blocker shall be sold to a Proposed Transferee in lieu of a sale of the Units owned by such Blocker. For the avoidance of doubt, any such sale of Blocker Equities shall be in consideration of an aggregate purchase price equal to the amount such Blocker would have received had it sold its Units directly to the Proposed Transferee (provided that the amount payable to the holders of such Blocker Equities shall be adjusted so as to take into account any cash balances held by such Blocker) and shall be subject to the provisions of Section 8.9 hereof.

(d) This Section 8.6 shall not apply to any Transfer (i) pursuant to an Initial Public Offering, (ii) to a Permitted Transferee pursuant to Section 8.3, including pursuant to Section 8.3(f) (iii) made pursuant to Section 3.14 or (iv) made pursuant to Section 8.11. This Section 8.6 shall terminate upon the consummation of an Initial Public Offering.

(e) The Class E-3 Preferred Unit Representative (on behalf of all Class E-3 Preferred Unit Holders) shall have the power to grant a waiver of any and all Tag-Along Rights accruing to the Class E-3 Preferred Unit Holders.

8.7 Withdrawal of Members. No Member shall have the right to withdraw from the Company, except in the case of an Involuntary Withdrawal or Transfer of all of such Member’s Units in accordance with the terms of this Agreement. Immediately upon the occurrence of an Involuntary Withdrawal, the successor(s) of the Member so withdrawing shall thereupon become Economic Owner(s) but shall not become Member(s).

8.8 Market Stand-Off.

(a) Each Member that is not also a party to the Investors’ Rights Agreement agrees that, in connection with any registration of Units pursuant to an underwritten public offering, it shall not offer for sale, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any securities (issued or unissued) other than those registered and included in such underwritten offering, whether in a transaction that would require registration under the Securities Act or otherwise, until the expiration of a period of time (the “Market Stand-Off Period”) after the effective date of the registration statement filed by the Company with respect to Qualified IPO or any other listing event in which the common equity of the Company or a successor thereto becomes registered under the Exchange Act; provided, however, that the Market Stand-Off Period shall not exceed one hundred eighty (180) days with respect to an underwritten initial public offering of Units or common stock by the Company (or any successor thereto) or ninety (90) days with respect to any other listing event. Each Member further agrees to execute and deliver a customary lock-up agreement consistent with the foregoing and such other documents as are reasonable and customary in connection with an underwritten public offering, including, without limitation, a FINRA questionnaire, if requested to do so by the Company or the underwriters managing the underwritten offering and the underwriters shall be a third party beneficiary of this provision.

(b) Each Member that is not also a party to the Investors’ Rights Agreement agrees that it shall not, during the period commencing on the SPAC Effective Time and ending on the date specified by the Company or its successor (such period not to exceed one hundred eighty (180) days): (i) offer for sale, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any securities (issued or unissued), in each case, held immediately prior to the SPAC Effective Time or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities or other securities, in cash, or otherwise. The foregoing provisions of this Section 8.8(b) shall apply only to a SPAC Transaction, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or in the open market following such SPAC Transaction. Each such Member agrees to execute such agreements as may be reasonably requested by the Company or its successor in the SPAC Transaction that are consistent with this Section 8.8(b) or that are necessary to give further effect thereto.

(c) The Members agree that this Section 8.8 shall survive any conversion pursuant to Article IX and shall be enforceable by VMD Corporation with respect to any shares of common stock thereof held by Members following such conversion pursuant to Article IX.

8.9 Additional Rights and Obligations of Blocker.

(a) Notwithstanding anything in this Agreement to the contrary, in addition to any other rights of any Blocker pursuant to this Agreement, if requested by a Blocker in connection with any Transfer, the Company and the other Members shall structure such Transfer so as to include the right on the part of the holders of the Blocker Equities of such Blocker to sell all or a portion of their Blocker Equities to the purchaser in such Transfer (each such purchaser, a “New Blocker Stockholder”), on terms and conditions no less favorable to such holders than the terms (including price) that would have applied to such Blocker if such Blocker had sold its Units to such purchaser; provided, however, that, for the avoidance of doubt, the holders of securities of such Blocker will not be required to sell all or any portion of their Blocker Equities to the purchaser in a Transfer if such terms and conditions are less favorable that the terms (including price) that would have applied to such Blocker if such Blocker had sold its Units.

(b) Notwithstanding anything to the contrary herein, in exchange for the rights granted to Oak, Kinnevik, Town Hall Ventures and the Summit Blockers and Walgreens in Section 8.9(a), Oak and each other holder of Oak Equities, Kinnevik and each holder of Kinnevik Equities and Town Hall Ventures and each holder of Town Hall Ventures Equities and the Summit Blockers, on their own behalf or on the behalf of the holders of Summit Blocker Equities, agree to enter into a stockholders agreement with each such New Blocker Stockholder so that such New Blocker Stockholder shall be afforded the same rights, preferences and privileges that would have been afforded to such New Blocker Stockholder had such New Blocker Stockholder been allowed to purchase Units in the Company as opposed to Blocker Equities. Additionally, Oak and each other holder of Oak Equities, Kinnevik and each other holder of Kinnevik Equities and Town Hall Ventures and each other holder of Town Hall Ventures Equities and the Summit Blockers, as the case may be, agree to use their respective commercially reasonable efforts to equitably determine the number of shares of Blocker Equities to be sold to such New Blocker Stockholder in connection with any such Transfer pursuant to Section 8.9(a) based on the implied total equity valuation of the Company in the proposed sale to the New Blocker Stockholder.

8.10 Covenants of Blockers. Oak Blocker was formed on or about August 5, 2015 solely to own Preferred Units on behalf of Oak (and, as of and following the Effective Date, Walgreens). From and after September 15, 2015, Oak Blocker (x) has not engaged or will engage in any material business activities other than (i) ownership of Units owned by Oak Blocker, (ii) activities incidental to maintenance of its corporate existence or (iii) performance of its obligations under the provisions hereof and the covenants set forth in this Section 8.10 and (y) shall not (1) own any assets or any equity interests in any Person (other than Units owned by Oak Blocker), (2) employ or contract with any Person (other than being a party to this Agreement) or (3) incur any funded indebtedness or other liabilities of any kind except for unpaid taxes (that are current taxes not yet due and payable) attributable to its ownership of Units and other than pursuant to this Agreement and incidental and de minimis payment obligations incurred in connection with maintaining its corporate existence. In addition, after the date hereof, any issuance of additional shares of capital stock of Oak Blocker to any current or prospective stockholders shall be subject to Section 8.3(d) and the organizational documents of Oak Blocker. Kinnevik Blocker was formed on or about July 25, 2019 solely to own Units on behalf of Kinnevik (and, as of and following the Effective Date, Walgreens). From and after the date hereof, Kinnevik Blocker (x) has not engaged or will engage in any material business activities other than (i) ownership of Preferred Units owned by Kinnevik Blocker, (ii) activities incidental to maintenance of its corporate existence or (iii) performance of its obligations under the provisions hereof and the covenants set forth in this Section 8.10 and (y) shall not (1) own any assets or any equity interests in any Person (other than Units owned by Kinnevik Blocker), (2) employ or contract with any Person (other than being a party to this Agreement) or (3) incur any funded indebtedness or other liabilities of any kind except for unpaid taxes (that are current taxes not yet due and payable) attributable to its ownership of Units and other than pursuant to this Agreement and incidental and de minimis payment obligations incurred in connection with maintaining its corporate existence. In addition, after the date hereof, any issuance of additional shares of capital stock of Kinnevik Blocker to any current or prospective stockholders shall be subject to Section 8.3(d) and the organizational documents of Kinnevik Blocker. From and after the date hereof, each Summit Blocker (x) has not engaged or will engage in any material business activities other than (i) ownership of Units owned by such Summit Blocker, (ii) activities incidental to maintenance of its corporate existence or (iii) performance of its obligations under the provisions hereof and the covenants set forth in this Section 8.10 and (y) shall not (1) own any assets or any equity interests in any Person (other than Units owned by such Summit Blocker), (2) employ or contract with any Person (other than being a party to this Agreement and activities in connection with Transfers of Units) or (3) incur any funded indebtedness or other liabilities of any kind except for unpaid taxes (that are current taxes not yet due and payable) attributable to its ownership of Preferred Units and other than pursuant to this Agreement and incidental and de minimis payment obligations incurred in connection with maintaining its corporate existence. In addition, after the date hereof, any issuance of additional shares of capital stock of such Summit Blocker to any current or prospective stockholders shall be subject to Section 8.3(d) and the organizational documents of such Summit Blocker. Town Hall Ventures Blocker was formed on or about August 12, 2019 solely to own Units on behalf of Town Hall Ventures (and, as of and following the Effective Date, Walgreens). From and after the date hereof, Town Hall Ventures Blocker (x) has not engaged or will engage in any material business activities other than (i) ownership of Units owned by Town Hall Ventures Blocker, (ii) activities incidental to maintenance of its corporate existence or (iii) performance of its obligations under the provisions hereof and the covenants set forth in this Section 8.10 and (y) shall not (1) own any assets or any equity interests in any Person (other than Units owned by Town Hall Ventures Blocker), (2) employ or contract with any Person (other than being a party to this Agreement) or (3) incur any funded indebtedness or other liabilities of any kind except for unpaid taxes (that are current taxes not yet due and payable) attributable to its ownership of Preferred Units and other than pursuant to this Agreement and incidental and de minimis payment obligations incurred in connection with maintaining its corporate existence. In addition, after the date hereof, any issuance of additional shares of capital stock of Town Hall Ventures Blocker to any current or prospective stockholders shall be subject to Section 8.3(d) and the organizational documents of Town Hall Ventures Blocker.

8.11 Call Rights.

(a) Termination of Service Call Right. If a Class E-3 Restricted Holder ceases to provide Services for any reason other than a Qualifying Retirement, all of the Class E-3 Preferred Units held by such Class E-3 Restricted Holder and by any of such Class E-3 Restricted Holder’s permitted transferees as a result of a Transfer by such Class E-3 Restricted Holder (other than any Class E-3 Preferred Units which are forfeited in connection therewith pursuant to this Agreement), will be subject to repurchase by the Company, as determined by the Board, pursuant to the terms and conditions set forth in this Section 8.11 (the “Service Call Right”) at a purchase price equal to the fair market value of such Class E-3 Preferred Units as of the date the Call Notice (as defined below), as determined in good faith by the Board.

(b) Non-Accredited Investor Call Right. If a Class E-3 Restricted Holder ceases to be an “accredited investor” (as such term is defined in the rules and regulations promulgated under the Securities Act), or, following request by the Company, fails to provide within ten (10) days of such request proof of their continuing “accredited investor” (as such term is defined in the rules and regulations promulgated under the Securities Act) status as in the Company’s determination can reasonably be used to verify their status as an “accredited investor” (as such term is defined in the rules and regulations promulgated under the Securities Act), all of the Class E-3 Preferred Units held by such Class E-3 Restricted Holder and by any of such Class E-3 Restricted Holder’s permitted transferees as a result of a Transfer by such Class E-3 Restricted Holder will be subject to repurchase by the Company, as determined by the Board, pursuant to the terms and conditions set forth in this Section 8.11 (the “Non-Accredited Investor Call Right”) at a purchase price equal to the fair market value of such Class E-3 Preferred Units as of the date the Call Notice, as determined in good faith by the Board.

(c) Compliance Call Right. On any date the number of Members equals or exceeds fifteen hundred (1500) Members, any or all of the Units held by a Class E-3 Restricted Holder and by any of such Class E-3 Restricted Holder’s permitted transferees as a result of a Transfer by such Class E-3 Restricted Holder will be subject to repurchase by the Company pursuant, as determined by the Board, to the terms and conditions set forth in this Section 8.11 (the “Compliance Call Right” and, together with the Service Call Right and Non-Accredited Investor Call Right, the “Call Right”) at a purchase price equal to the fair market value of such Class E-3 Preferred Units as of the date the Call Notice, as determined in good faith by the Board. At any time that the Compliance Call Right is exercisable, the Board may exercise such Compliance Call Right with respect to any portion or all of the Class E-3 Restricted Holders or such Class E-3 Restricted Holders’ permitted transferees that the Board may determine in its sole and absolute discretion, regardless of the number of Members remaining after exercise of such Compliance Call Right with respect to any such Class E-3 Restricted Holders or such Class E-3 Restricted Holders’ permitted transferees.

(d) Call Right Mechanics.

(i) The Company, as determined by the Board, may elect to purchase all or any number of the Class E-3 Preferred Units of any Class E-3 Restricted Holder or such Class E-3 Restricted Holder’s permitted transferees that become subject to the Call Right by delivering written notice (the “Call Notice”) to such Class E-3 Restricted Holder (and the delivery of the Call Notice to such Class E-3 Restricted Holder shall constitute delivery of such Call Notice to any Class E-3 Restricted Holder’s permitted transferee). In the event the Company elects to exercise its Call Right pursuant to (A) Section 8.11(a), delivery of the Call Notice must occur within one hundred eighty (180) days after the Termination Date, (B) Section 8.11(b), delivery of the Call Notice may occur at any time after the Board had actual notice of the circumstances giving rise to the Company’s Call Right (provided, that on the date the Call Notice is delivered, the Board does not have actual notice that the circumstances giving rise to the Company’s Call Right no longer exist) or (C) Section 8.11(c), delivery of the Call Notice may occur at any time following the date the Board had actual notice of the circumstances giving rise to the Company’s Call Right, provided that on the date the Call Notice is delivered there are at least fifteen hundred (1500) Members. The Call Notice will set forth the number of Class E-3 Preferred Units (the “Call Units”) to be acquired from each such Class E-3 Restricted Holder, the aggregate consideration to be paid for such Call Units and the time and place for the closing of the purchase.

(ii) The closing of the purchase of any Call Units pursuant to a Call Right shall take place on the date designated by the Company in the Call Notice, which date shall not be more than thirty (30) days following the end of the fiscal quarter in which the Call Notice is delivered. The Company may pay for the Call Units to be purchased by it pursuant to the Call Right, at the Board’s discretion, by (w) cash payable by delivery of a check or a wire transfer of immediately available funds, (x) the cancellation of any indebtedness owed by the applicable Class E-3 Restricted Holder to the Company or any Subsidiary thereof, (y) delivery of securities of a Subsidiary of the Company, after which the Company shall cause such Subsidiary to redeem or repurchase from the applicable Class E-3 Restricted Holder before the expiration of the fifteen (15) day period immediately following the date in which the Call Notice is delivered or (z) a note for the unpaid purchase price (with a maturity of no longer than five (5) years and interest at a prime rate plus two percent (2%); provided that repayment of any such note shall be accelerated in the event of an Initial Public Offering or a Sale of the Company). The Company or its assignee, as the case may be, will be entitled to receive representations and warranties from the applicable Class E-3 Restricted Holder and such Class E-3 Restricted Holder’s permitted transferees regarding title of the Call Units pursuant to documentation in customary form that is reasonably acceptable to the Company.

(iii) In the event that the Company (or its assignee) exercises any Call Right and, following the date that the Company pays the Class E-3 Restricted Holder (a “Former E-3 Member”) and such Former E-3 Member’s permitted transferees the applicable purchase price for the Call Units held by such Former E-3 Member and such Former E-3 Member’s permitted transferees and repurchased according to the applicable Call Right and such former Member (x) materially breaches the terms of this Agreement or any of the restrictions set forth on Schedule 7.10 applicable to such Former E-3 Member or (y) engages in fraud, illegal or dishonest action (excluding traffic violations or similar misdemeanors), gross negligence or willful misconduct that, in each case, substantially harms the operation or prospects of any Company Entity as determined by the Board in good faith (collectively, a “Breach”), such Former E-3 Member or his or her permitted transferee, as applicable, shall pay to the Company, within ten (10) Business Days following the date of discovery of such Breach by the Board, as applicable, an amount equal to the excess of (A) the amount the Company paid such Former E-3 Member or his or her permitted transferee to purchase such Call Units, over (B) the aggregate Unreturned Capital Contribution in respect of such Call Units as of the date of discovery of a Breach by the Board.

(iv) All repurchases of Call Units pursuant to this Section 8.11 shall be subject to all restrictions under applicable law and all restrictions and limitations contained in the Company’s and its Subsidiaries’ financing agreements. If any such restrictions or limitations prohibit or limit the repurchase of Call Units which the Company is otherwise entitled to make upon exercise of the Call Right (including, for the avoidance of doubt, any limitation or prohibition set forth in any financing agreement to which the Company or its Subsidiaries are parties that prohibit or limit the amount of distributions that may be made to the Company from any such Subsidiary) (a “Prohibition Event”), the Company shall have the right in respect of any Call Units for which it has exercised a Call Right (x) to delay the payment of any note issued in accordance with Section 8.11(d)(ii) until such Prohibition Event ceases to exist or (y) to delay the exercise of the Call Right with respect to the Call Units until such Prohibition Event ceases to exist. The Company may assign its rights under this Section 8.11 to any of its Subsidiaries.

(v) Each Class E-3 Restricted Holder hereby irrevocably appoints (and upon any Transfer to such Class E-3 Restricted Holder’s permitted transferee, each such Class E-3 Restricted Holder’s permitted transferee shall be deemed to have irrevocably appointed) the Chief Executive Officer of the Company or any designee thereof, such Class E-3 Restricted Holder’s duly appointed proxy and attorney in fact (with full power of substitution and resubstitution) to take any action which may be necessary of, or required by, such Class E-3 Restricted Holder or such Class E-3 Restricted Holder’s permitted transferee pursuant to this Section 8.11, including to effect a Transfer of Call Units to the Company or any assignee thereof in accordance with the terms set forth this Section 8.11; provided, if a Class E-3 Restricted Holder has exercised its rights (if any) to dispute the Board FMV pursuant to Section 8.11(d)(vi) of this Agreement, no action shall be taken by such Class E-3 Restricted Holder’s duly appointed proxy and attorney in fact and no Transfer of Call Units to the Company shall be effected until such dispute is resolved in accordance with Section 8.11(d)(vi). The foregoing proxy and appointment of attorney in fact is coupled with an interest and shall be irrevocable, and each Class E-3 Restricted Holder (and such Class E-3 Restricted Holder’s permitted transferee) will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of such proxy and appointment and hereby revokes any proxy or similar appointment previously granted by such Class E-3 Restricted Holder or such Class E-3 Restricted Holder’s permitted transferee with respect to any Call Units.

(vi) If the Company exercises its Call Rights with respect to Call Units and such Class E-3 Restricted Holder holds at least [ ⚫ ]2 Class E-3 Preferred Units and, acting in good faith, disagrees with the Board’s determination of the fair market value of such Call Units (the “Board FMV”), then such Class E-3 Restricted Holder shall be entitled to deliver to the Board a written notice of objection within five (5) Business Days after the Board FMV is communicated to such Class E-3 Restricted Holder. Upon receipt by the Board of such Class E-3 Restricted Holder’s written notice of objection, the Board and the Class E-3 Restricted Holder shall negotiate in good faith to agree on the Fair Market Value of such Class E-3

[2]	To be equal to $10M of Class E-3 Preferred Units.

Restricted Holder’s Call Units subject to the Call Right being exercised by the Company. If such agreement is not reached within ten (10) Business Days (fifteen (15) Business Days if the Board exercise its right under the second proviso to this sentence) after receipt by the Board of such Class E-3 Restricted Holder’s written notice of objection, the Fair Market Value of such Class E-3 Restricted Holder’s Call Units subject to such Call Right shall be determined by an independent third-party appraiser who shall be selected by the Board subject to the approval of such Class E-3 Restricted Holder (such approval not to be unreasonably withheld, conditioned or delayed); provided that, in the event the Board and such Class E-3 Restricted Holder are unable to agree on the identity of the appraiser within ten (10) Business Days, each of the Board and such Class E-3 Restricted Holder shall provide the name of one (1) potential appraiser and such potential appraisers shall jointly select the appraiser; provided, further, however, that in the event the Company has exercised its Call Right with respect to Call Units held by multiple Class E-3 Restricted Holders at substantially the same time and more than one Class E-3 Restricted Holder has objected to the Board FMV, (A) the Company shall not be required to engage more than one appraiser with respect to all such objecting Class E-3 Restricted Holders, (B) an independent third party appraiser selected by the Board shall be deemed satisfactory to all such objecting Class E-3 Restricted Holders if such independent third-party appraiser is approved by the Class E-3 Restricted Holder holding Call Units subject to an exercised Call Right with the highest aggregate Board FMV, and (C) if the Board and the Class E-3 Restricted Holder holding Call Units with the highest Board FMV are unable to agree on the identity of the appraiser within fifteen (15) Business Days, each of the Board and such Class E-3 Restricted Holder shall provide the name of one (1) potential appraiser and such potential appraisers shall jointly select an independent third-party appraiser; provided, further, that any appraiser appointed hereunder shall be competent and qualified by training and expertise and shall be a nationally recognized consulting, valuation or investment banking firm experienced in valuing private companies. The Board and such Class E-3 Restricted Holder(s) shall cause the appraiser to submit to them, within thirty (30) days of its engagement, a report setting forth its determination of the Fair Market Value (the “Appraiser FMV”), which shall be based solely on written submissions by the Company and the Class E-3 Restricted Holder as to the Fair Market Value made within fifteen (15) Business Days of engaging such appraiser and not by independent review, and shall be final and binding upon all parties. No discovery will be permitted and no arbitration hearing will be held. If either (i) the Appraiser FMV is equal to the Board FMV or (ii) the Appraiser FMV is either (x) less than the Board FMV but equal to or greater than ninety two and a half percent (92.5%) of the Board FMV or (y) greater than the Board FMV but equal to or lesser than one hundred seven and a half percent (107.5%) of the Board FMV, in each of (i) and (ii), the Board FMV shall govern and the Class E-3 Restricted Holder (or Class E-3 Restricted Holders) shall bear all costs, fees and expenses of the appraisal (any allocation of costs, fees or expenses of the appraisal among objecting Members shall be made pro rata among such Class E-3 Restricted Holders in accordance with the proportion that each Class E-3 Restricted Holder’s Board FMV bears to the aggregate Board FMV of all objecting Members). In the event that the appraiser disagrees with the Board FMV and the Appraiser FMV is not within the ranges described in the immediately preceding sentence, then the Appraiser FMV shall govern and the Company shall bear all costs, fees and expenses of the appraisal; provided that the Company shall have the right to rescind its exercise of the Call Right within ten (10) Business Days of delivery by the appraiser of written communication to the Company setting forth the Appraiser FMV.

(vii) The Company shall, and the Board and any officer of the Company is hereby authorized to, amend any schedule to this Agreement from time to time to reflect the exercise of any Call Right pursuant to this Agreement.

(viii) For the avoidance of doubt, the provisions of this Section 8.11 shall not be applicable to any Summit Blocker and the Units held by a Summit Class A Member shall not be subject to repurchase hereunder.

(ix) Upon the consummation of the Initial Public Offering, the provisions of this Section 8.11 shall automatically terminate and be of no further force or effect.

ARTICLE IX

CONVERSION TO CORPORATION

9.1 Conversion to a Corporation in connection with a Qualified IPO. Notwithstanding anything to the contrary contained in this Agreement (other than Section 5.1(r)(v) and the other provisions of this Article IX), immediately prior to the effectiveness of a registration statement under the Securities Act in connection with the listing of the shares of common stock of VMD Corporation on a National Securities Exchange in connection with a Qualified IPO (the “Effective Time”), the Company shall convert to a corporation, or shall otherwise be reorganized (whether through member exchange or otherwise), so that the Company (or any direct or indirect subsidiary of the Company) becomes wholly owned or controlled by a corporation (in either such case, such new corporation is referred to herein as the “VMD Corporation”), which such conversion or reorganization may be accomplished in the manner specified by the IPO Committee or, if the IPO Committee is not authorized to act, by the Board with Special Board Approval, through one or more transactions or structures (which may include, but not limited to, one or more Members being required to contribute its Units, or its interest in the entity holding such Units, to the VMD Corporation). The Company shall notify the Members (including at least twenty (20) days prior to the Company’s good faith estimate of the date of the effectiveness of a registration statement under the Securities Act with respect to such Qualified IPO) of any such conversion or reorganization, and the Members and holders of Unit Equivalents will (a) cooperate with the Board in all respects in such conversion or reorganization and enter into any transaction (including, but not limited to, any exchange or transfer of Units) required to effect such conversion or reorganization, (b) vote their Units in favor of any such transaction required to consummate such conversion or reorganization, if requested by the Board and not exercise any dissenter’s rights or rights to seek an appraisal under Delaware law in connection with such conversion and (c) execute all agreements, documents, consents and instruments reasonably required by the Board consistent with this Section 9.1. The Company shall use commercially reasonable efforts to form the VMD Corporation and structure the conversion of Units pursuant to Section 9.2 on a tax free basis to the Members. For the avoidance of doubt, the foregoing obligation to use commercially reasonable efforts shall require the Company to reasonably consult in good faith with Cigna, Cigna’s tax advisors, Walgreens and Walgreens’ tax advisors in planning for and structuring any such Qualified IPO. To the extent reasonably practicable, the formation of the VMD Corporation (but prior to giving effect to the consummation of a Qualified IPO) shall be done in a manner that protects the economic and governance rights of the Members, such that each Member retains the same (or substantially equivalent) economic interests in the VMD Corporation as they held in the Company, continues to have the same (or substantially equivalent) relative rights, privileges, preferences, contractual and governance rights and obligations relating to such economic interests as they had relative to their economic interests in the Company and has the same (or substantially equivalent) voting rights, consent rights and covenant protections that they enjoy with respect to the Company; provided that (x) it is agreed that a conversion in accordance with Section 9.2 does not violate such requirement and (y) the Class E-3 Preferred Unit Holders acknowledge and agree that if an Initial Public Offering takes the form of an “Up-C” transaction (or other similar transaction having substantially the same tax treatment), the Class E-3 Preferred Unit Holders shall not be entitled to any benefits under any tax receivable agreement (or similar agreement) or any payment or other consideration in lieu of being entitled to any such benefits; provided, further, that the Company shall discuss with Class E-3 Preferred Unit Representative and consider in good faith a request to provide the Class E-3 Preferred Unit Holders benefits under any tax receivable agreement in a manner that does not prejudice other Unit Holders. For the avoidance of doubt, if an Initial Public Offering takes the form of an “Up-C” transaction (or other similar transaction having substantially the same treatment), the IPO Committee or the Board, as the case may be, may determine that each holder of Class F Preferred Units shall be entitled to receive, in lieu of any shares of Common Stock such holder is entitled to receive pursuant to this Agreement in connection with such Initial Public Offering, common units and the same customary exchange, redemption and other related rights (including any rights under a tax receivables agreement) with respect to such common units as other holders receiving such rights.

9.2 Conversion of Units. Subject to Section 5.1(r)(v) and the other provisions of this Article IX, upon such conversion or reorganization, the Units will be converted into stock of the VMD Corporation on the following terms or on such other terms as the IPO Committee, and if the IPO Committee is not authorized to act, as the Board, determines to be necessary or desirable (it being agreed that, notwithstanding the succeeding subsections, the IPO Committee or the Board, as the case may be, may determine that, in connection with such conversion or reorganization, certain Units need not be converted into stock of the VMD Corporation):

(a) Preferred Units. Subject to and effective immediately prior to the Effective Time, (i) the Company’s outstanding Class A Preferred Units will be converted into shares of Class A Common Stock , mutatis mutandis, on the terms set forth in Section 3.9 as if the Class A Preferred Units were converted into Common Units immediately prior to the conversion of the Company, (ii) the Company’s outstanding Class B Preferred Units will be converted into shares of Class B Common Stock, mutatis mutandis, on the terms set forth in Section 3.9 as if the Class B Preferred Units were converted into Common Units immediately prior to the conversion of the Company, (iii) the Company’s outstanding Class C Preferred Units will be converted into shares of Class B Common Stock, mutatis mutandis, on the terms set forth in Section 3.9 as if the Class C Preferred Units were converted into Common Units immediately prior to the conversion of the Company, (iv) the Company’s outstanding Class D Preferred Units will be converted into shares of Class B Common Stock, mutatis mutandis, on the terms set forth in Section 3.9 as if the Class D Preferred Units were converted into Common Units immediately prior to the conversion of the Company, (v) the Company’s outstanding Class E Preferred Units will be converted into shares of Class B Common Stock, mutatis mutandis, on the terms set forth in Section 3.9 as if the Class E Preferred Units were converted into Common Units immediately prior to the conversion of the Company, (vi) the Company’s outstanding Class F Preferred Units will be converted into shares of Class B Common Stock, mutatis mutandis, on the terms set forth in Section 3.9 as if the Class F Preferred Units were converted into Common Units immediately prior to the conversion of the Company, and (vii) the Company’s outstanding Class G Preferred Units will be converted into shares of Class B Common Stock, mutatis mutandis, on the terms set forth in Section 3.9 as if the Class G Preferred Units were converted into Common Units immediately prior to the conversion of the Company; provided that solely to the extent the Effective Time has occurred on or following the Voting Power Date, all such Preferred Units described above will be converted into shares of Class A Common Stock. Notwithstanding the foregoing, to the extent that the value (based on the valuation implied by the price per share to the public in the Qualified IPO) of the number of shares of Common Stock to be received by any Member with respect to its Preferred Units exceeds the Unreturned Capital Contributions of such Member with respect to such Preferred Units (such excess, the “IPO Participating Excess”), such number of shares of Common Stock to be received by such Member shall be reduced by a number of shares of Common Stock with a value (based on the valuation implied by the price per share to the public in the Qualified IPO) equal to the lesser of (x) the IPO Participating Excess and (y) any Tax Distributions paid to such Member with respect to such Preferred Units pursuant to Section 4.5 to the extent such Tax Distributions have not been repaid or have not had the effect of reducing the amount otherwise distributable to such Member in accordance with Section 4.5 as of immediately prior to conversion (“Outstanding Tax Distributions”); provided further that, at the option of any such Member, such Member may (in lieu of having the lesser of the amount described in clause (x) or (y) of the immediately preceding proviso reduce its entitlement to shares of Common Stock pursuant to the immediately preceding proviso) repay in cash the lesser of the amount described in clause (x) or (y) of the immediately preceding proviso, plus an amount, as determined in good faith by the Board, of cash interest accruing at a rate of five percent (5%) per annum from the date of each such Outstanding Tax Distribution (or portion thereof) through the date of such conversion.

(b) Junior Units. Each Junior Unit (other than Class L Units) and any other Low Vote Units will be converted into one share of Class B Common Stock and each Class L Unit will be converted into one share of Class A Common Stock, in each case having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Junior Units (other than as to matters that reflect inherent differences between corporate and limited liability company form), provided, however, that Class B Units, Class L Units and Common Profits Units with a Distribution Threshold greater than zero may be converted into a lesser number of units of Common Stock as adjusted to reflect the differences, if any, in the fair market value of the relevant Class B Unit, Class L Units or Common Profit Unit (as applicable) as compared to the fair market value of a Junior Unit having a Distribution Threshold equal to zero. In determining the fair market value of a Unit for purposes of the preceding sentence, such value shall be determined based upon the amount each Unit would receive if the Company sold its assets for their fair market value as a going concern, paid its liabilities and distributed the proceeds in accordance with Section 4.7; provided that, the number of shares of Common Stock to be received by any Member with respect to its Junior Units shall be reduced by a number of shares of Common Stock with a value (based on the valuation implied by the price per share to the public in the Qualified IPO as determined in good faith by the Board) equal to the Outstanding Tax Distributions paid to such Member with respect to such Junior Units; provided further that, at the option of any such Member, such Member may (in lieu of having any such Outstanding Tax Distributions reduce its entitlement to shares of Common Stock pursuant to the immediately preceding proviso) repay in cash the aggregate amount of such Outstanding Tax Distributions previously paid to such Member by the Company pursuant to Section 4.5 plus an amount, as determined in good faith by the Board, of cash interest accruing at a rate of five percent (5%) per annum from the date of each such Outstanding Tax Distribution through the date of such conversion.

9.3 Conversion to Corporation upon Election.

(a) Notwithstanding anything to the contrary contained in this Agreement, upon the written election of a Majority-in-Interest (including a Preferred Majority Interest unless such conversion is being effected as a condition to the creation of a new class of Units or other equity securities to be issued in one or more transactions after the Effective Date as part of an equity financing that is approved by the Board) and, for so long as Cigna and its Affiliates continue to own fifty-percent (50%) of the Unit Equivalents (on a Fully Diluted Basis) held by Cigna following the issuance of all Units issuable to Cigna pursuant to the Class E and Class F Purchase Agreement, with the consent of Cigna (which consent shall not be unreasonably withheld, conditioned or delayed), and, for so long as Walgreens and its Affiliates continue to own fifty-percent (50%) of the Unit Equivalents (on a Fully Diluted Basis) held by Walgreens and its Affiliates as of the Effective Date (including any issuance of Class F-4 Preferred Units with respect to Cigna’s purchase of Class F-3 Preferred Units thereunder), with the consent of Walgreens (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall convert to the VMD Corporation, which such conversion or reorganization may be accomplished in the manner specified by the Board through one or more transactions or structures (which shall include each Member being permitted to contribute its Units, or its interest in the entity holding such Units, to the VMD Corporation). The Company shall notify the Members (at least twenty (20) days prior) of any such conversion or reorganization, and the Members and holders of Unit Equivalents will (i) cooperate with the Board in all respects in such conversion and enter into any transaction required to effect such conversion, (ii) vote their Units in favor of any such transaction required to consummate such conversion, if requested by the Board and not exercise any dissenter’s rights or rights to seek an appraisal under Delaware law in connection with such conversion and (iii) execute all agreements, documents and instruments reasonably required by the Board consistent with this Section 9.3. The formation of the VMD Corporation and the conversion of Units pursuant to Section 9.3(b) shall be effected on a tax free basis to the Members and in a manner that protects the economic and governance rights of the holders of Preferred Units, such that each Member retains the same (or substantially equivalent) economic interests in the VMD Corporation as they held in the Company, continues to have the same (or substantially equivalent) relative rights, privileges, preferences, contractual and governance rights and obligations relating to such economic interests as they had relative to their economic interests in the Company and has the same (or substantially equivalent) voting rights, consent rights and covenant protections that they enjoy with respect to the Company.

(b) Conversion of Units. Upon such conversion, the Units will be converted into stock of the VMD Corporation on the following terms:

(i) Preferred Units. The Company’s outstanding Class A Preferred Units will be converted into shares of preferred stock of the VMD Corporation having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Class B Preferred Units (other than as to matters that reflect inherent differences between corporate and limited liability company form). The Company’s outstanding Class B Preferred Units will be converted into shares of preferred stock of the VMD Corporation having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Class B Preferred Units (other than as to matters that reflect inherent differences between corporate and limited liability company form). The Company’s outstanding Class C Preferred Units will be converted into shares of preferred stock of the VMD Corporation having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Class C Preferred Units (other than as to matters that reflect inherent differences between corporate and limited liability company form). The Company’s outstanding Class D Preferred Units will be converted into shares of preferred stock of the VMD Corporation having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Class D Preferred Units (other than as to matters that reflect inherent differences between corporate and limited liability company form). The Company’s outstanding Class E Preferred Units will be converted into shares of preferred stock of the VMD Corporation having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Class E Preferred Units (other than as to matters that reflect inherent differences between corporate and limited liability company form). The Company’s outstanding Class F Preferred Units will be converted into shares of preferred stock of the VMD Corporation having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Class F Preferred Units (other than as to matters that reflect inherent differences between corporate and limited liability company form). The Company shall use commercially reasonable efforts to (i) structure any preferred stock of the VMD Corporation that Cigna receives in exchange for its Class F Preferred Units in a manner that is tax-efficient to Cigna and (ii) structure any preferred stock of the VMD Corporation that Walgreens receives in exchange for its Class F Preferred Units in a manner that is tax-efficient to Walgreens, it being agreed and understood that such structurings shall relate solely to the tax treatment of such preferred stock and shall not require any changes to the commercial terms of such preferred stock set forth in this Agreement and shall not disproportionately adversely impact holders of any other Class of Units. The Company’s outstanding Class G Preferred Units will be converted into shares of preferred stock of the VMD Corporation having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Class G Preferred Units (other than as to matters that reflect inherent differences between corporate and limited liability company form); provided that, to the extent that the value (based on the fair market value as of the conversion date as determined in good faith by the Board) of the number of shares of preferred stock to be received by any Member with respect to its Preferred Units exceeds the Unreturned Capital Contributions of such Member with respect to such Preferred Units (such excess, the “Other Participating Excess”), such number of shares of preferred stock to be received by such Member shall be reduced by a number of shares of preferred stock with a value (based on the fair market value of such preferred stock as of the conversion date as determined in good faith by the Board) equal to the lesser of (x) the Other Participating Excess and (y) the Outstanding Tax Distributions paid to such Member with respect to such Preferred Units; provided further that, at the option of any such Member, such Member may (in lieu of having the lesser of the amount described in clause (x) or (y) of the immediately preceding proviso reduce its entitlement to shares of preferred stock pursuant to the immediately preceding proviso) repay in cash the lesser of the amount described in clause (x) or (y) of the immediately preceding proviso, plus an amount, as determined in good faith by the Board, of cash interest accruing at a rate of five percent (5%) per annum from the date of each such Outstanding Tax Distribution (or portion thereof) through the date of such conversion.

(ii) Junior Units. Each Junior Unit (other than Class L Units) will be converted into one share of Class A common stock and each Class L Unit will be converted into one share of Class B Common Stock, in each case having the same designations preferences, privileges or powers and relative, participating, optional or other special rights or qualifications, limitations or restrictions as those applicable to the Junior Units (other than as to matters that reflect inherent differences between corporate and limited liability company form), provided, however, that Class B Units, Class L Units and Common Profits Units with a Distribution Threshold greater than zero may be converted into a lesser number of units of Common Stock as adjusted to reflect the differences, if any, in the fair market value of the relevant Class B Unit, Class L Unit or Common Profits Unit (as applicable) as compared to the fair market value of a Junior Unit having a Distribution Threshold equal to zero. In determining the fair market value of a Unit for purposes of the preceding sentence, such value shall be determined based upon the amount each Unit would receive if the Company sold its assets for their fair market value as a going concern, paid its liabilities and distributed the proceeds in accordance with Section 4.7; provided that, the number of shares of Common Stock to be received by any Member with respect to its Junior Units shall be reduced by a number of shares of Common Stock with a value (based on the fair market value of such Common Stock as of the conversion date as determined in good faith by the Board) equal to the Outstanding Tax Distributions paid to such Member with respect to such Junior Units; provided further that, at the option of any such Member, such Member may (in lieu of having any such Outstanding Tax Distributions reduce its entitlement to shares of Common Stock pursuant to the immediately preceding proviso) repay in cash the aggregate amount of such Outstanding Tax Distributions previously paid to such Member by the Company pursuant to Section 4.5 plus an amount, as determined in good faith by the Board, of cash interest accruing at a rate of five percent (5%) per annum from the date of each such Outstanding Tax Distribution through the date of such conversion.

9.4 Termination of Agreement; Continuation of Specified Terms. Upon reorganization or conversion to corporate form pursuant to this Article IX, the rights and obligations of the Members under this Agreement shall terminate, except that the VMD Corporation shall cause its Organizational Documents and other governing documents to contain and shall enter into an agreement with the Founders and Walgreens (and the Founders and Walgreens shall enter into such agreement with the VMD Corporation) which shall apply, mutatis mutandis, all of the provisions of this Agreement to the VMD Corporation (except to the extent that the terms or provisions of such agreements are made expressly inapplicable following a Qualified IPO), with such revisions that are necessary for the corporate form. Following a Qualified IPO, (i) the provisions of this Agreement shall not be applicable to the VMD Corporation except for the definition of “Class B Common Stock,” Section 3.4, Section 3.5, Section 4.8, Article V (other than Sections 5.1(d) and (k)), Section 6.7, Section 6.8, Section 6.9, Section 7.6, Section 7.7, Section 7.8, Section 7.9, Section 7.12, Section 8.8, Section 11.3, Section 12.5 and Section 12.18(c) (and included definitions) (collectively, the “Surviving Sections”) and (ii) the Members agree that all actions shall be taken so that such Surviving Sections of this Agreement shall survive any reorganization or conversion pursuant to Article IX and shall be enforceable by VMD Corporation with respect to any shares of Common Stock held by Members following such any reorganization or conversion pursuant to Article IX. In connection with any such reorganization or conversion, VMD Corporation and the Founders and Walgreens shall enter into a stockholders’ agreement providing for such terms and conditions as are necessary for the Surviving Sections to continue to apply to VMD Corporation and the Founders and Walgreens, including, but not limited to, an agreement to vote all shares of capital stock held by the

Founders and Walgreens to elect the board of directors of VMD Corporation in accordance with Section 5.1(c), subject to such conforming changes as deemed necessary in order to account for the conversion to corporate form. To the extent that a Member does not take any actions when requested by the IPO Committee or, if the IPO Committee is not authorized to act, by the Board with Special Board Approval, in accordance with this Section 9.4, and such Member has breached such Member’s material obligations under this Agreement, each such Member hereby constitutes and appoints the IPO Committee or, if the IPO Committee is not authorized to act, by the Board with Special Board Approval, as such Member’s true and lawful attorney-in-fact and authorizes such attorney-in-fact to execute on behalf of such Member any and all documents and instruments which such attorney-in-fact deems necessary and appropriate in connection with effectuating this Section 9.4. The foregoing power of attorney is irrevocable and is coupled with an interest.

9.5 Additional Rights of Blocker. Notwithstanding anything contained in this Article IX to the contrary, the Company and the Members covenant and agree that, if requested by the Oak Blocker, Kinnevik Blocker, a Summit Blocker and/or Town Hall Ventures Blocker, they shall cause the Corporate Conversion to be structured (i) in such a manner so as to enable the holders of Blocker Equities to receive (in the aggregate), in exchange for the proportional amount of such securities of such Blocker, directly the number and class of securities of shares of stock of VMD Corporation that such Blocker would otherwise be entitled to receive pursuant to this Article IX in the absence of such request by such Blocker, (ii) in such a manner so as to afford such holders of the Blocker Equities of such Blocker with the same rights, preferences, privileges and benefits of restrictions that were afforded to such Blocker under this Agreement immediately prior to the Corporate Conversion, and (iii) in a tax-efficient a manner for the holders of such Blocker Equities (whether by reorganization, merger of such Blocker into the Company, VMD Corporation or successor corporation, an exchange of Units or otherwise); provided, however, in no event shall any Member or the Company be liable or otherwise responsible for any taxes that would not have been incurred in lieu of the Corporate Conversion, if any, borne by such Blocker or the holders of securities of such Blocker.

9.6 Cash Payments. In the event that any Member elects to make a cash repayment pursuant to Sections 9.2(a), 9.2(b), 9.3(b)(i), or 9.3(b)(ii), the Company and each Member electing to make such repayment shall cooperate in good faith in determining the calculation, timing, and tax treatment of such repayment.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

10.1 Events of Dissolution. Subject to Section 7.6, the Company shall be dissolved upon the occurrence of any of the following events:

(a) the written agreement of each of (A) the Company, (B) a Majority-in-Interest, and (C) a Preferred Majority Interest;

(b) an event which makes it unlawful for the Company to carry on its business or upon the entry of a decree of judicial dissolution under the Act or by a court of competent jurisdiction; or

(c) the occurrence of any other event that results in the dissolution of the Company under the Act.

10.2 Procedure for Winding Up and Dissolution.

(a) If the Company is dissolved, the Board shall wind up its affairs. On the winding up of the affairs of the Company, the assets of the Company shall be distributed in the following order of priority:

(i) first, (A) to pay the costs and expenses of the winding up, liquidation and termination of the Company, (B) to creditors of the Company, including any liabilities and obligations payable to the Members or Affiliates of the Members and (C) to establish reserves determined by the Board to be reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; and

(ii) second, to the Members in accordance with Section 4.7.

Notwithstanding the foregoing, prior to any assets of the Company being distributed to a Member, such Member agrees to take any necessary or appropriate action as may be requested by the Board in its sole discretion in furtherance of the winding up the Company’s affairs, including, but not limited to, the execution and delivery of any agreements, certificates, instruments and other documents requested by the Board.

(b) The provisions of this Agreement shall remain in full force and effect during the period of winding up and shall terminate upon the filing of the certificate of cancellation pursuant to Section 10.3 below.

(c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company and the deficit balance in such Member’s Capital Account shall not be considered an asset of the Company or as a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

10.3 Cancellation of Certificate. On completion of the winding up of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary, cancel any other filings made pursuant to Section 2.1 and take such other actions as may be necessary to terminate the Company.

10.4 No Action for Dissolution. The Unit Holders acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Unit Holder should bring an action in court to dissolve the Company. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the interests of all Unit Holders. Accordingly, each Unit Holder hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

ARTICLE XI

BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

11.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Board shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

11.2 Books and Records.

(a) The Board shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, a copy of the Certificate of Formation and this Agreement and all amendments to the Certificate of Formation and this Agreement, a current list of the names and last known business, residence, or mailing addresses of all Members, and the Company’s Federal, state or local tax returns.

(b) The books and records shall be kept on the cash or accrual method of accounting, as determined from time to time by the Board, and shall be maintained in accordance with sound accounting practices.

(c) All matters concerning (i) the determination of the relative amount of allocations and distributions among the Members pursuant to Article IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board, whose determination shall be final and conclusive as to all of the Members absent manifest error.

11.3 Annual Accounting Period. For so long as WBA has a good faith belief based on the advice of a national accounting firm that it will be able to consolidate the Company or VMD Corporation, respectively, for purposes of WBA’s consolidated financial statements, the annual accounting period of the Company shall end on August 31 (or, if ever different, on the date on which the annual accounting period of Walgreens Parent ends). For so long as WBA has a good faith belief based on the advice of a national accounting firm that it will be able to consolidate the Company or VMD Corporation, respectively, for purposes of WBA’s consolidated financial statements, if allowed pursuant to Treasury Regulations Section 1.706-1(b)(2)(i) and Code Section 706(b)(4)(B)), the Company’s taxable year shall end on August 31 (or, if ever different, on the date on which the annual accounting period of Walgreens Parent ends), subject to the requirements and limitations of the Code.

11.4 Reports. The Company will use its good faith efforts to, within one hundred eighty (180) days after the end of each taxable year of the Company, send to each Person who was a Member at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Member’s income tax returns for that year on a timely basis, including without limitation Schedule(s) K-1 for such year.

11.5 Tax Matters Partner; Tax Elections; Tax Returns.

(a) Timothy M. Barry will continue as the designated “Tax Matters Partner” (as defined in Code Section 6231 as in effect prior to the enactment of the Bipartisan Budget Act of 2015) for the Company for all taxable periods of the Company beginning on or before December 31, 2017 and Timothy M. Barry will continue as the “Partnership Representative” for the Company pursuant to Section 6221 through 6241 of the Code for taxable periods of the Company beginning after December 31, 2017, and ending on or prior to the Effective Date, subject to removal by Special Board Approval. Walgreens is hereby designated as the Partnership Representative for the Company for taxable periods of the Company ending after the Effective Date, subject to removal by the Board at any time that Walgreens and its Affiliates cease to constitute a Voting Majority. Each Member hereby approves of such designation and acknowledges and agrees that the Tax Matters Partner or the Partnership Representative, as applicable, is authorized to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Tax Matters Partner or Partnership Representative, as applicable, and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner or Partnership Representative, as applicable, with respect to the conduct of such proceedings. Subject to Special Board Approval with respect to any material tax deficiency, the Tax Matters Partner or Partnership Representative, as applicable, will have discretion to determine whether the Company (either in its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 4.8. Without limiting the generality of the foregoing, (i) the Partnership Representative shall be entitled to cause the Company to elect the application of Section 6226 of the Code with respect to any imputed underpayment or make any other decision or election, or take any action pursuant to Sections 6221 through 6235 and 6241 of the Code; provided that any election pursuant to Section 6226 of the Code and any other decision, election or action described in this clause (i) with respect to material taxes or that could reasonably be expect to result in a material effect on any Member’s tax liability shall be subject to Special Board Approval and, if such effect is materially disproportionate to any Notice Member, to the consent of such Notice Member (such consent not to be unreasonably withheld, conditioned or delayed), (ii) if any audit results in an imputed underpayment by the Company and the election pursuant to Section 6226(a) of the Code is made, each Member shall take the applicable adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related interest, penalty, addition to tax, or other additional amount, and (iii) each Member shall indemnify and hold harmless the Company for any losses it incurs in connection therewith consistent with Section 4.8. The Company shall reimburse the Tax Matters Partner or Partnership Representative, as applicable, for any and all reasonable out-of-pocket expenses (including legal and accounting fees) incurred by the Tax Matters Partner or Partnership Representative, as applicable (or any of their respective Affiliates) in connection with any tax matters related to the Company, including, without limitation, any matters related to the fulfillment of its duties under this Section 11.5(a). The provisions of this Section 11.5(a) shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Member for the period of time necessary to resolve with the U.S. Internal Revenue Service all federal income tax matters relating to the Company.

(b) If, as a result of a determination by any taxing authority or adjudicative body, there is any adjustment for purposes of any tax law to any items of income, gain, loss, deduction or credit of the Company for any taxable period, the Company shall use commercially reasonable efforts to cause the financial burden of any imputed underpayment and associated interest, adjustments to tax and penalties arising from a partnership-level adjustment that are imposed on the Company to be borne by the Members and former Members to whom such imputed underpayment relates as determined by the Tax Matters Partner or Partnership Representative, as applicable, after consulting with the Company’s accountants or other advisors, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics.

(c) The Company shall use commercially reasonable efforts, to the extent permitted by this Agreement, to elect the application of Section 6226 of the Code with respect to any imputed underpayment with respect to any taxable period ending on or before the date of issuance of the Class E Preferred Units and the Class F Preferred Units.

(d) The Tax Matters Partner or the Partnership Representative, as applicable, shall keep each of Kinnevik, Oak, Walgreens, Cigna, the Founders and any other Member who has a Fully Diluted Ownership Percentage of at least ten percent (10%) (each, a “Notice Member”) timely informed by written notice of the commencement of any material income tax audit, investigation, claim, controversy or other proceeding with respect to the Company (each, an “Audit”), as well as, upon request of a Notice Member, the material developments and status of any Audit, and shall notify each Notice Member, in writing, within ten (10) days of receiving a notice of final partnership adjustment (or equivalent under applicable laws) or a final decision of a court or IRS Appeals panel (or equivalent under applicable laws) with respect to any Audit. The Tax Matters Partner or the Partnership Representative, as applicable, shall promptly provide each Notice Member with copies of all material correspondence between the Company or the Tax Matters Partner or Partnership Representative and the IRS (or other applicable taxing authority or tribunal) in connection with such Audit. The obligations of the Tax Matters Partner or Partnership Representative to inform a Notice Member and provide copies of correspondence shall not extend to routine or minor events.

(e) The Tax Matters Partner or Partnership Representative, as applicable, may make any tax elections for the Company allowed under the Code, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company, subject to a Special Board Approval if such tax election is a material election. For taxable years or periods that end after the Effective Date, the Company shall provide to the Partnership Representative for review and approval (such approval not to be unreasonably withheld or delayed) drafts of all U.S. federal income and other material tax returns required to be filed by or with respect to the Company and its Subsidiaries, provided that, the Partnership Representative shall only have review and comment rights with respect to the timing of the disguised sale described in Section 5.5(c) of the Class D Purchase Agreement. Such tax returns shall be provided to the Partnership Representative as soon as practicable after the end of each such taxable year or period, and in any event within one hundred eighty (180) days after the end of such taxable year or period.

(f) From and after the date of this Agreement, the Company shall consult with the Partnership Representative, and the Partnership Representative shall have the right to review and approve (such approval not to be unreasonably withheld or delayed), the tax treatment and tax structure of any material acquisition or disposition of the businesses or assets of the Company or its Subsidiaries that has a purchase or sale price greater than $75 million (for purposes of this sentence the term “purchase or sale price” includes the fair market value of any property transferred, including equity interest in the Company, for such acquired or disposed of businesses or assets). The Company shall use commercially reasonably efforts to consult with Cigna and Walgreens in good faith prior to taking any action with respect to taxes that could reasonably be expected to adversely and disproportionately affect the holders of Class E-1 Preferred Units, Class E-2 Preferred Units, Class E-3 Preferred Units, Class E-4 Preferred Units, Class F-1 Preferred Units, Class F-2 Preferred Units, Class F-3 Preferred Units or the Class F-4 Preferred Units, as applicable, as compared with any other classes of equity, except to the extent such action is already contemplated under this Agreement or the Class E and Class F Purchase Agreement.

(g) The Company’s selection and engagement of tax or accounting firms or advisors shall be made in accordance with and subject to the Audit Committee’s approval, Public Company Accounting Oversight Board ethics and independence rules and standards and any applicable exchange rules and law.

(h) Each Member shall provide to the Company such forms, documentation and other information as the Partnership Representative may reasonably request in order for the Company to file tax returns and to comply with any tax information reporting obligations or tax withholding obligations of the Company. Without limiting the generality of the foregoing, unless otherwise provided by the Board, each Member shall, on or before the date that it becomes a Member, provide to the Company a complete and duly executed IRS Form W-9 evidencing its status as a United States person for U.S. federal income tax purposes.

(i) Notwithstanding anything herein to the contrary, (i) at the request of Cigna or Walgreens, the Company shall cooperate with Cigna or Walgreens, as applicable, to structure any payment of Unpaid Accruing Dividends in Dividend Equity upon an Initial Public Offering to Cigna or Walgreens, respectively, as an issuance of Common Units followed by a conversion or exchange of such Common Units for Common Stock pursuant to the Initial Public Offering, and (ii) for U.S. federal (and applicable state and local) income tax purposes, except to the extent otherwise required by a “final determination” (within the meaning of Section 1313(a) of the Code) or a change in applicable law, the Company shall not treat the Accruing Dividends as taxable to the holder or deductible by the Company unless and until such Accruing Dividends are actually paid in cash (including in connection with the winding up of the Company upon a Sale of the Company) or, except to the extent the payment of Accruing Dividends in Dividend Equity upon an Initial Public Offering is structured in accordance with clause (i) above, Common Stock.

11.6 Title to Company Property. All real and personal property acquired by the Company shall be acquired and held by the Company in its name.

ARTICLE XII

GENERAL PROVISIONS

12.1 Further Assurances. Each Member shall execute all such certificates and other documents and shall do such filing, recording, publishing and other acts as the Board deems reasonably necessary to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

12.2 Notifications. Except as otherwise provided in this Agreement, any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted hereunder must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, sent by facsimile or sent by recognized overnight delivery service. A notice must be addressed to a Member at the Member’s last known address (or facsimile number) on the records of the Company. A notice to the Company must be addressed to the Company at the Company’s principal office (or facsimile number). A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. A notice sent by facsimile will be deemed given on the next business day after the date of such delivery so long as a copy also is sent by other means permitted hereunder. A notice sent by recognized overnight delivery service will be deemed given when received or refused. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

12.3 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party to this Agreement who may be injured (in addition to any other rights and remedies that may be available to such Person under this Agreement, any other agreement or under any law) shall be entitled (without posting a bond or other security) to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

12.4 Amendment; Waivers.

(a) Except as otherwise set forth in this Agreement (including Sections 3.10 and 7.6 above and clause (b) below), neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, (whether by merger, conversion or otherwise) except by a written instrument signed by (i) the Company and (ii) a Majority-in-Interest. Notwithstanding the foregoing, the Board may unilaterally amend this agreement merely to update Exhibit A hereto, and each such amendment and/or termination shall not be otherwise subject to this Section 12.4.

(b) Except as otherwise expressly set forth herein, any such amendment, waiver or modification shall be binding on all Members, in each case, whether by merger, conversion or otherwise; provided, however, that:

(i) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against any individual Member relative to all other Members shall be binding on such Member without the written consent of such Member;

(ii) no amendment, modification or waiver of this Agreement shall be binding upon a Member without such Member’s consent if such amendment, modification or waiver (A) increases or extends (or would reasonably be expected to increase or extend) any financial obligation of such Member beyond that set forth herein (including by way of requiring loans by such Member to the Company); (B) increases the Capital Contributions required to be made by such Member beyond the Capital Contribution made by such Member on the date hereof; or (C) modifies the limited liability of such Member;

(iii) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class A Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders shall be binding on the Class A Preferred Unit Holders without the written consent of the Class A Preferred Majority Interest;

(iv) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class B Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders shall be binding on the Class B Preferred Unit Holders without the written consent of the Class B Preferred Majority Interest;

(v) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class C Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders shall be binding on the Class C Preferred Unit Holders without the written consent of the Class C Preferred Majority Interest;

(vi) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class D Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders shall be binding on the Class D Preferred Unit Holders without the written consent of Walgreens;

(vii) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class E-1 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class E-2 Preferred Unit Holders, shall be binding on the Class E-1 Preferred Unit Holders without the written consent of the Class E-1 Preferred Majority Interest;

(viii) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class E-2 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class E-1 Preferred Unit Holders, shall be binding on the Class E-2 Preferred Unit Holders without the written consent of the Class E-2 Preferred Majority Interest;

(ix) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class E-3 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders shall be binding on the Class E-3 Preferred Unit Holders without the written consent of the Class E-3 Preferred Majority Interest;

(x) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class F-1 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class F-2 Preferred Holders, Class F-3 Preferred Holders or Class F-4 Preferred Holders, shall be binding on the Class F-1 Preferred Unit Holders without the written consent of the Class F-1 Preferred Majority Interest;

(xi) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class F-2 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class F-1 Preferred Holders, the Class F-3 Preferred Holders or the Class F-4 Preferred Holders, shall be binding on the Class F-2 Preferred Unit Holders without the written consent of the Class F-2 Preferred Majority Interest;

(xii) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class F-3 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class F-1 Preferred Holders, shall be binding on the Class F-3 Preferred Unit Holders without the written consent of the Class F-3 Preferred Majority Interest;

(xiii) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class F-4 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class F-1 Preferred Holders, shall be binding on the Class F-4 Preferred Unit Holders without the written consent of the Class F-4 Preferred Majority Interest;

(xiv) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class G-1 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class G-2 Preferred Unit Holders, Class G-3 Preferred Unit Holders or Class G-4 Preferred Unit Holders, shall be binding on the Class G-1 Preferred Unit Holders without the written consent of the Class G-1 Preferred Majority Interest;

(xv) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class G-2 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class G-1 Preferred Unit Holders, the Class G-3 Preferred Unit Holders and the Class G-4 Preferred Unit Holders, shall be binding on the Class G-2 Preferred Unit Holders without the written consent of the Class G-2 Preferred Majority Interest;

(xvi) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class G-3 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class G-1 Preferred Unit Holders, the Class G-2 Preferred Unit Holders and the Class G-4 Preferred Unit Holders, shall be binding on the Class G-3 Preferred Unit Holders without the written consent of the Class G-3 Preferred Majority Interest;

(xvii) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Class G-4 Preferred Unit Holders as a class and in their capacities as such relative to all other Preferred Unit Holders, or relative to the Class G-1 Preferred Unit Holders, the Class G-2 Preferred Unit Holders and the Class G-3 Preferred Unit Holders, shall be binding on the Class G-4 Preferred Unit Holders without the written consent of the Class G-4 Preferred Majority Interest;

(xviii) Section 3.10, (to the extent related to Oak), 8.4(d) (to the extent related to Oak or Oak Blocker), 8.6(c) (to the extent related to Oak or Oak Blocker), 8.9, 8.10 (to the extent related to Oak or Oak Blocker), 9.5, 11.5(c) or 12.5 or any other section of this Agreement which specifically references Oak or Oak Blocker (including this clause (xviii) of Section 12.4(b) (or any defined term used in such sections)) may not be amended or waived without the prior written consent of Oak, provided that, notwithstanding the foregoing, Oak’s consent shall not be required for any such amendment that is made solely to add additional blocker entities;

(xix) Section 3.10 (to the extent related to Kinnevik or Kinnevik Blocker), 5.1(c)(i) (to the extent related to Kinnevik or Kinnevik Blocker), 8.4(d) (to the extent related to Kinnevik or Kinnevik Blocker), 8.6(c) (to the extent related to Kinnevik or Kinnevik Blocker), 8.9, 8.10 (to the extent related to Kinnevik or Kinnevik Blocker), 9.5, 11.5(c), 12.5 or any other section of this Agreement which specifically references Kinnevik or Kinnevik Blocker (including this clause (xix) of Section 12.4(b) (or any defined term used in such sections)) may not be amended or waived without the prior written consent of Kinnevik; provided that, notwithstanding the foregoing, Kinnevik’s consent shall not be required for any such amendment that is made solely to add additional blocker entities;

(xx) Section 3.10 (to the extent related to Town Hall Ventures or Town Hall Ventures Blocker), 8.4(d) (to the extent related to Town Hall Ventures or Town Hall Ventures Blocker), 8.6(c) (to the extent related to Town Hall Ventures or Town Hall Ventures Blocker), 8.9, 8.10 (to the extent related to Town Hall Ventures or Town Hall Ventures Blocker) or 9.5 or any other section of this Agreement which specifically references Town Hall Ventures or Town Hall Ventures Blocker (including this clause (xx) of Section 12.4(b) (or any defined term used in such sections)) may not be amended or waived without the prior written consent of Town Hall Ventures provided that, notwithstanding the foregoing, Town Hall Ventures’ consent shall not be required for any such amendment that is made solely to add additional blocker entities;

(xxi) Section 3.10 (to the extent related to the Summit Blockers), 8.4(d) (to the extent related to the Summit Blockers), 8.6(c) (to the extent related to the Summit Blockers), 8.9, 8.10 (to the extent related to the Summit Blockers) or 9.5 or any other section of this Agreement which specifically references Summit Blockers or Summit Blocker Equities (including this clause (xxii) of Section 12.4(b) (or any defined term used in such sections)) may not be amended or waived (whether by merger, conversion or otherwise) without the prior written consent of each Summit Blocker provided that, notwithstanding the foregoing, the Summit Blockers’ consent shall not be required for any such amendment that is made solely to add additional blocker entities;

(xxii) The definition of “Class E-3 Restricted Holder”, Section 8.3(f), Section 8.4(b), Section 8.11(d)(viii) and Section 12.8 and Section 11.5(d) (in each case, to the extent related to the Summit Class A Members) and this Section 12.4(b)(xxii) may not be amended or waived (whether by merger, conversion or otherwise) without the prior written consent of holders of a majority in interest of the Summit Class A Members

(xxiii) Sections 3.2(c) (to the extent related to Class C Preferred Units or Class D Preferred Units), 3.3(e), 3.4, 3.5, 5.1(c)(ii), 5.1(e)(ii), 5.1(e)(ii), 5.1(i), 5.1(r), 5.1(s) (to the extent related to Walgreens), 6.8, 6.9, 7.6, 7.7, 7.8, 7.9, 7.12, 8.3(d) (to the extent related to Walgreens), 9.4, 11.3, 11.5(c), 12.5, 12.18(c) or any other section of this Agreement which specifically references Walgreens (including this clause (xxxi) of Section 12.4(b) (or any defined term used in such sections)), the definitions of “Class C-1 Original Issue Price,” “Class C-2 Original Issue Price”, “Class C-3 Original Issue Price,” and “Class D Original Issue Price”, and Article IX (to the extent such amendment or waiver would permit the reorganization into the VMD Corporation to occur other than immediately prior to the effectiveness of a registration statement under the Securities Act in connection with the listing of the shares of common stock of VMD Corporation on a National Securities Exchange other in connection with a Qualified IPO or otherwise be disproportionately adverse to Walgreens), may not be amended or waived without the prior written consent of Walgreens; provided that, notwithstanding the foregoing, Walgreens’ consent shall not be required for any such amendment that is made solely to add additional blocker entities; provided further that, notwithstanding the foregoing, Walgreens’ consent shall not be required for any such amendment or waiver of Sections 6.8 or 6.9 if such amendment or waiver would not adversely affect Walgreens’ rights under such section;

(xxiv) Clause (iii) of Section 12.4(b), the last sentence of Section 8.4(b) (to the extent related to the Class A Preferred Unit Holders) or this clause (xxix) of Section 12.4(b) (or any defined term used in such sections) may not be amended or waived without the prior written consent of a Class A Preferred Majority Interest;

(xxv) Clause (iv) of Section 12.4(b), the last sentence of Section 8.4(b) (to the extent related to the Class B Preferred Unit Holders) or this clause (xxv) of Section 12.4(b) (or any defined term used in such sections) may not be amended or waived without the prior written consent of a Class B Preferred Majority Interest;

(xxvi) the last sentence of Section 8.4(b) (to the extent related to the Class C Preferred Unit Holders), clause (v) of Section 12.4(b) or this clause (xxvi) of Section 12.4(b) (or any defined term used in such sections) may not be amended or waived without the prior written consent of a Class C Preferred Majority Interest;

(xxvii) the last sentence of Section 8.4(b) (to the extent related to the Class D Preferred Unit Holders), clause (vi) of Section 12.4(b) or this clause (xxvii) of Section 12.4(b) (or any defined term used in such sections) may not be amended or waived without the prior written consent of Walgreens;

(xxviii) Section 3.9, or 7.12, or this clause (xxviii) of Section 12.4(b) (or any defined term used in such sections) may not be amended or waived without the prior written consent of Preferred Majority Interest;

(xxix) Section 4.5-4.7, 6.7(e), 6.7(f), 6.8, 7.2, 8.3-8.6, 10.1, 10.2 or 11.5 or Article IX (or any defined term used in such sections or article) may not be amended or waived without the prior written consent of a Preferred Majority Interest unless such amendment or waiver is adopted pursuant to Section 12.4(a) to the extent reasonably necessary to make any purchasers of any new class of Units or other equity securities issued in one or more transactions after the Effective Date, as approved by the Board, parties hereto as Members and to include in this Agreement such Units or other securities so issued and purchased and any rights, preferences and privileges afforded to the holders of such Units or other securities;

(xxx) Neither Section 6.8 nor 6.9 may be amended or waived without the prior consent of Anthem if such amendment or waiver adversely affects Anthem’s rights under such section;

(xxxi) Section 3.3 may not be amended or waived without Special Board Approval;

(xxxii) no amendment, waiver or modification of this Agreement which specifically and disproportionately discriminates (or has the substantial effect of specifically and disproportionately discriminating) against the Founders as a group relative to all other Members shall be binding on the Founders without the written consent of the Appointing Founders;

(xxxiii) no amendment, waiver or modification of this agreement that amends or waives (or has the effect of amending or waiving), (whether by merger, conversion or otherwise) of the following sections of this Agreement may be made without the prior written consent of Cigna: (x) any section of this Agreement which specifically references Cigna (including this clause (xxxiv) of Section 12.4(b) and Section 7.11 (or any defined term used in such sections)), Section 12.5 (provided that additional parties may be added to Section 12.5 without Cigna’s consent), (y) Sections 3.4, 3.5, 3.14, 6.8, 6.9, 8.3(f), but only if such amendment, waiver of modification would adversely affect Cigna’s rights under such section, or (z) any of Sections 3.2(c), 3.3, 3.9, 4.6, 4.7, 8.4(a), 8.4(b), or Article IX (to the extent such amendment or waiver would permit the reorganization into the VMD Corporation to occur other than immediately prior to the effectiveness of a registration statement under the Securities Act in connection with the listing of the shares of common stock of VMD Corporation on a National Securities Exchange other in connection with a Qualified IPO or otherwise be disproportionately adverse to Cigna), but only if such amendment, waiver of modification would adversely affect Cigna’s rights under such section; provided, however, that amendments to the sections set forth in this clause (z) effected solely to add additional classes of Units shall not be deemed adverse to Cigna so long as neither Cigna, nor the rights of the Units held by Cigna, are specifically and disproportionately discriminated against; and

(xxxiv) Section 7.12 and this clause (xxxiv) may not be amended or waived without the prior written consent of the Voting Majority.

12.5 Indemnification.

(a) Right to Indemnification. Subject to the limitations and conditions as provided in this Section 12.5, each Member, Director and/or Officer, the Tax Matters Partner and the Partnership Representative (a “Covered Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person is or was a Covered Person, was a party in an individual capacity to any document by which any of the transactions to which the Company and/or its Subsidiaries were a party were effected, or while a Covered Person is or was serving at the request of the Company as a member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company against all costs, fees and expenses, including reasonable attorneys’ costs and fees, the costs and expenses of investigation, and judgments and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such Covered Person’s actions or omissions did not constitute fraud, bad faith, gross negligence or willful misconduct.

(b) Advance Payment. The right to indemnification conferred in this Section 12.5 shall include the right to be paid or reimbursed by the Company the reasonable costs, fees and expenses incurred by a Covered Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Covered Person’s ultimate entitlement to indemnification; provided, however, that the payment of such costs, fees and expenses incurred by any such Covered Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Covered Person of such Covered Person’s good faith belief that he has met the standard of conduct necessary for indemnification under this Section 12.5 and a written undertaking, by or on behalf of such Covered Person, to promptly repay all amounts so advanced if it shall ultimately be determined that such indemnified Covered Person is not entitled to be indemnified under this Section 12.5 or otherwise.

(c) Exculpation. No Covered Person shall be liable to the Company or any of its Subsidiaries or any other Covered Person for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her, or its capacity as a Covered Person, so long as such action or omission does not constitute fraud, bad faith, gross negligence or willful misconduct by such Covered Person. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and its Subsidiaries and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets, liabilities, income or losses of the Company and its Subsidiaries or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Director; (ii) one or more Officers or employees of the Company and its Subsidiaries; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in the Act.

(d) Primary Obligation. The Company acknowledges and agrees that while under certain circumstances an individual who is entitled to indemnification of advancement under this Section 12.5 may be entitled to indemnification and expense advancement and/or reimbursement from Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates in connection with claims made against such individual, the obligations of the Company hereunder with respect to any claim are primary to any obligations of Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates as the case may be, with respect thereto and such individual will not be obligated to seek indemnification from or expense advancements or reimbursement by Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates, as applicable, with respect to any claim. In addition, (i) the Company, on behalf of itself and any insurers providing liability insurance, hereby waives any rights of contribution or subrogation or any other right from or against Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates and every insurer providing liability insurance to Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates and/or such individual with respect to any claim, and (ii) the Company acknowledges and agrees that if Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates provides indemnification, expense advancement, expense reimbursement or otherwise to an individual with respect to any liabilities, Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates, as the case may be, shall be subrogated to the extent of such payment to all rights of recovery of such individual under this Agreement or the Certificate of Formation, as applicable. Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates is an intended third party beneficiary of this Agreement and the Company agrees to take such further action as may be requested by an individual or Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates to effectuate the contractual arrangement between the Company and the individual and Oak and/or its Affiliates, Kinnevik and/or its Affiliates, Cigna and/or its Affiliates or Walgreens and/or its Affiliates as set forth herein.

(e) Indemnification of Employees and Agents. In the discretion of the Board, the Company may indemnify and advance costs, fees and expenses to any employee or agent of the Company and its Subsidiaries to the same extent and subject to the same conditions under which it must indemnify and advance expenses to Covered Persons under Section 12.5(a) and (b).

(f) Certain Procedures. Notwithstanding the foregoing provisions of this Section 12.5:

(i) No advance shall be made by the Company to an Officer who is also an employee of the Company or a Subsidiary in any Proceeding if a determination is reasonably and promptly made by the Board, that the facts known to the decision-making party at the time such determination is made demonstrate by a preponderance of the evidence that such Person acted in bad faith or in a manner that such Person did not believe to be in or not opposed to the best interests of the Company.

(ii) The Company shall have the right to (A) offset against any advancement to an Officer who is also an employee of the Company an amount equal to the amount reasonably claimed by the Company or its Subsidiaries in any claims or counter-claims asserted or reasonably expected to be asserted by the Company or its Subsidiaries against such Officer and/or (B) reasonably require the posting of a bond or security interest to secure all or a portion of the repayment of the advancement to such Officer.

(iii) The Company shall have the right to require detailed itemization of expenses incurred on behalf of such Officer, with such expenses presented separately from expenses which are not entitled to advancement hereunder, and with adequate supporting documentation.

(g) Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Section 12.5, no Person shall be entitled to indemnification under this Section 12.5 if any such indemnification shall be determined by a court of competent jurisdiction in a final, non-appealable ruling to be contrary to applicable law or if it is determined by a court of competent jurisdiction in a final, non-appealable ruling that such Covered Person is not entitled to indemnification because such Covered Person’s actions or omissions constituted fraud, bad faith, gross negligence or willful misconduct.

(h) Saving Clause. If this Section 12.5 or any portion hereof or any portion hereof shall be invalidated on any ground by an arbitration panel or a court of competent jurisdiction in a final, non-appealable ruling, then the Company shall nevertheless indemnify and hold harmless each Covered Person as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 12.5 that shall not have been invalidated and to the fullest extent permitted by applicable law.

12.6 Exercise of Contractual Rights. The Company, its Members and the holders of Unit Equivalents recognize, acknowledge and agree that each of the Members has substantial financial interests in the Company to preserve and that the exercise by them of any of their respective rights under this Agreement or any of other agreements contemplated hereby shall not, per se, be deemed to constitute a lack of good faith, a breach of fiduciary duties or unfair dealing.

12.7 Submission to Jurisdiction.

(a) Submission to Jurisdiction. EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12.2. NOTHING IN THIS SECTION 12.7, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.7(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.8 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBIT HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

12.9 Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that such Member has actual notice of (a) all of the provisions hereof (including the restrictions on Transfer set forth herein), and (b) all of the provisions of the Certificate of Formation of the Company.

12.10 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

12.11 Severability. Each provision hereof shall be considered separable. The invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity, legality or enforceability of the remainder hereof in such jurisdiction or the validity, legality or enforceability hereof, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. If, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair or affect the other provisions herein.

12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission (including electronic mail, pdf or any electronic signature complying with the U.S. federal Electronic Signatures in Global and National Commerce Act of 2000, e.g., www.docusign.com), shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.13 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the non-prevailing party in addition to any other available remedy.

12.14 Successors and Assigns; Beneficiaries. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Members, the Directors, and the holders of Unit Equivalents and their respect successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Member and holder of Unit Equivalents shall hold such interest subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Member or holder of a Unit Equivalent, or any creditor of the Company other than a Member or holder of a Unit Equivalent who is such a creditor of the Company but only in its capacity as a Member or a holder of a Unit Equivalent.

12.15 Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Operating Agreement. Upon the execution and delivery of this Agreement by the Company and the Members required by Section 12.4 of the Prior Operating Agreement, the Prior Operating Agreement automatically shall terminate and be of no further force and effect and shall be amended and restated in its entirety as set forth in this Agreement.

12.16 Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including e-mail of a “pdf” signature), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission (including e-mail of a “pdf” signature) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission (including e-mail of a “pdf” signature) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

12.17 Fiduciary Duties. Except as otherwise contemplated by Section 6.8, each Director shall have the duties (including fiduciary duties) that the directors of a Delaware corporation have to a corporation under Delaware General Corporation Law.

12.18 Appointment of Board as Attorney-in-Fact.

(a) Each Member (including any substituted Member) hereby irrevocably constitutes, appoints and empowers the Board and those Persons the Board may duly authorize for such purposes, as its true and lawful attorneys-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to carrying out the following:

(i) any and all amendments to this Agreement that may be permitted or required by this Agreement or the Act, including, without limitation, amendments required to effect the admission of additional Members or substituted Members pursuant to and as permitted by this Agreement or to revoke any admission of a Member which is prohibited by this Agreement;

(ii) any and all amendments to the Investors’ Rights Agreement that may be permitted or required by this Investors’ Rights Agreement, including without limitation, amendments required to join additional parties pursuant to and as permitted by the Investor’s Rights Agreement;

(iii) any business certificate, certificate of formation, amendment thereto, or other instrument or document of any kind necessary to accomplish the business of the Company;

(iv) all conveyances and other instruments or documents that the Board deems appropriate or necessary to effectuate or reflect the dissolution, termination and liquidation of the Company pursuant to the terms of this Agreement; and

(v) all other instruments that may be required or permitted by law to be filed on behalf of the Company and that are not inconsistent with this Agreement. The Board shall not take action as attorney-in-fact for any Member which would in any way increase the liability of the Member beyond the liability expressly set forth in this Agreement or which would diminish the substantive rights of such Member.

(b) Each Member authorizes such attorneys-in-fact to take any further action which such attorneys-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorneys-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as such Member might or could do if personally present, and hereby ratifying and confirming all that such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by each member of the Board and its duly authorized officers, agents, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement shall be relying upon the power of the Board and such officers, managers, agents, successors and assigns to act as contemplated by this Agreement in such filing and other action by it on behalf of the Company. The foregoing power of attorney shall survive the assignment by any Member of the whole or any part of its rights and obligations hereunder. The foregoing power of attorney may be exercised by such attorneys-in-fact by listing all of the Members executing any agreement, certificate, instrument or document with the signatures of such attorneys-in-fact acting as attorneys-in-fact for all of them.

(c) Subject to and effective upon a Specified Walgreens Change in Control, upon the election of the Appointing Founders, Walgreens hereby appoints and empowers the Board and its duly authorized officers, managers, agents, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorneys-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to vote any Common Units and/or Preferred Units then held by Walgreens or its Affiliates in excess of thirty percent (30%) of the total voting power of the Company or the VMD Corporation, as applicable (such excess Units, comprising of Common Units and Preferred Units in the same ratio as all such Units then held by Walgreens, the “Walgreens Excess Units”), and provide written consent or any other consent, waiver or acknowledgment under this Agreement or provide written consent to amend the Investors’ Rights Agreement in connection with a bona fide financing (to the extent necessary to reflect new classes of Units under the terms thereof or add new Unit Holders as parties thereto) with respect to any Walgreens Excess Units then held by Walgreens in a manner consistent with a majority of the other Common Units and/or Preferred Units, respectively (not taking into account any other Units then held by Walgreens); provided that if Walgreens is the only holder of any class of Units included in the Walgreens Excess Units, then the Walgreens Excess Units of such class shall be voted in a manner consistent with a majority of all the other voting Units; provided, further, that the rights granted pursuant to this Section 12.18(c) shall not pertain to any voting, consent, waiver, acknowledgment or other action (i) under Sections 12.4(b)(i), (ii) and (x) or (ii) that requires, causes or results in (A) the registration, Transfer, subscription or acquisition of any Units (for the avoidance of doubt, including with respect to Sections 3.3, 8.3, 8.5 and 8.6) other than in connection with an Initial Public Offering or a Sale of the Company, (B) the increase or extension of any financial obligation or Capital Contributions of Walgreens beyond those set forth herein or (C) the modification of the limited liability of Walgreens, in each case without the prior written consent of Walgreens.

(d) No Class E-3 Preferred Unit Holder, in his, her or its capacity as such, will have the right or power to veto, vote for or against, amend, modify or delay an Initial Public Offering. In furtherance of the foregoing, each Class E-3 Preferred Unit Holder other than a Summit Class A Member, hereby makes, constitutes and appoints the Class E-3 Preferred Unit Representative, as its true and lawful attorneys-in-fact, with full power of substitution and resubstitution, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to carrying out the purposes of this Section 12.8(d). This proxy granted pursuant to this Section 12.8(d) is a special proxy coupled with an interest and is irrevocable.

(e) Each Class E-3 Preferred Unit Holder, other than a Summit Class A Member, irrevocably constitutes and appoints the Class E-3 Preferred Unit Representative, with full power of substitution and resubstitution, as its true and lawful attorney in fact and agent with full power and authority in its name, place and stead to execute, acknowledge, verify, deliver, swear to, file and record at the appropriate public offices such documents as the Class E-3 Preferred Unit Representative deems necessary or appropriate to carry out the provisions of this Agreement or otherwise continue the valid existence and affairs of the Company, including (i) all amendments to this Agreement or the Investors’ Rights Agreement, adopted in accordance with the terms hereof and thereof, and all other instruments that the Class E-3 Preferred Unit Representative deems necessary or appropriate to reflect or give effect to such amendments, and (ii) all agreements and other instruments that the Class E-3 Preferred Unit Representative deems necessary or appropriate to reflect or give effect to the provisions of Section 8.4 (to the extent such Class E-3 Preferred Unit Holder fails to comply with its obligations thereunder) and Section 8.6. The appointment by all Class E-3 Preferred Unit Holders (other than the Summit Class A Members) of the Class E-3 Preferred Unit Representative as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Class E-3 Preferred Unit Holders under this Agreement will be relying upon the power of the Class E-3 Preferred Unit Representative to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the incapacity of any Person hereby giving such power, and the transfer or assignment of all or any portion of the Units held by such Person, and shall not be affected by the subsequent incapacity of such Person; provided that in the event of the assignment by a Class E-3 Preferred Unit Holder of all of its Units, the foregoing power of attorney of an assignor Class E-3 Preferred Unit Holder shall survive such assignment; and provided further that if such assignee is admitted as a Class E-3 Preferred Unit Holder pursuant to this Agreement, the foregoing power of attorney shall survive with respect to the transferring Class E-3 Preferred Unit Holder only to the extent of, and for the purpose of, enabling the Class E-3 Preferred Unit Representative to execute, acknowledge, swear to and file any instruments necessary to effect the substitution of the assignee as a Class E-3 Preferred Unit Holder. This power of attorney may be exercised by such attorney-in-fact for all Class E-3 Preferred Unit Holder (or any of them), other than the Summit Class A Members, by a single signature of the Class E-3 Preferred Unit Representative acting as attorney-in-fact with or without listing all of the Class E-3 Preferred Unit Holders executing an instrument. Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument referred to above, executed by any holder of this power of attorney, is authorized, legal, valid and binding, without further inquiry. If required, each Class E-3 Preferred Unit Holder, other than the Summit Class A Member, shall execute and deliver to the Class E-3 Preferred Unit Representative within ten (10) calendar days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as the Class E-3 Preferred Unit Representative shall reasonably deem necessary for the purposes hereof.

*    *    *    * *

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

COMPANY:

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC

By:
Name:	Timothy Barry
Title:	Chief Executive Officer

[Signature Page to Eighth Amended and Restated Limited Liability Company Agreement]

MEMBERS: